Exhibit 2.1

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

MONARCH TOWERS ACQUISITION, LLC,

SBA COMMUNICATIONS CORPORATION,

MOBILITIE INVESTMENTS, LLC,

MOBILITIE INVESTMENTS II, LLC,

MPGJ-I, LLC,

MPGJ-II, LLC,

MPMA-I, LLC,

and

THE SELLERS NAMED HEREIN

Dated as of February 18, 2012

i

5.9	Legal Proceedings and Orders	44
5.10	Contracts	44
5.11	Condemnation	52
5.12	Tax Matters	52
5.13	Intellectual Property	53
5.14	No Employees	54
5.15	Environmental Compliance and Disclosure	54
5.16	Affiliate Transactions	56
5.17	Brokers	56
5.18	Insurance	56
5.19	Real Property	56
5.20	Title; Ownership and Related Matters	57
5.21	Utilities and Access	58
5.22	Tower Cash Flow	58
5.23	Defects	58
5.24	Documents	59
5.25	Exclusivity of Representations	59

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	60
6.1	Organization and Good Standing	60
6.2	Due Authorization	60
6.3	No Conflicts or Consents	60
6.4	Capitalization	61
6.5	Brokers	61
6.6	Purchase for Investment	61
6.7	Sufficient Funds	62
6.8	Permits; Compliance with Laws	62
6.9	Legal Proceedings and Orders	62
6.10	Independent Investigation	62
6.11	Validity of Shares; Listing	63
6.12	Reports and Financial Statements	63
6.13	Status under the Securities Act	65
6.14	Private Placement	65
6.15	Listing and Maintenance Requirements	65

ARTICLE VII	COVENANTS AND AGREEMENTS	65
7.1	Conduct of Business	65
7.2	Confidentiality; Non-Solicitation	68
7.3	Expenses	69
7.4	Publicity	69
7.5	Consents	70
7.6	Access to Information and Cooperation	72
7.7	Preparation of Financial Statements.	73
7.8	Waiver of Conflicts Regarding Representation	75
7.9	Post-Closing Preservation of Records; Access to Information; Confidentiality	75

7.10	Restructuring	76
7.11	Retained Management Assets; Trademarks; Name Change	76
7.12	Certain Tax Matters	77
7.13	Affiliate Transactions	79
7.14	Automatic Shelf Registration Statement; Effectiveness of Registration Statement	79
7.15	Prospectus Supplement; Marketed Secondary Offering	80
7.16	Non-Competition	86
7.17	Non-Solicitation	89
7.18	Notification of Certain Matters	89
7.19	Completion of Incomplete Towers	89
7.20	Construction Liabilities	90
7.21	Organizational Documents	90

ARTICLE VIII	CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE	90
8.1	Conditions of Buyer	90
8.2	Frustration of Closing Conditions	92

ARTICLE IX	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANIES AND SELLERS TO CLOSE	92
9.1	Conditions of Companies and Sellers	92
9.2	Frustration of Closing Conditions	93

ARTICLE X	INDEMNIFICATION	94
10.1	Survival	94
10.2	Indemnification by Sellers; Indemnification by the Companies; Indemnification by Buyer	94
10.3	Limitations on Indemnification	98
10.4	Indemnification Claim Process	100
10.5	Indemnification Procedures for Non-Third Party Claims	101
10.6	Exclusive Remedy; Escrow Account	101
10.7	Tax Treatment of Indemnity Payments	102
10.8	Subrogation	102

ARTICLE XI	TERMINATION OF AGREEMENT	102
11.1	Termination	102
11.2	Survival After Termination	104

ARTICLE XII	MISCELLANEOUS	105
12.1	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	105
12.2	Notices	105
12.3	Entire Agreement	107
12.4	Independent Investigation	108
12.5	Waivers and Amendments	108
12.6	Governing Law; Jurisdiction	108
12.7	Release	108

12.8	Remedies	109
12.9	Specific Performance	109
12.10	Binding Effect; Assignment	110
12.11	Interpretation	110
12.12	Severability of Provisions	110
12.13	No Personal Liability	110
12.14	No Third Party Beneficiaries	110
12.15	Action by the Sellers	110
12.16	Parent Guarantee	111
12.17	Counterparts	111

Exhibits

Exhibit A – Form of Transferred Interests Assignment Agreement*

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Termination Agreement*

Exhibit D – Non-Competition Agreement*

Exhibit E – Form of Construction Management Agreement*

Exhibit F – Release*

Exhibit G – Legal Opinion of Greenberg Traurig, P.A.*

These exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the exhibits upon request by the U.S. Securities and Exchange Commission.

PURCHASE AND SALE AGREEMENT

Purchase and Sale Agreement (this “Agreement”), dated as of February 18, 2012, (the “Effective Date”) by and among Monarch Towers Acquisition, LLC, a Florida limited liability company (“Buyer”), SBA Communications Corporation, a Florida corporation (“Parent”), Mobilitie Investments, LLC, a Delaware limited liability company (“Mobilitie I”), Mobilitie Investments II, LLC, a Delaware limited liability company (“Mobilitie II”), MPGJ-I, LLC, a Delaware limited liability company (“MPGJ I”), MPMA-I, LLC, a Delaware limited liability company (“MPMA I”), MPGJ-II, LLC, a Delaware limited liability company (“MPGJ II,” and together with Mobilitie I, Mobilitie II, MPGJ I and MPMA I, each a “Company” and together the “Companies”), and each Person identified as a “Seller” on the signature pages hereto. Certain capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.1(a).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, Sellers are the beneficial and record owners of all of the membership interests of the Companies;

WHEREAS, prior to the date of this Agreement: (a) Mobilitie Holdings I, Mobilitie Partners I and Mobilitie LLC formed New Mobilitie Investments, LLC, a Delaware limited liability company (“New M1”); (b) Mobilitie Holdings II, Mobilitie Partners II and Mobilitie LLC formed New Mobilitie Investments II, LLC, a Delaware limited liability company (“New M2”); (c) Mobilitie I formed MPGJ I and MPMA I; and (d) Mobilitie II formed MPGJ II;

WHEREAS, prior to the date of this Agreement, the Companies and the Sellers have entered into a Restructuring Agreement in the form attached as Section G to the Company Disclosure Schedule (together with the definitive restructuring agreements to be executed at Closing pursuant thereto, the “Restructuring Agreement”);

WHEREAS, pursuant to the Restructuring Agreement, on the terms and subject to the conditions set forth in the Restructuring Agreement: the Companies and the Sellers have agreed to effect a series of internal restructuring transactions (the “Restructuring”) as described in the Restructuring Agreement such that prior to the Closing (a) Mobilitie I and Mobilitie II will be wholly owned by the Oaktree Sellers and own the assets listed on Section A-1 of the Company Disclosure Schedule free and clear of all Liens other than Permitted Liens; (b) (i) New M1 will be wholly owned by Mobilitie Partners I and Mobilitie LLC and (ii) New M2 will be wholly owned by Mobilitie Partners II and Mobilitie LLC; (c) MPGJ I and MPGJ II will be wholly owned by New M1 and New M2, respectively, and own the assets listed on Section A-2 of the Company Disclosure Schedule free and clear of all Liens other than Permitted Liens; and (d) MPMA I will be wholly owned by Orlin Properties, LLC, a Delaware limited liability company (“Orlin”) and own the assets listed on Section A-3 of the Company Disclosure Schedule free and clear of all Liens other than Permitted Liens, which, together with the assets listed on Sections A-1 and A-2 of the Company Disclosure Schedule constitute all of the assets owned by the Companies or otherwise used in the operation by the Companies of the Business of the Companies prior to the date hereof other than the Excluded Assets and the Retained Management Assets (the “Company Assets”);

WHEREAS, prior to the date of this Agreement, Mobilitie II has formed Partners Excluded Sub, LLC, a Delaware limited liability company (“Partners Excluded Sub”), for the purpose of engaging in the Contemplated Transactions and owns all of the membership interests in Partners Excluded Sub;

WHEREAS, prior to the Closing, Mobilitie II and Partners Excluded Sub will enter into the Contribution and Distribution Agreement in the form set forth on Section H of the Company Disclosure Schedule (the “Contribution and Distribution Agreement”), pursuant to which, immediately prior to the transactions contemplated by the Restructuring Agreement and on the terms and subject to the conditions set forth therein, (a) Mobilitie II will contribute to Partners Excluded Sub the assets listed on Section A-4 of the Company Disclosure Schedule and Partners Excluded Sub will agree to assume the liabilities set forth on Section A-4 of the Company Disclosure Schedule (the “Excluded Assets” or “Excluded Liabilities” as applicable) and (b) Mobilitie II shall distribute to New M2 all of the membership interests in Partners Excluded Sub in redemption of a portion of the membership interests held by Mobilitie Partners II in New M2;

WHEREAS, it is anticipated that prior to the Closing there will be certain of the Towers that will be Incomplete Towers, and to the extent that there are any Incomplete Towers, Buyer shall enter into the Construction Management Agreement with Mobilitie LLC pursuant to which Mobilitie LLC shall complete the construction of the Incomplete Towers at Sellers’ sole expense;

WHEREAS, on the date of this Agreement, and as a condition to the willingness of Parent and Buyer to enter into this Agreement, Gary Jabara and Mark Askelson have each executed a non-competition and non-solicitation agreement with Parent in the form attached to this Agreement as Exhibit D;

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the membership interests of Mobilitie I, Mobilitie II, MPGJ I, MPGJ II and MPMA I (the “Transferred Interests”), as applicable; and

WHEREAS, the membership interests in Partners Excluded Sub shall not be included in the Transferred Interests and shall be owned by Mobilitie Partners II on and after the Closing.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1(a):

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise; including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Anchor Tenant” means the initial Tenant on any Tower or at any DAS Network who pursuant to the terms of the Tower Lease or DAS Customer Agreement has the obligation to reimburse the applicable Company or Company Subsidiary that owns the Tower or DAS Network for expenses associated with the maintenance and operation of the Tower, Tower Site or DAS Network and has the right to receive a portion of the revenue from the collocation of another Tenant at the Tower, Tower Site or DAS Network.

“Ancillary Agreements” means the Restructuring Agreement, the Contribution and Distribution Agreement, the Transferred Interest Assignment Agreement, the Escrow Agreement, the Construction Management Agreement for the Incomplete Towers, the Termination Agreement, the Sellers Letter Agreement and the Non-Competition Agreements.

“Approved Block Trade” means a block sale of Parent Common Stock which is completed within six (6) months of the Closing Date, (i) in an unlimited number, each for an aggregate sales price of no less than $75 million, (ii) up to one that can be used for all or a portion of the Escrow Shares, regardless of the aggregate sales price or (iii) up to one that can be used solely by the MP Sellers, for not less than 80% of the portion of the Stock Consideration received by the MP Sellers regardless of the aggregate sales price, and in the case of each of clauses (i), (ii) and (iii), in a bid process effected through either a Parent Approved Underwriter or a Seller Approved Underwriter.

“Appurtenant Property” means all right, title and interest of Sellers, if any, in and to all (a) streets, roads, easements, contract rights and rights of way appurtenant to the Property, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Property, (c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Property, (d) utility lines owned by a Company or a Company Subsidiary from the utility meter to the Tower Site, and (e) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Property, if any.

“Askelson Seller” means (i) prior to the Restructuring, Mobilitie Partners I, and (ii) after the Restructuring, Orlin.

“Bluetooth” means a short-range radio technology that allows wireless communication between devices.

“Business” means the (i) the acquisition, ownership, leasing, management, operation, construction or maintenance of Towers, Tower Sites or DAS Networks (collectively, “Telecommunications Facilities”), and/or (ii) the purchase, lease, acquisition, ownership or control of any fee, lease, easement or other legal or beneficial interest in real property underlying Telecommunications Facilities.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by Law to close.

“Central American Subsidiaries” means, collectively, Mobilitie Guatemala and Mobilitie Nicaragua.

“Closing Date Payables Amount” means the balance, expressed as a positive number, as of 11:59 p.m. Eastern Time on the date preceding the Closing Date, of any accounts payable or Indebtedness of the Companies and the Company Subsidiaries on a combined basis, excluding the Existing Indebtedness, the Real Estate Items to the extent that they are payables, and the Construction Liabilities.

“Closing Date Receivables Amount” means the balance, expressed as a positive number, as of 11:59 p.m. Eastern Time on the date preceding the Closing Date, of any accounts receivable of the Companies and the Company Subsidiaries on a combined basis which represent valid obligations arising in the ordinary course of business as previously conducted by the Companies or any of the Company Subsidiaries, excluding (i) accounts receivables with respect to which any Company or any Company Subsidiary has received written notice of, or the Companies have Knowledge of, a pending counterclaim or setoff as of 11:59 p.m. Eastern Time on the date preceding the Closing Date, but only to the extent of such counterclaim or offset, (ii) Overdue Receivables, (iii) Promissory Note I and Promissory Note II, and (iv) Real Estate Items, to the extent that they are receivables. Prior to the date of this Agreement, the Companies have provided to Buyer a schedule identifying those accounts receivable of the Companies and the Company Subsidiaries, on a combined basis, that would constitute the Closing Date Receivables Amount, as of February 2, 2012.

“Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules, whether or not codified.

“Communications Easements” means the easements for occupancy owned by a Company or a Company Subsidiary. For the avoidance of doubt, any access or utility easements shall not be deemed Communications Easements. If a single easement agreement grants both a Communications Easement with respect to a Tower Site and also access or utility easements benefiting the land subject to the Communications Easement, then for purposes of this Agreement such access and utility easements shall not be deemed Communications Easements, notwithstanding that they are granted pursuant to the same instrument as the related Communications Easement.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect, condition, or occurrence (each, an “Event”) which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, any change or effect that (A) is materially adverse to the financial condition, business, results of operations, properties or assets of the Companies and the Company Subsidiaries, taken as a whole or (B) prevents the consummation of, or has a material adverse effect on the ability of the Sellers or the Companies to consummate the Contemplated Transactions without material delay; provided, however, that for purposes of determining whether any Event has, or is reasonably likely to have, a “Company Material Adverse Effect” the impact of the following on the Companies or the Company Subsidiaries shall be disregarded, except, in the case of any Event described in clauses (i), (ii), (iii) or (iv) below, those Events that have, or are reasonably likely to have, a disproportionate or unique impact on the Companies and the Company Subsidiaries, taken as a whole, as compared to other entities operating in the industries in which the Companies and the Company Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Company Material Adverse Effect has occurred): (i) Events that generally affect the industries in which the Companies and the Company Subsidiaries operate (including legal and regulatory changes), (ii) Events resulting from changes in general economic, financial, social or political conditions, (iii) Events resulting from changes affecting any financial, debt, credit, banking or capital market conditions (including in each of clauses (i), (ii) and (iii) above, any Events resulting from an outbreak or escalation of hostilities, war, acts of terrorism, political instability or other national or international calamity, crisis, emergency, epidemic or natural disaster, or any governmental or other response to any of the foregoing, (iv) Events resulting from changes or proposed changes in Laws or GAAP (as in effect on the date of this Agreement), or standards, interpretations or enforcement thereof (provided that any such Event to the extent arising from, or relating to, the failure by the Companies or any of the Company Subsidiaries to comply with any change in applicable Laws or GAAP shall not be disregarded under this clause (iv)), (v) Events relating to the announcement or the execution of this Agreement or the Contemplated Transactions, (vi) Events resulting from compliance with the terms and conditions of this Agreement by the Companies or Sellers or consented to in writing by Buyer, (vii) Events resulting from any breach of this Agreement by Buyer, or any other actions taken by Buyer, its Affiliates or any of their respective Representatives after the date hereof not permitted by this Agreement, (viii) any matters disclosed on the Company Disclosure Schedule, but solely to the extent that it is readily apparent on the face of such disclosure that such matter is reasonably likely to result in a Material Adverse Effect on a Company or any Company Subsidiary, and/or (ix) any event, to the extent reasonably capable of being cured prior to the Outside

Date, that is cured by the Companies or Company Subsidiaries prior to termination of this Agreement. For the avoidance of doubt, a Company Material Adverse Effect shall not be measured against any forward-looking statements, financial projections or forecasts of the Companies and the Company Subsidiaries (provided that the underlying causes of any failure to meet such forward-looking statements, financial projections or forecasts, to the extent arising from, or relating to, a breach of any representation or warranty contained herein and not otherwise excluded from the definition of “Company Material Adverse Effect,” shall not be disregarded).

“Company Subsidiary” means a Subsidiary of any of the Companies, other than another Company or its Subsidiaries.

“Completed Tower” means any Tower that (i) is stacked to its full planned height and in accordance with all of its plans and permits, and has received its 2C certification (or any similar or equivalent law or requirement in Guatemala or Nicaragua, as the case may be), (ii) has all permits and approvals, including a certificate of occupancy or the equivalent where needed, (iii) has permanent power installed, (iv) perimeter fencing and guy wire fencing, if any, is installed, (v) the road improvements with respect to the access roads that had been contemplated in the original plan have been constructed, (vi) tower lights required by applicable law have been installed, (vii) gravel where called for in the construction documents is installed in the compound area, and (viii) except as set forth on Section 1.1(a)-1 of the Company Disclosure Schedule, the Tenant for which the Tower was originally constructed has completed installation of its equipment on such Tower.

“Completed Tower Notice” means, with respect to any Tower that is an Incomplete Tower as of the date hereof, the Notice of Construction Complete/Acceptance (Formulario de Notificacion de Culminacion de Infraestructura) (as defined in the applicable Master Lease) delivered by the applicable Anchor Tenant to the applicable Company or Company Subsidiary after the date hereof, which notice shall have obligated the applicable Anchor Tenant to commence rental payments under the applicable Tenant Lease.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of October 6, 2011, by and among SBA Towers III, LLC and Mobilitie LLC, and as amended January 11, 2012 by side letter, as further amended January 30, 2012 by side letter and as further amended February 11, 2012 by side letter.

“Construction Liabilities” means liabilities of a Company or a Company Subsidiary for the payment of the cost of constructing or completing any Tower (including any Incomplete Tower) or any other Improvement or any DAS Asset.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the execution, delivery, and performance of this Agreement and the documents and instruments referred to herein and the performance by Buyer, Sellers, the Companies and their respective Affiliates of their respective covenants and obligations under this Agreement, but specifically excluding the transactions contemplated by the Restructuring Agreement, and the execution, delivery and performance of those agreements by any of the parties thereto.

“Contract” means any agreement, contract, obligation, promise, undertaking or other binding arrangement (whether written or oral) (including the Ground Leases and Tenant Leases).

“DAS” means a network of spatially separated antenna nodes connected via fiber optic cable to a head-end location where the base station radio equipment of one or more wireless service providers is connected to the network to permit the broadcast of the spectrum radio frequencies licensed to such wireless service provider by the FCC or any successor agency. For the avoidance of confusion, the term “DAS” as used in this Agreement shall not include any wireless network protocols that make use of (i) unlicensed spectrum radio frequencies in effect on the date hereof or (ii) licensed spectrum radio frequencies that become unlicensed after the date hereof, in each case, to deliver connections to a network, including, without limitation, Wi-Fi and Bluetooth.

“DAS Access Agreements” means the Contracts and other legal instruments and documents, including the applicable master lease and all licenses and permits issued thereunder, that grant, convey or evidence rights that are necessary in connection with the location, installation, operation and maintenance of the DAS Networks or any component thereof, including rights of access, use and occupancy with respect to DAS Fiber Assets, DAS Hub Sites and DAS Node Sites. Without limiting the generality of the foregoing, “DAS Access Agreements” includes deeds, easements, ground leases or licenses, agreements with pole and conduit owners or owners of other types of support structures, franchise agreements with municipalities, grant of location agreements and any other agreement, license or permit which allows any component of the DAS Networks to be placed in a particular location, as well as all security and surety agreements, performance bonds and other financial instruments issued by or for the account of a Company or any Company Subsidiary in order to satisfy the requirements of any of the foregoing DAS Access Agreements or provide security for the performance or payment of their respective obligations thereunder.

“DAS Agreements” means, collectively, the DAS Access Agreements, the DAS Customer Agreements and the DAS Network Maintenance or Monitoring Agreements.

“DAS Assets” means the DAS Fiber Assets, the DAS Hub Assets and the DAS Node Assets, together with all of the rights, titles and interests of the respective Companies and Company Subsidiaries in, to or under the DAS Agreements.

“DAS Business” means the ownership and operation of the DAS Assets, including the DAS Networks, and the provision of services to Tenants of the DAS Networks pursuant to the applicable DAS Customer Agreements.

“DAS Construction and Equipment Contracts” means all Contracts entered into by a Company or any Company Subsidiary for the construction or installation of any DAS Networks and for the procurement and/or installation of equipment comprising components of or used to operate any of the DAS Networks, including, but not limited to, Contracts for construction, installation or purchase of antennas, amplifiers, radios, RF-Optical converters, power supplies, connectors, electrical switches, wiring, coaxial cable, fiber optic cable, signal and data processing, switching and routing equipment, equipment enclosures, shelters, and structures and facilities for attaching, mounting, supporting, securing, protecting and preserving the foregoing, and all warranties provided by the manufacturers and sellers of such equipment.

“DAS Customer Agreements” means all Contracts, including any master agreements or other arrangements, between a Company or any Company Subsidiary and any third party: (i) which is a Tenant of any DAS Network; or (ii) to which a Company or any Company Subsidiary provides fiber-based information services or other comparable services using any of the DAS Fiber Assets.

“DAS Fiber Assets” means the fiber optic cabling segments and related enclosures and ancillary equipment (not including (i) poles and other support structures which are owned by third parties and which are the subject of the DAS Access Agreements or (ii) equipment owned by Tenants) used in the ownership and operation of a DAS Network.

“DAS Governmental Approvals” means all local, state or federal approvals, permits, certificates, registrations, resolutions, reports and other filings required for the construction, installation, operation, monitoring, maintenance and repair of each of the DAS Networks, including FCC registrations, certifications and compliance reports, registrations with state utilities regulators, state certificates of public convenience and necessity, zoning approvals (including special use permits, special exception permits, entitlements, and variances), building permits, permits for occupying or trenching in the right of way, and encroachment permits for access, use or occupancy of public rights-of-way), business licenses and any kind of environmental permits (including generator registration or battery registration, for backup power at any DAS Node Site or DAS Hub Site) but excluding any approvals or permits or any other of the foregoing items which are required to be maintained by a Tenant.

“DAS Hub Assets” means all personal property owned, leased or licensed by a Company or a Company Subsidiary and used or designated for use as a component of or otherwise in connection with the construction, installation, operation, monitoring, maintenance or repair of the head-end of a DAS Network.

“DAS Hub Sites” means all of the locations of DAS Hub Assets.

“DAS Network” means each of the DAS networks listed in Section 5.20(c) of the Company Disclosure Schedule, including in each case the applicable DAS Hub Assets, DAS Fiber Assets and DAS Node Assets.

“DAS Network Maintenance or Monitoring Agreements” means all Contracts for third party services required to maintain each of the DAS Networks and to monitor its performance.

“DAS Node Assets” means all personal property owned, leased or licensed by a Company or a Company Subsidiary that is used or designated for use as a component of or otherwise in connection with the construction, installation, operation, monitoring, maintenance or repair of the remote end of a DAS Network.

“DAS Node Sites” means all of the locations of DAS Node Assets, as set forth in Section 5.20(c) of the Company Disclosure Schedule.

“DAS Sites” means all of the locations of DAS Node Assets, DAS Hub Assets and DAS Fiber Assets.

“Determination Date” means the later of the Business Day the conditions to Closing set forth in Article VIII and Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and March 28, 2012.

“Easements Appurtenant” means all easements, rights of way, licenses or other agreements for guy wires and/or anchors, fiber cables, nodes or providing utilities or access to any of the Tower Sites or DAS Networks, in each case appurtenant to a Tower Site or a DAS Site.

“Environmental Laws” means any applicable and binding Laws (including statutes and common law) of the United States, any State or any political subdivision thereof, or any other nation or political subdivision thereof, relating to pollution, management of Hazardous Materials, protection of natural resources, protection of the environment, or protection of human health and safety from Hazardous Materials, including judgments, awards, decrees, regulations, rules, standards, requirements, Orders, and permits issued by any court, administrative agency or commission or other Governmental Authority under such Laws, and shall include CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (to the extent it regulates Hazardous Materials), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right To Know Act (42 U.S.C. §§11001 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. §§ 4321 et seq.), and the Migratory Bird Treaty Act (16 U.S.C. 703 et seq.).

“Escrow Agreement” means the escrow agreement in the form attached as Exhibit B, with such modifications as may be acceptable to the parties thereto.

“Escrow Shares” means the number of shares of Parent Common Stock in the Indemnification Escrow Account from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the Indebtedness of the Companies and the Company Subsidiaries set forth on Section 1.1(a)-2 of the Company Disclosure Schedule.

“FCC” means the United States Federal Communications Commission.

“Fee Mortgage Site” means any Tower Site or DAS Site the fee interest in which is, on the Closing Date, subject to a superior fee mortgage that was of record on the date the applicable Ground Lease or DAS Agreement was entered into or to which a Company or Company Subsidiary subordinated its leasehold interest under such Ground Lease or DAS Agreement, if the fee mortgagee did not grant a non-disturbance agreement in favor of the tenant under such Ground Lease or DAS Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, court, tribunal or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Ground Leases” means the ground leases or other agreements (not including Communications Easements), pursuant to which any Company or a Company Subsidiary holds a lessee’s interest in a Tower Site.

“Ground Lessors” means each of the lessors under the Ground Leases.

“Hazardous Material” means any waste, contaminant, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, fungus, mold, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, waste or material, to the extent any of the above is regulated by Environmental Laws, or the presence of which in the indoor or outdoor environment is regulated or creates liability.

“Improvements” means all Towers, poles, buildings, equipment shelters, storage facilities, cabinets, anchors, guy wires, generators, fences and other improvements which are located on the Leased Real Property or a DAS Site (and used in connection with a DAS Network), but not including (i) any equipment owned by any Tenant, (ii) in the case of any DAS Network, any utility poles, or other support structures or similar items, or any buildings or other structures or improvements on, through, over or under which the DAS Fiber Assets are located which in each case are owned by any utility, municipality or other third party, or (iii) as otherwise listed on Section 1.1(a)-3 of the Company Disclosure Schedule.

“Incomplete Tower” means any Tower set forth on Section E of the Company Disclosure Schedule until such time as such Tower is a Completed Tower.

“Incomplete Tower Holdback Amount” means, with respect to each Incomplete Tower, the amount set forth opposite such Incomplete Tower on Section E of the Company Disclosure Schedule.

“Indebtedness” means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) all prepayment obligations under any interest rate swap agreement or interest rate hedge agreement (calculated as if such hedge or swap were terminated at the Closing Date), (iv) funded letters of credit, (v) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iv) of this definition, or (vi) any guarantee, assumption, endorsement or other liability in respect of any of the foregoing. For the purposes of this definition, Indebtedness shall not include any performance or removal bonds with respect to the Tower Sites.

“Indoor/Venue DAS” means any DAS aimed primarily at providing wireless coverage within a structure or venue, including without limitation, buildings, arenas, theaters, amphitheaters, race tracks, theme parks, malls, transportation centers or stadia (including the parking areas and other facilities adjacent and ancillary to any such structure or venue) in which the antennae are primarily located within such structure or venue. For avoidance of doubt, a DAS aimed primarily at providing wireless coverage in a public open space is not an Indoor/Venue DAS.

“Intangible Personal Property” means any development rights, Company Permits, environmental studies, construction, engineering, architectural, landscaping or other plans or drawings and any surveys, maps, site plans, plats and other graphics, and technical matter owned by the Companies or the Company Subsidiaries, and any indemnification rights or warranties in favor of the Companies or Company Subsidiaries arising in connection with the construction or completion of the Towers, DAS Networks or Improvements (provided that, to the extent such rights or warranties are owned by an Affiliate of the Sellers or the Companies and are assignable without consent, the same shall be transferred to the Companies prior to Closing).

“Intellectual Property” means all patents, patent applications, copyrights, copyright applications, trade secrets, know-how, trademarks and service marks, trademark and service mark applications, trade names, software and Internet domain names owned or filed by a Company or a Company Subsidiary as of the date of this Agreement.

“IRS” means the Internal Revenue Service.

“Jabara Sellers” means (i) prior to the Restructuring, Mobilitie Partners I and Mobilitie Partners II and (ii) after the Restructuring, New M1, New M2 and Mobilitie LLC.

“Knowledge of Buyer” or “Buyer’s Knowledge” or “Known to Buyer” means the actual knowledge of any of the individuals whose names are set forth on Section 1.1(a) of the Buyer Disclosure Schedule.

“Knowledge of the Companies” or “Companies’ Knowledge” or “Known to the Companies” means, with respect to each usage in this Agreement, the actual knowledge of any of the individual(s) whose names are set forth opposite the reference to such representation and warranty in Section 1.1(a)-4 of the Company Disclosure Schedule after due inquiry of the Person who is responsible for each matter, whether at an Affiliate or any unrelated third party hired to perform a service to a Company or Company Subsidiary, each of which individual(s) has primary management responsibility for the subject matter to which the relevant representation or warranty relates.

“Knowledge of Seller” or “Sellers’ Knowledge” or “Known to Sellers” means, with respect to a Seller, the actual knowledge of any of the individuals whose names are set forth opposite such Seller on Section 1.1(a) of the Seller Disclosure Schedule.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Lease Buyout Site” means any Tower Site as to which a lump sum payment was made to the Ground Lessor under the Ground Lease of such Tower Site for future payments owed under such Ground Lease, including all future payments for all renewal periods thereunder.

“Leased Real Property” means the real property subject to the Ground Leases.

“Lien” means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances of any kind or nature whatsoever.

“Litigation” means (i) any suit, legal action, written claim relating to an event or circumstance that could reasonably be expected to give rise to a legal proceeding, indictment, or other legal or governmental proceeding, or (ii) an investigation by a Governmental Authority which is Known to the Sellers or Known to the Companies.

“Management Agreements” means, collectively (i) that certain Amended and Restated Management Agreement, dated as of January 26, 2007, as amended by and among Mobilitie I, Mobilitie LLC and the members of Mobilitie I party thereto, and (ii) that certain Management Agreement, dated as of January 26, 2007, as amended, by and among Mobilitie II, Mobilitie LLC and the members of Mobilitie II party thereto.

“Marketed Secondary Offering” means a registered offering by any of the Sellers pursuant to the Registration Statement in which all or any portion of the Stock Consideration is sold to one or more underwriters for reoffering to the public.

“Master Leases” means the master leases covering Tower Sites (including any Towers or any Improvements installed on any of the Tower Sites) and executed by or binding on a Company or a Company Subsidiary and a Tenant.

“Material Contract” means:

(i) any contract, agreement or arrangement which contains any non-compete or exclusivity provisions restricting the business of the Companies or any of the Company Subsidiaries, or the geographic area or manner in which any of the Companies or any of the Company Subsidiaries may conduct business;

(ii) any contract, agreement or arrangement to which the Companies or any of the Company Subsidiaries is a party or to which any of their properties are subject, that (A) is reasonably anticipated to generate annual revenue to the Companies or any of the Company Subsidiaries, in the aggregate, in excess of One Hundred Thousand and No/100 Dollars ($100,000) in the calendar year ending December 31, 2012, or in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) over the remaining life of such contract, (B) obligates the Companies or any of the Company Subsidiaries to expend an amount, or acquire assets (including by way of construction, in a “build to suit” or similar agreement, or acquisition of communications towers) in an amount, in excess, in the aggregate, of One Hundred Thousand and No/100 Dollars ($100,000) in the calendar year ending December 31, 2012, or in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) over the remaining life of such contract (including pursuant to any acquisition agreements), or (C) involves any agreement with consultants of the Companies or any of the Company Subsidiaries that cannot be terminated by such entity on 60 calendar days or less notice and without payment by such entity of a premium or penalty;

(iii) any agreement between any Company or any of the Company Subsidiary, on the one hand, and any Seller or its Affiliates (other than any Company or Company Subsidiary), on the other hand, other than those agreements which shall be terminated at or prior to the Closing Date without liability following Closing to any Company or any of the Company Subsidiaries;

(iv) any contract to which the Companies or any of the Company Subsidiaries is a party providing for the sale, lease or exchange of, or option to sell, lease or exchange, any real or personal property, including any office leases or subleases; and

(v) other material contracts or understandings to which the Companies or any of the Company Subsidiaries is a party, irrespective of subject matter, not entered into in the ordinary course of business as previously conducted by the

Companies or any of the Company Subsidiaries, in each case, which shall not be terminated without further liability to any Company or any of the Company Subsidiaries prior to Closing without payment by such entity of a premium or penalty.

“Mobilitie Franchise Contract” means that certain franchise agreement by and between Mobilitie, L.L.C. (as successor in interest from Nextel of New York, Inc.) and The City of New York dated as of July 15, 2004, as amended on February 8, 2008.

“Mobilitie Guatemala” means Mobilitie Guatemala y Compania Limitada, a Sociedad de Responsabilidad Limitada.

“Mobilitie Holdings I” means Mobilitie Holdings, L.L.C., a Delaware limited liability company.

“Mobilitie Holdings II” means Mobilitie Holdings II, L.L.C. a Delaware limited liability company.

“Mobilitie LLC” means Mobilitie, LLC, a Nevada limited liability company.

“Mobilitie Marks” means (i) “Mobilitie,” and/or (ii) any name, mark or design incorporating, combining, or similar to such term.

“Mobilitie Nicaragua” means Mobilitie Nicaragua y Compania Limitada, a Compania Limitada.

“Mobilitie Partners I” means Mobilitie Partners, LLC, a Delaware limited liability company.

“Mobilitie Partners II” means Mobilitie Partners II, LLC, a Delaware limited liability company.

“Mobilitie II Franchise Application” means that certain franchise application, dated June 17, 2011, by and between Mobilitie II and The City of New York for the installation and use of mobile telecommunications equipment on city property in connection with the provision of mobile telecommunications services.

“MP Sellers” means (a) prior to the Restructuring, Mobilitie Partners I, Mobilitie Partners II, and Mobilitie LLC or (b) on or after the Restructuring, New M1, New M2 and Orlin.

“Oaktree Sellers” means Mobilitie Holdings I and Mobilitie Holdings II.

“Orders” means any orders, judgments, injunctions, awards, decrees or writs of any Governmental Authorities.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws and shareholders agreement (if any), (ii) with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership agreement, (iii) with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or its constituent document, and (v) with respect to any other Person, its comparable organizational documents.

“Outdoor DAS” means any DAS that is not an Indoor/Venue DAS.

“Overdue Receivables” means, as of 11:59 p.m. Eastern Time on the date preceding the Closing Date, (i) all accounts receivable of the Companies and the Company Subsidiaries which are more than 45 days past their scheduled payment date (whether or not such amounts have been billed) and (ii) all rents and other amounts which are payable under the Tenant Leases and which are 45 days or more past their scheduled payment date (whether or not such amounts have been billed).

“Parent Approved Underwriters” means Barclays Capital Inc. and JP Morgan.

“Parent Common Stock” means the Class A common stock of Parent, par value $.01 per share.

“Parent Material Adverse Effect” means any Event which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, any change or effect that (A) is materially adverse to the financial condition, business, results of operations, properties or assets of the Parent and its Subsidiaries, taken as a whole, or (B) prevents the consummation of, or has a material adverse effect on the ability of the Parent or Buyer to consummate, the Contemplated Transactions without material delay; provided, however, that for purposes of determining whether any Event has, or is reasonably likely to have, a “Parent Material Adverse Effect” the impact of the following on Parent and its Subsidiaries shall be disregarded, except, in the case of any Event described in clauses (i), (ii), (iii) or (iv) below, those Events that have, or are reasonably likely to, have a disproportionate or unique impact on the Parent and its Subsidiaries, taken as a whole, as compared to other entities operating in the industries in which the Parent and its Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Parent Material Adverse Effect has occurred): (i) Events that generally affect the industries in which Parent and its Subsidiaries operate (including legal and regulatory changes), (ii) Events resulting from changes in general economic, financial, social or political conditions, (iii) Events resulting from changes affecting any financial, debt, credit, banking or capital market conditions (including in each of clauses (i), (ii) and (iii) above, any Events resulting from an outbreak or escalation of hostilities, war, acts of terrorism, political instability or other national or international calamity, crisis, emergency, epidemic or natural disaster, or any governmental or other response to any of the foregoing, (iv) Events resulting from changes or proposed changes in Laws or GAAP (as in effect on the date of this Agreement), or standards, interpretations or enforcement thereof (provided that any such Event to the extent arising from, or relating to, the failure by Parent and its Subsidiaries to comply with any change in applicable Laws or GAAP shall not be disregarded under this clause (iv)), (v) Events relating to the announcement or the execution of this Agreement or the Contemplated Transactions, (vi) any matters disclosed on the Buyer Disclosure Schedule, but solely to the extent that it is readily apparent on the face of such disclosure that such matter is reasonably likely to result in a Material Adverse Effect on Parent and/or, (vii) any Event, to the extent reasonably capable of being cured prior to the Outside Date, that is cured by Parent or its Subsidiaries prior to termination of this Agreement. For the avoidance of doubt, a Parent Material Adverse Effect shall not be measured against any forward-looking statements, financial projections or forecasts of the Parent or its subsidiaries (provided that the underlying cause of any failure to meet such forward-looking statements, financial projections or forecasts, to the extent arising from, or relating to, a breach of any representation or warranty contained herein and not otherwise excluded from the definition of “Parent Material Adverse Effect,” shall not be disregarded).

“Permitted Liens” means (a) mechanics liens and similar liens incurred in the ordinary course of business securing amounts not yet due or that will be discharged at or prior to Closing; (b) mechanics liens and similar liens not described in clause (a) and securing amounts incurred in connection with the construction and completion of Incomplete Towers (provided that any such liens will be discharged as a condition to Buyer’s applicable payment obligations under Section 2.8); (c) any lien, encumbrance, easement, right of way, survey or title defect, encroachment or other fact or circumstance that does not or that could not reasonably be expected to, negatively impact in any material respect Parent’s or the Buyer’s ability to use a Tower Site or DAS Site as a communications facility in the manner in which such Tower Site or DAS Site is used on the date hereof (by way of example and in no way a limitation of the above, but subject to the following clauses (d) through (l), the following are not Permitted Liens: lack of legal and/or practical access to a public right of way, covenants and deed restrictions prohibiting or limiting in any material respect the use of a Tower Site or DAS Site in the manner in which such Tower Site or DAS Site is used on the date hereof, superior easements or agreements prohibiting or limiting in any material respect the use of a Tower Site or DAS Site in the manner in which such Tower Site or DAS Site is used on the date hereof, unpaid taxes that are due and payable and that are the responsibility of any Company or Company Subsidiary under the applicable Ground Lease, DAS Agreement or under applicable law, unless the same are being contested in good faith and in accordance with the applicable terms of any of the applicable Ground Leases or DAS Agreement (it being agreed that liens for any other taxes shall be Permitted Liens), (d) the terms and conditions of the Ground Leases and DAS Agreements and lessors’ liens under DAS Agreements or Ground Leases (whether arising under the terms of the Ground Leases or DAS Agreements or arising under applicable Law) to the extent such lessor’s liens secure amounts payable under the Ground Leases or DAS Agreements which are not overdue; (e) the Tenant Leases; (f) mechanics liens or other liens the discharge of which is the responsibility of Tenants under Tenant Leases or DAS Agreements, Ground Lessors or other third parties; (g) legal requirements and the terms of any authorization by a Governmental Authority (provided that nothing herein shall derogate from the representations set forth in Section 5.6); (h) Liens created by Ground Lessors, the owners of DAS Sites or other holders of superior interests in the Tower Sites or DAS Sites (provided that nothing in this clause (h) shall derogate from the obligations of the Sellers under Section 10.2(a)(i)(7)); (i) Liens created by the Existing Indebtedness, which will be terminated following the payment in full of the Existing Indebtedness; (j) Liens incurred or pledges or deposits made to secure removal bonds or to secure reimbursement obligations in respect of letters of credit issued in order to secure removal obligations (all of which are listed in Section 5.10(v) of the Company Disclosure Schedule); (k) in the case of Leased Real Property located in Latin America and in which the Ground Lessor has a mere possessory (as opposed to titled) interest, Liens (including claims against the landlord’s possessory interest in the Leased Real Property) that would not be disclosed by title due diligence of a type customarily conducted with respect to possessory interests in real estate located in Guatemala or Nicaragua, as applicable (which due diligence shall in any event not include the obtaining of governmental determinations with respect to such possessory interests) unless, in the case of any such Lien, (A) the Companies have Knowledge of the same and (B) such Lien negatively impacts in any material respect, or could reasonably be expected to negatively impact in any material respect, the ability of the applicable Company or Company Subsidiary to use the applicable Tower Site as a communications facility in the manner in which such Tower Site is used on the date hereof and (l) Liens set forth on Section 1.1(a)-5 of the Company Disclosure Schedule. Notwithstanding the foregoing, any matter as to which any title insurance policy obtained by Buyer provides affirmative insurance, or deletes as an exception to title, shall be deemed a Permitted Exception to the extent of the policy limits.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Property Taxes” shall mean all taxes, assessments, excises, levies, fees and other governmental charges, or any similar ad valorem obligations, assessed or imposed on the Companies or Company Subsidiaries or levied with respect to the Tangible Personal Property or Intangible Personal Property.

“Promissory Note I” means that certain non-recourse secured promissory note in the principal amount of $4,500,000, dated January 27, 2007, made by Gary Jabara and Mark Askelson in favor of Mobilitie II.

“Promissory Note II” means that certain letter agreement, dated March 3, 2008, by and among Mobilitie Holdings II, Mobilitie Partners II and Gary Jabara pursuant to which Mobilitie II advanced Mobilitie Partners II an amount equal to $2,025,000.

“Property” means, collectively, any real property owned by the Companies or the Company Subsidiaries, the Leased Real Property, the Ground Leases, the DAS Access Agreements, the Communications Easements, the Tenant Leases, the Appurtenant Property, the Tangible Personal Property, the Intangible Personal Property and the Improvements, in each case as they relate to the Towers, Tower Sites, DAS Assets and DAS Sites.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

“Real Estate Items” means the items which are subject to adjustment pursuant to Section 2.7, including (i) rental and lease payments, (ii) Real Estate Taxes and Personal Property Taxes, and (iii) utilities.

“Real Estate Taxes” shall mean all real estate taxes, assessments, water, sewer or other rents and charges, excises, levies, fees and all other governmental charges, (including all interest and penalties thereon), which are or may be assessed or imposed on or in respect of or be a lien upon the Leased Real Property, the Improvements, the Communications Easements, the Easements Appurtenant or the DAS Sites or any part thereof or any estate, right, title or interest therein, in each case to the extent payable by a Company or a Company Subsidiary pursuant to the Ground Leases or DAS Access Agreements or otherwise (but not including Personal Property Taxes).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the indoor or ambient air.

“Representative” means, with respect to a particular Person, any director, board committee member, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal advisors, counsel, accountants, and financial advisors.

“SBA Average Price” means $45.77.

“SBA Average Closing Price” means the average of the daily closing price per share of Parent Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by the Sellers) for the [****] days ending on and including the Determination Date.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers Approved Underwriters” means Deutsche Bank, Bank of America/Merrill Lynch and Goldman Sachs.

“Seller Funds” means Oaktree Sellers.

“Sellers Letter Agreement” means that certain letter agreement, dated as of the date hereof, by and among Sellers in the form set forth on Section F of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) (i) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity, or (ii) controls the management.

“Tangible Personal Property” means all tangible personal property, furniture, fixtures, equipment, appliances and other items of tangible personal property owned by a Company or Company Subsidiary.

“Target Payables Amount” means zero dollars ($0.00).

“Target Receivables Amount” means zero dollars ($0.00).

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, escheat, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (iii) liability of a Company or any of the Company Subsidiaries for the payment of any amounts of the type described in clause (i) above as a result of a Company or any of the Company Subsidiaries assuming, succeeding or being held liable for any reason for the liability of any other Person whether by express or implied agreement, by operation of law, or otherwise.

“Tenant Leases” means, collectively, the DAS Customer Agreements and the Tower Leases.

“Tenants” means each of the lessees, licensees or other occupants under the Tenant Leases.

“Territory” means Belize, Costa Rica, Guatemala, Honduras, El Salvador, Nicaragua and Panama.

“Third Party Claim” means any claim or demand which is asserted by a party unaffiliated with an Indemnitee for which an Indemnitor may be liable to an Indemnitee hereunder.

“Tower” means the towers and monopoles, set forth on Section B of the Company Disclosure Schedule, listed by type of structure and height.

“Tower Cash Flow” or “TCF” means, with respect to any month, twelve times the gross revenues payable under the Tenant Leases on the Towers and the DAS Sites (excluding (A) revenues that are more than sixty (60) days delinquent, (B) any one-time or non-recurring revenue, (C) amounts that are reimbursements of expenses by any Tenant pursuant to the applicable Tenant Lease (except for reimbursement of ground rent arising from a Lease Buyout Site), and (D) amounts payable under any Tenant Lease with respect to which the Tenant has given effective written notice of termination for such month in accordance with the terms of such Tenant Lease), less twelve times the sum of (i) monthly Ground Lease rental expense that is not reimbursable from any Tenant for any Tower or DAS Site for such month, (ii) amounts owed to any Tenants for any collocations on any Towers for such month, (iii) monthly DAS Access Agreement expense that is not reimbursable from any Tenant for any DAS Network for such month, (iv) real estate and personal property taxes that are not reimbursable from any Tenant for the Towers and DAS Networks for such month, (v) utility expenses that are not reimbursable from any Tenant for the Towers and DAS Networks for such month, (vi) the insurance costs that are not reimbursable from any Tenant for the Towers and DAS Networks for such month, (vii) the maintenance expenses that are not reimbursable from any Tenant for the Towers and DAS Networks for such month and (viii) any expenses associated with or arising in connection with an Easement Appurtenant to the extent not reimbursable by a Tenant, in the case of clauses (iv) through (viii), excluding any one-time or non-recurring costs or expenses. It is understood and agreed that (x) certain items in the foregoing sentence used in the determination of TCF (including gross revenues, reimbursable expenses or unreimbursable costs and expenses set forth in clauses (i) through (viii) above) may be payable on a monthly, quarterly, semi-annual or annual basis, and such items shall be determined on an annualized basis based on then-current levels of revenues or expenses, as applicable, as of the month of determination, and then divided by twelve (12) to arrive at the monthly amount; (y) any initial period of rent credit, abatement, or delayed commencement shall be disregarded to the extent that such period is less than 12 months; and (z) any adjustments for U.S. GAAP Accounting Standards Codification Topic (ASC) 840 (formerly SFAS No. 13) shall not be taken into account.

“Tower Leases” means the leases, licenses, collocations agreements and other occupancy agreements (including the applicable Master Leases) all of which are listed on Sections 5.10(b)(i) and (ii) of the Company Disclosure Schedule, pursuant to which any Person is granted the right to use space or install equipment on the Towers, on the ground space within the Tower Sites, or on or in any of the Improvements located on the Tower Sites.

“Tower Sites” means the Leased Real Property on which any Company or Company Subsidiary has placed a Tower or the real property (i) which is subject to a Communications Easement and (ii) on which any Company or Company Subsidiary has placed a Tower.

“Transferred Interest Assignment Agreement” means the Assignment and Assumption Agreement to be entered into at the Closing with respect to the Transferred Interests substantially in the form attached hereto as Exhibit A, with such modifications as may be acceptable to Sellers and to Buyer.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary regulations.

“Unrecovered VAT Credit” means the aggregate amount of unrecovered value-added tax credits (x) arising from value-added tax paid to the applicable Governmental Authority before the Closing Date by the Central American Subsidiaries with respect to assets, goods and services purchased by the Central American Subsidiaries and (y) that are available as of the Closing Date to offset VAT payments due to the Applicable Governmental Authority in respect of the rental and other income collected after the Closing Date by the Central American Subsidiaries.

“Wi-Fi” means a short-range, high frequency wireless local area network (as opposed to a cellular wide area network) that permits devices based on the IEEE 802.11 family of standards (or any successor standards) to exchange data wirelessly via unlicensed spectrum.

(b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Affiliate Contract	5.16
Agreement	Preamble (pg. 1)
Audited Financial Statements	5.7(a)
Base Cash Consideration	2.2
Base Prospectus	7.14(a)(i)
Base Purchase Price	2.2
Basket Amount	10.3(a)(i)
Buyer	Preamble (pg. 1)
Buyer Adjustment Amount	2.6(g)
Buyer Disclosure Schedule	VI
Buyer Indemnitees	10.2(a)(i)
Buyer Permits	6.8(a)
Buyer Representations	10.1(a)
Cash Consideration	2.2
Claims Notice	10.4(b)
Closing	3.1
Closing Date	3.1
Closing Date Real Estate Prorations	2.7(a)
Closing Purchase Price	2.6(b)
Closing Statement	2.6(a)
Companies	Preamble (pg. 1)
Companies’ 2011 Financial Statements	7.7(b)

Term	Section
Companies’ Audited 2011 Financial Statements	7.7(a)
Company	Preamble (pg. 1)
Company Adjustment Amount	2.6(f)
Company Assets	Recitals (pg. 2)
Company Disclosure Schedule	V
Company Financial Statements	5.7(a)
Company Material Adverse Effect	10.3(d)
Company Permits	5.6(a)
Company Proprietary Information	7.9(b)
Company Representations	10.1(a)
Completed Tower Certificate	2.8(a)
Confidential Information	7.6(a)
Consents and Notices	7.5(c)
Contribution and Distribution Agreement	Recitals (pg. 2)
Cut-Off Date	10.1(b)
DAS Purchaser	10.2(d)
DoITT	7.5(d)
Effective Date	Preamble (pg. 1)
Enforceability Exceptions	4.2
Environmental Plan	5.15(h)
Escrow Agent	2.3(a)
Escrow Period	10.1(a)
Estimated Rents	2.7(b)
Estimated Restructuring Taxes	7.12(a)
Event	1.1(a)
Excluded Assets	Recitals (pg. 2)
Excluded Liabilities	Recitals (pg. 2)
Existing Indebtedness Recipient	3.3(d)
Final Purchase Price	2.6(d)
Franchise Consent	7.5(d)
Guaranty	12.16(a)
Indemnification Escrow Account	2.3(a)
Indemnification Escrow Amount	2.3(a)
Indemnitee	10.2(c)
Indemnitees	10.2(c)
Indemnitor	10.4(d)
Initial Announcement	7.4
Initial Suspension Period	7.15(b)
Licensed Intellectual Property	5.13(a)
MARN	5.15(h)
Material Contract	10.3(d)
Mobilitie I	Preamble (pg. 1)
Mobilitie I Most Recent Balance Sheet	5.7(a)
Mobilitie II	Preamble (pg. 1)
Mobilitie II Most Recent Balance Sheet	5.7(a)

Term	Section
Most Recent Balance Sheet	5.7(a)
Most Recent Balance Sheet Date	5.7(a)
MPGJ I	Preamble (pg. 1)
MPGJ II,	Preamble (pg. 1)
MPMA I	Preamble (pg. 1)
Nasdaq	1.1(a)
Neutral Accounting Firm	2.4(c)(ii)
New M1	Preamble (pg. 1)
New M2	Preamble (pg. 1)
Notice of Proposed Marketed Secondary Offering	7.15(d)(i)
Objections Statement	2.6(c)
Outside Date	11.1(b)
Owned Intellectual Property	5.13(a)
Parent	Preamble (pg. 1)
Parent Financial Statements	6.12(b)
Parent Material Adverse Effect	10.3(d)
Partners Excluded Sub	Recitals (pg. 2)
Prospectus	7.14(a)(i)
Prospectus Supplement	7.14(a)(i)
Purchase Price	2.2
Purchase Price Escrow Account	2.3(a)
Purchase Price Escrow Amount	2.3(a)
Registration Period	7.15(b)
Registration Statement	7.14(a)(i)
Released Claims	12.7
Released Parties	12.7
Releasors	12.7
Remaining Tower Completion Expenses	2.8(a)
Restricted Period	2.10
Restructuring	Recitals (pg. 1)
Restructuring Agreement	Recitals (pg. 1)
Restructuring Taxes	7.12(a)
Restructuring Taxes Escrow Amount	7.12(a)
Restructuring Taxes Report	7.12(a)
Retained Management Assets	7.11(a)
SEC Filings	6.12(a)
Seller	Preamble (pg. 1)
Seller Counsel	7.8
Seller Disclosure Schedule	IV
Seller Funds	2.10
Seller Indemnitee,	10.2(c)
Seller Representations	10.1(a)
Stock Consideration	2.2
Straddle Period	7.12(d)(ii)
Suspension Event	7.15(b)

Term	Section
Suspension Period	7.15(b)
Termination Agreement	7.13
Tower Related Representations	2.8(a)
Transaction Expenses	7.3
Transferred Interests	Recitals (pg. 2)
Unaudited Financial Statements	5.7(a)
Valuation Multiplier	10.2(a)(ii)

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have the analogous meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of or to this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(m) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Transferred Interests.

(a) At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees, and Parent hereby agrees to cause Buyer, to purchase from each Seller, the Transferred Interests of such Seller. Sellers shall provide Buyer with written notice of the portion of the Purchase Price payable to each Seller prior to the Closing Date. The portion of the Purchase Price payable to each Seller shall be determined in accordance with the Sellers Letter Agreement and based on the relative fair market values of the assets held by the Companies, as set forth on Schedule 2.4(c)(ii).

2.2 Purchase Price. The purchase price for the Transferred Interests shall be payable as follows: $850,000,000 in cash (the “Base Cash Consideration”) and 5,250,000 shares of Parent Common Stock (the “Stock Consideration,” and together with the Base Cash Consideration, the “Base Purchase Price”), provided, that the Base Purchase Price and Base Cash Consideration shall be adjusted pursuant to clauses (a), (b), (c), (d), (e) and (f) below, without duplication (as so adjusted, the “Purchase Price” and “Cash Consideration”, respectively).

(a) Closing Date Payables Adjustment. If the Target Payables Amount is less than the Closing Date Payables Amount, then the Base Purchase Price and the Base Cash Consideration shall be reduced by the amount of such difference.

(b) Closing Date Receivables Adjustment. If the Target Receivables Amount is less than the Closing Date Receivables Amount, then the Base Purchase Price and the Base Cash Consideration shall be increased by the amount of such difference.

(c) Closing Date Real Estate Prorations Adjustment. The Base Purchase Price and the Base Cash Consideration shall be increased or decreased as the case may be, by the net balance of the Closing Date Real Estate Prorations, calculated in accordance with Section 2.7 below.

(d) Holdback for Incomplete Towers. In the event there are any Incomplete Towers that are not Completed as of the Closing, for each Incomplete Tower, the Base Purchase Price and the Base Cash Consideration shall be reduced by the Incomplete Tower Holdback Amount with respect to such Incomplete Tower. The Incomplete Tower Holdback Amount shall be payable as provided in Section 2.8.

(e) VAT Credit. The Base Purchase Price and the Base Cash Consideration shall be increased by the present value (calculated using an 8.5% discount rate) of the Unrecovered VAT Credit as of the Closing Date.

(f) Tower Adjustment. To the extent that a Company’s real property interest in the Tower Site set forth on Section 2.2(f) of the Company Disclosure Schedule is foreclosed prior to the Closing Date, then the Base Purchase Price and the Base Cash Consideration shall be decreased by the amount set forth on such schedule.

(g) Equity Adjustment. If at any time after the date of this Agreement but prior to the Closing, any change in the number of outstanding shares of Parent Common Stock shall occur as a result of any stock split (including a reverse stock split), a stock dividend, combination of shares, reclassification of outstanding shares, recapitalization or similar transaction, then the Stock Consideration, SBA Average Price and SBA Average Closing Price shall be adjusted to reflect such change; provided, however, that the SBA Average Closing Price shall be subject to adjustment pursuant to this Section 2.2(g) until the release or sale of the Escrow Shares from the Indemnification Escrow Account in full.

2.3 Escrow Accounts

(a) At the Closing, the Buyer and Parent shall deposit with U.S. Bank, National Association (in its capacity as escrow agent, and together with any successor thereto that is appointed in accordance with the terms of the Escrow Agreement, the “Escrow Agent”) a portion of the Cash Consideration in the amount of $3,000,000 (the “Purchase Price Escrow Amount”) and a portion of the Stock Consideration equal to a number of shares of Stock Consideration equal to $81,771,937 (valued at the SBA Average Closing Price) (the “Indemnification Escrow Amount”) and the same shall be subject to reduction on the six-month anniversary of the Closing pursuant to the Escrow Agreement (the accounts into which such amounts are deposited, the “Purchase Price Escrow Account” and the “Indemnification Escrow Account,” respectively). The Purchase Price Escrow Account shall be used to exclusively satisfy amounts payable to Buyer, if any, pursuant to Section 2.6, and, other than as provided in Section 2.6(g), the Indemnification Escrow Account shall be used to exclusively satisfy any claims of the Buyer Indemnified Parties for indemnification pursuant to Section 10.2(a) made from and after Closing but on or before the expiration of the Escrow Period. Any funds or Escrow Shares in the Purchase Price Escrow Account or the Indemnification Escrow Account not so used shall be distributed to Sellers, pro rata in accordance with the percentages set forth in Section C of the Company Disclosure Schedule (which percentages may be adjusted by Sellers pursuant to the Sellers Letter Agreement), in accordance with the Escrow Agreement.

(b) The Parties agree for all Tax purposes that: (i) the right of the Sellers to the Purchase Price Escrow Amount and the Indemnification Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) if and to the extent any amount of the Purchase Price Escrow Amount and the Indemnification Escrow Amount is actually distributed to the Sellers, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; (iii) Buyer shall be treated as the owner of the Purchase Price Escrow Amount and the Indemnification Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Purchase Price Escrow Amount and the Indemnification Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code; and (iv) in no event shall the total amount of the Purchase Price Escrow Amount and the Indemnification Escrow Amount, and any interest and earnings earned thereon paid to the Sellers under this Agreement exceed an amount to be designated by the Sellers prior to the Closing. Clause (iv) of the preceding sentence is intended to ensure that the right of the Sellers to the Purchase Price Escrow Amount and the Indemnification Escrow Amount, and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder.

2.4 Tax Treatment of Transactions.

(a) Parent, Buyer, the Companies, Sellers, and each of their Affiliates and Subsidiaries shall treat the transactions contemplated by this Agreement for all federal income Tax purposes and file all federal income Tax Returns consistently with and in the order provided in the Recitals, Exhibits A, B, C and D, Section 2.2 and this Section 2.4.

(b) Parent and Buyer, based on the Sellers representations, and Sellers acknowledge that because each of MPGJ I, MPGJ II, MPMA I, Mobilitie I and Mobilitie II will be treated as disregarded entities for U.S. federal income tax purposes, Buyer’s purchase of interests in the foregoing entities from Sellers is properly viewed for U.S. federal income tax purposes as a purchase of the underlying assets owned by each such entity directly from each Seller, as applicable, in exchange for a payment to each Seller of its share of the Final Purchase Price plus the amount of assumed liabilities (that are treated as liabilities of each Seller for U.S. federal income tax purposes) of the assets sold by each Seller.

(c) The amount of the Final Purchase Price plus assumed liabilities (that are treated as liabilities for U.S. federal income tax purposes) shall be allocated:

(i) first, among Sellers in a manner consistent with Section 2.1(a), which allocation shall be conclusive and binding and not subject to the remaining provisions of this Section 2.4(c), and

(ii) second, the amount allocated to each Seller pursuant to Section 2.4(c)(i) shall be further allocated, with respect to each Seller, among the assets deemed sold by each Seller (in accordance with Section 2.4(b)) based upon the fair market values thereof in accordance with the values set forth on Schedule 2.4(c)(ii), as adjusted for adjustments to the Purchase Price after the Closing in a manner mutually agreeable to Buyer and the Sellers, but consistent with Section 2.1(a) and Schedule 2.4(c)(ii). If Buyer and the Oaktree Sellers and the MP Sellers, as applicable, are unable, within fifteen (15) calendar days to resolve any disputes regarding the allocation of adjustments to the Purchase Price among the assets, such disputed items will be referred to Deloitte & Touche LLP (the “Neutral Accounting Firm”). The Neutral Accounting Firm shall, within thirty (30) calendar days, deliver to Buyer and the Oaktree Sellers and the MP Sellers, as applicable, a written report setting forth its determination as to such disputed items (and only such disputed items), and such determination will be conclusive and binding upon Buyer and Sellers. The Neutral Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees, costs and expenses of the Neutral Accounting Firm shall be allocated between Sellers, on the one hand, and Buyer (or, at its election, the Companies or Company Subsidiaries), on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Neutral Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Neutral Accounting Firm) bears to the total amount of such disputed items so submitted. For example, if Buyer challenges the calculation of the allocation of the Purchase Price by an amount of $100,000, but the Neutral Accounting Firm determines that Buyer has a valid claim for only $40,000, Sellers shall bear 40% of the fees and expenses of the Neutral Accounting Firm and Buyer (or, at its election, the Companies or Company Subsidiaries) shall bear the other 60% of such fees and expenses.

(iii) Each of Parent, Buyer and Sellers shall (A) act in a manner consistent with the final allocation determined pursuant to this Section 2.4 in the preparation of financial statements and the filing of all Tax Returns, (B) not voluntarily take any position inconsistent therewith in the course of any Tax audit or other proceeding, unless required to do so by applicable Laws (including a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law)), and (C) provide the other promptly with any other information reasonably required to timely complete IRS Form 8594, if applicable.

2.5 Closing Transactions. At the Closing, upon the terms and subject to the conditions of this Agreement:

(a) the Companies, by directing Buyer pursuant to Section 3.3(d), shall pay, release, discharge, remove, terminate, or cause to be paid, released, discharged, removed or terminated, all Indebtedness outstanding immediately prior to the Closing, including the Existing Indebtedness, and any Construction Liabilities outstanding and due and payable as of the Closing Date other than those which are the subject of a bona fide dispute (it being acknowledged, however, that the discharge of record of Liens securing the Existing Indebtedness will occur after the Closing);

(b) Mobilitie Partners II shall pay (or cause to be paid) Promissory Note I and Promissory Note II in full and, upon payment, (i) Askelson and Jabara shall cause Promissory Note I to be cancelled and the makers of Promissory Note I to be released and (ii) Mobilitie II shall cause Promissory Note II to be cancelled and the makers of Promissory Note II to be released; and

(c) each of Mobilitie I, Mobilitie II, MPGJ I, MPGJ II and MPMA I shall distribute to the Sellers that are members thereof as of the Closing 100% of its unrestricted cash or cash equivalents on hand.

2.6 Purchase Price Adjustments.

(a) No later than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a closing statement (the “Closing Statement”), which shall include a good faith calculation of (i) the Closing Date Payables Amount, (ii) the Closing Date Receivables Amount, (iii) the Closing Date Real Estate Prorations, and (iv) the Incomplete Tower Holdback Amount, if any, along with reasonable supporting documentation used in the preparation of the Closing Statement.

(b) In the event Buyer notifies Sellers of any objection to the Closing Statement prior to the Closing, then Buyer and Sellers shall negotiate in good faith to resolve such objection(s) prior to the Closing Date; provided, that if the parties are unable to resolve such objection(s) prior to the Closing Date, then the Closing Date Payables Amount, the Closing Date Receivables Amount, the Closing Date Real Estate Prorations and the Incomplete Tower Holdback Amount set forth in the Closing Statement shall be used for the purpose of calculating of the Purchase Price as of the Closing pursuant to Section 2.2 (such Purchase Price as set forth in the Closing Statement or adjusted pursuant to this Section 2.6(b), the “Closing Purchase Price”) and such objection(s) shall be resolved as set forth in Section 2.6(c).

(c) If the parties were unable to resolve any objection(s) to the Closing Statement prior to the Closing Date or, if within sixty (60) calendar days following the Closing Date, Buyer objects to the Closing Statement by written notice to the Sellers, which notice shall set forth Buyer’s objections and specify in reasonable detail the nature of any objections so asserted (the “Objections Statement”), Buyer and Sellers shall cooperate in good faith to resolve any such objection(s) as promptly as possible. If Buyer and Sellers are unable to resolve any such dispute within ninety (90) calendar days (or such longer period as Buyer and Sellers shall mutually agree in writing) of the Closing Date, such dispute and each party’s submissions related thereto shall be submitted to and resolved in accordance with this Section 2.6(c) by the Neutral Accounting Firm. Buyer and Sellers shall use reasonable efforts to cause the Neutral Accounting Firm to render a written decision resolving the matters submitted to the Neutral Accounting Firm within 30 calendar days of the making of such submission. The Neutral Accounting Firm shall consider only those items and amounts which are identified in the Objections Statement. The Neutral Accounting Firm’s decision shall be based solely on written submissions and presentations by Buyer and Sellers and their respective representatives and not by independent review. The Neutral Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Neutral Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Neutral Accounting Firm shall be allocated among Buyer and Sellers in the same manner as set forth in Section 2.4(c)(ii).

(d) The Closing Statement and the corresponding Closing Purchase Price (if Buyer does not provide an Objections Statement within sixty (60) days following the Closing Date) or as adjusted to reflect the resolution of Buyer’s objections (as agreed upon by Sellers or as determined by the Neutral Accounting Firm) (the “Final Purchase Price”) shall be final, conclusive and binding on all of the parties.

(e) Until the date the Closing Statement becomes final, conclusive and binding, in the event Buyer takes any actions, or causes the Companies and the Company Subsidiaries to take any actions, with respect to any account books and records on which the Closing Statement is based that would reasonably be expected to change any component of the Closing Statement from what such component would have been absent such action, no action shall affect the Closing Statement for purposes of this Section 2.6, unless such action is taken to correct a mistake in the classification of an item as a receivable or payable in the Closing Statement.

(f) If, after taking into account the adjustments contemplated by Section 2.6(c), the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Company Adjustment Amount”), then Parent and Buyer shall promptly (but in any event within five Business Days) deliver to Sellers, pro rata in accordance with the percentages set forth in Section C of the Company Disclosure Schedule (which percentages may be adjusted by Sellers pursuant to the Sellers Letter Agreement), by wire transfer of immediately available funds to accounts designated by Sellers, an amount equal to the Company Adjustment Amount.

(g) If, after taking into account the adjustments contemplated by Section 2.6(c), the Final Purchase Price is less than the Closing Purchase Price (such shortfall, the “Buyer Adjustment Amount”), then the Sellers and Buyer shall instruct the Escrow Agent to promptly (but in any event within five Business Days following the determination of the Final Purchase Price) deliver from the Purchase Price Escrow Account to Buyer the Buyer Adjustment Amount by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing, and the balance of the Purchase Price Escrow Account to Sellers, pro rata in accordance with the percentages set forth in Section C of the Company Disclosure Schedule (which percentages may be adjusted by Sellers pursuant to the Sellers Letter Agreement), by wire transfer of immediately available funds to one or more accounts designated by Sellers in writing. To the extent that the Buyer Adjustment Amount exceeds the Purchase Price Escrow Account, then Buyer shall be entitled to be reimbursed from the Indemnification Escrow Amount (in the case of Escrow Shares, based on the SBA Average Closing Price) without regard to the Basket Amount.

2.7 Apportionment of Real Estate Income and Expenses.

(a) With respect to each Tower, Tower Site, DAS Asset and DAS Site, appropriate prorations shall be made as of 11:59 p.m., Eastern time, on the day immediately preceding the Closing Date with respect to (i) rental and lease payments (but not one time payments made in connection with Ground Lease Buyouts or Communications Easements), (ii) Real Estate Taxes and Personal Property Taxes, (iii) utilities, and (iv) all other items of income and expense due or payable under any Ground Lease or Tenant Lease, in each case, of a nature ordinarily prorated as of closing in real estate transactions (and not separately addressed elsewhere in this Agreement), including all items of income and expense that are prepaid or payable in arrears, any unbilled costs and fees and related accounts, notes and other receivables, to the extent not reimbursed or reimbursable by an Anchor Tenant (it being understood that Sellers shall be entitled to all such income required to be paid for all periods (or portions thereof) prior to the Closing Date and shall be responsible for all such expenses covering all periods (or portions thereof) prior to the Closing Date, and Buyer being entitled to all such income required to be paid for all periods on or subsequent to the Closing Date and responsible for all such expenses of the Company Assets being conveyed for all periods (or portions thereof) on or subsequent to the Closing Date (the “Closing Date Real Estate Prorations”)). In addition to the foregoing, (1) Sellers shall receive a credit for 100% of each of the security deposits held by Ground Lessors or utility companies to the extent that the relevant Company or Company Subsidiary has provided Buyer confirmation from the Ground Lessor or utility company of the amount of such deposit and (2) Buyer shall receive a credit for 100% of the deposits owed to Tenants held by the Companies or a Company Subsidiary. Notwithstanding anything to the contrary in the foregoing, the Sellers shall be entitled to a credit under Section 2.7(a) for its share (determined or provided in the first sentence of this Section 2.7(a)) of all rental and other amounts payable under the Tenant Leases which have not yet been collected on the Closing Date, so long as such amounts do not constitute Overdue Receivables.

(b) With respect to that portion of the rents and other lease payments under the Tenant Leases which are billed on an estimated basis during the fiscal or other period for which paid (the “Estimated Rents”), (i) after any determination that there has been, with respect to any Tenant, an overbilling or underbilling of Estimated Rents for either of the fiscal years ending on December 31, 2011 and December 31, 2012 the Sellers shall, within twenty (20) days after request by Parent or Buyer accompanied by reasonably detailed evidence of any such overbilling, pay to Buyer from the Purchase Price Escrow Account the portion of the overbilled amount which is properly allocable to the period prior to the Closing Date, and promptly thereafter Buyer shall cause the entire overbilled amount to be reimbursed to such Tenant. If there has been an underbilling with respect to any such Estimated Rent, Buyer shall bill, or cause to be billed, the amount of such underbilling to the applicable Tenant, and any payment received by Buyer or the Companies on account thereof, net of costs of collection, if any, to the extent properly allocable to the periods prior to the Closing Date shall promptly be paid by Buyer or the Companies to the Sellers pro rata based on the percentages set forth on Section C of the Company Disclosure Schedule; provided, that Sellers shall be permitted to manage the process of calculating and collecting directly from the applicable Tenant any such underbillings for the fiscal year ending on December 31, 2011. Buyer shall, with respect to Estimated Rents for the fiscal year ending December 31, 2012, after the determination of any such overpayment or underpayment, promptly advise the Sellers of the same, and shall promptly respond to any inquiries made by any Seller regarding the same.

2.8 Payments Upon Incomplete Towers Becoming Completed. With respect to any Tower that was an Incomplete Tower as of the Closing Date, if Mobilitie LLC (i) has received a Completed Tower Notice, (ii) has all permits and approvals, including a certificate of occupancy or the equivalent where needed and (iii) the Tower is stacked to its full planned height and in accordance with its 2C certification (if located in the U.S.), then Mobilitie LLC shall deliver to Buyer (1) a certificate (the “Completed Tower Certificate”) certifying (a) that such Tower is a Completed Tower or (b) setting forth the items necessary to be completed in order for such Tower to be a Completed Tower and an estimate of the amounts necessary to complete such items (the “Remaining Tower Completion Expenses”), (2) a copy of the Completed Tower Notice for the subject Tower, and (3) evidence that all Construction Liabilities for such Tower (other than Remaining Tower Completion Expenses) have been paid in full. The Completed Tower Certificate shall be deemed a certification that all representations and warranties of the Companies made with respect to such Tower, the applicable Ground Lease and the applicable Tenant Leases in Sections 5.6, 5.10(a) and (b), 5.11, 5.15, 5.19 (except for the second sentence of Section 5.19(b)), 5.20(a) and (b), 5.21 and 5.23 (the “Tower Related Representations”) are true and correct as of the date of the Completed Tower Certificate, which representations and warranties shall be subject to the provisions of Article X. No later than fifteen Business Days following the delivery of such Completed Tower Certificate, Buyer and Parent shall pay in immediately available funds to the Sellers, pro rata in accordance with the percentages set forth in Section C of the Company Disclosure Schedule (which percentages may be adjusted by the Sellers pursuant to the Sellers Letter Agreement), the Incomplete Tower Holdback Amount for such Tower less the amount of the Remaining Tower Completion Expenses, if any. To the extent that Mobilitie LLC has received a Completed Tower Notice, but those items set forth in (ii) and (iii) above are not true as of the date of receipt of such Completed Tower Notice, then the Sellers, pro rata in accordance with the percentages set forth on Section C of the Company Disclosure Schedule (which percentages may be adjusted by the Sellers pursuant to the Sellers Letter Agreement), shall be entitled to receive from Buyer the Tower Cash Flow for such Tower until the earlier of (x) the date Mobilitie LLC delivers the Completed Tower Certificate and Sellers receive the Incomplete Tower Holdback Amount for such Tower (less the amount of the Remaining Tower Completion Expenses, if any) and (y) six months from the date of receipt of such Completed Tower Notice. Buyer shall remit such Tower Cash Flow within fifteen Business Days from the date it is received. Upon any Incomplete Tower becoming a Completed Tower, such Tower shall cease to be an “Incomplete Tower” for purposes of this Agreement. Upon evidence that the remaining items identified as incomplete have been completed, the Buyer and Parent shall pay in immediately available funds to the Sellers, pro rata in accordance with the percentages set forth in Section C (which percentages may be adjusted by the Sellers pursuant to the Sellers Letter Agreement) of the Company Disclosure Schedule, the applicable Remaining Tower Completion Expenses. For the avoidance of doubt, the failure to complete a Tower within the timeframes set forth in the Construction Management Agreement shall not, by itself, be deemed to negate Buyer’s obligations to pay the Incomplete Tower Holdback Amount upon receipt of the applicable Completed Tower Certificate.

2.9 Collection of Overdue Receivables. On and after the Closing, Buyer and the Companies shall remit to the Sellers payments on any Overdue Receivables received by the Companies or Company Subsidiaries and any other receivables which arose prior to the Closing to the extent Buyer has not already paid for such receivable. In addition, the Sellers may collect for their own account such Overdue Receivables on behalf of Buyer or the Companies or Company Subsidiaries, in which case the Sellers shall be entitled to retain any amounts received in respect of such Overdue Receivables and Buyer shall cause the Companies or Company Subsidiaries to endorse any checks over to the Sellers and otherwise take all similar actions necessary to provide the Sellers with the proceeds of such Overdue Receivables. Promptly, and in no event later than thirty (30) Business Days after receipt of any Overdue Receivables or such other overdue amounts, Buyer shall, or shall cause the applicable Company or Company Subsidiary to, pay the amount received to the Sellers, pro rata in accordance with the percentages set forth in Section C of the Company Disclosure Schedule (which percentages may be adjusted by the Sellers pursuant to the Sellers Letter Agreement), by wire transfer of immediately available funds to the accounts designated by the Sellers. The parties will work in good faith to determine to which period any monies received correspond.

2.10 Restrictions on Resale. Except pursuant to a Marketed Secondary Offering or an Approved Block Trade, prior to the six-month anniversary of the Closing (the “Restricted Period”) each Seller agrees not to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, in excess of such Seller’s pro rata share in accordance with the percentages set forth in Section D of the Company Disclosure Schedule (which percentages may be adjusted by Sellers pursuant to the Sellers Letter Agreement) 200,000 shares of Stock Consideration in any one trading day. Notwithstanding the foregoing, each Seller Fund may at any time after the Closing transfer or distribute all or a portion of its Stock Consideration to its ultimate parent fund entity(ies); provided, that such Persons shall be deemed “Seller Funds” for purposes of this Section 2.10.

2.11 Restrictive Legend.

(a) Each certificate issued pursuant to this Agreement representing the Stock Consideration shall have the following legend:

“The securities represented by this certificate are subject to certain restrictions on transfer specified in Section 2.10 of the Purchase and Sale Agreement dated as of February 18, 2012 by and among by and among Monarch Towers Acquisition, LLC, a Florida limited liability company, SBA Communications Corporation, a Florida corporation, Mobilitie Investments, LLC, a Delaware limited liability company, Mobilitie Investments II, LLC, a Delaware limited liability company, MPGJ-I, LLC, a Delaware limited liability company, MPMA-I, LLC, a Delaware limited liability company, MPGJ-II, LLC, a Delaware limited liability company, and each Person identified as a “Seller” on the signature pages thereto.”

(b) In connection with any sale, transfer or distribution of any Stock Consideration by any Seller in accordance with Section 2.10, Parent agrees promptly to cause its transfer agent to remove the restrictive legend on stock certificates representing shares of Stock Consideration sold, transferred or distributed to the transferees and if necessary to instruct its counsel to promptly issue an opinion confirming to the transfer agent the right to have such legend removed.

ARTICLE III

THE CLOSING

3.1 Closing; Closing Date. The closing of the transactions contemplated in Article II (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, at 1285 Avenue of the Americas, New York, New York at 10:00 a.m. Eastern Time, on the later of (a) the third Business Day after the Business Day on which conditions to Closing set forth in Article VIII and Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (b) April 2, 2012, or such other date as may be mutually agreed to by the parties, each in its sole and absolute discretion. The date upon which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed to have occurred on 10:00 a.m. Eastern Time on the Closing Date.

3.2 Sellers and Company Deliveries At Closing. At the Closing, Sellers and the Companies shall deliver or cause to be delivered to Buyer the following items:

(a) the Transferred Interests Assignment Agreement, duly executed by Sellers;

(b) the Escrow Agreement, duly executed by Sellers and the Escrow Agent;

(c) certificates of duly authorized Persons of (1) each Seller certifying as to the matters set forth in Section 8.1(a) and (2) each of the Companies certifying as to the matters set forth in Section 8.1(b) and 8.1(d);

(d) a completed Seller Questionnaire by each Seller that is receiving a portion of the Stock Consideration;

(e) all such other instruments of conveyance, transfer and assumption, in form and substance reasonably acceptable to Buyer and Sellers as may be necessary to convey the Transferred Interests to Buyer, in each case, on the terms set forth herein;

(f) the payoff letters referred to in Section 8.1(h); and

(g) the Construction Management Agreement, duly executed by Mobilitie LLC.

3.3 Parent and Buyer Deliveries at Closing. At the Closing, Parent and Buyer shall deliver or cause to be delivered the following items:

(a) by wire transfer of immediately available funds, to the account or accounts designated by Sellers not less than three (3) calendar days prior to the Closing Date, an amount equal to (i) the Cash Consideration, less (ii) an amount sufficient to repay in full the Existing Indebtedness, less (iii) the Purchase Price Escrow Amount, less (iv) the Incomplete Tower Holdback Amount less (v) all amounts due to those brokers set forth in Section 4.7 and Section 5.17;

(b) the Stock Consideration less the Indemnification Escrow Amount to the Sellers to the accounts designated by the Sellers not less than three (3) calendar days prior to the Closing Date;

(c) the Purchase Price Escrow Amount into the Purchase Price Escrow Account, and the Indemnification Escrow Amount into the Indemnification Escrow Account;

(d) by wire transfer of immediately available funds, to the account or accounts designated in writing by each Person to whom any portion of the Existing Indebtedness is owed (each, a “Existing Indebtedness Recipient”), an aggregate amount equal to the portion of the Existing Indebtedness owing to such Existing Indebtedness Recipient;

(e) by wire transfer of immediately available funds, to the account or accounts designated in writing by each Person identified in Section 4.7 and Section 5.17 an aggregate amount equal to the portion of the broker fees owing to such person;

(f) the Transferred Interests Assignment Agreement to Sellers, duly executed by Buyer;

(g) the Escrow Agreement to Sellers and the Escrow Agent, duly executed by Buyer;

(h) a certificate of a duly authorized officer of Buyer to Sellers certifying as to the matters set forth in Section 9.1(a) and 9.1(c);

(i) the Construction Management Agreement, duly executed by Buyer; and

(j) all such other instruments of conveyance, transfer and assumption, in form and substance reasonably acceptable to Buyer and Sellers as may be necessary to convey the Transferred Interests to Buyer, in each case, on the terms set forth herein.

3.4 Proceedings at Closing. Subject to Section 2.4(a), all proceedings to be taken, and all documents to be executed and delivered by the parties, at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. Notwithstanding the foregoing, the Restructuring shall be deemed to have occurred prior to the Interest Purchase.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLERS

Except as set forth in the Disclosure Schedule which is being delivered to Buyer concurrently herewith (the “Seller Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Seller Disclosure Schedule (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any other section of the Seller Disclosure Schedule and any other representation or warranty made elsewhere in Article IV, in either case, to which the relevance of such item is reasonably apparent), each Seller severally and not jointly (provided, that the foregoing shall not limit Buyer’s remedies following the Closing set forth in Section 10.2) represents and warrants to Buyer and Parent as follows:

4.1 Organization and Good Standing. Such Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, or, in the case of Mobilitie LLC, under the laws of the State of Nevada, and has all requisite limited liability company power and authority and has taken all action required to execute and deliver this Agreement and to perform its obligations hereunder.

4.2 Due Authorization; Enforceability. This Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes the legal, valid and binding obligation of Parent, Buyer and the other Sellers, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity (the “Enforceability Exceptions”). Upon the execution and delivery by such Seller of the Ancillary Agreements to which such Seller is a party, such Ancillary Agreements will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3 Title to the Transferred Interests. At the Closing, such Seller will own beneficially and of record, free and clear of any Liens, the Transferred Interests, except for (a) Liens created under the Organizational Documents of the applicable Company (or Company Subsidiary) or other Liens which will be discharged at or prior to the Closing, (b) Liens on transfer imposed under applicable securities Laws and (c) Liens created by Buyer or any of its respective Affiliates.

4.4 No Conflicts or Consents. Neither the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party nor the consummation and performance of any of the Contemplated Transactions will: (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Seller; (b) other than the Franchise Consent, require such Seller to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Authorities or any other Person; (c) contravene, conflict with, or result in a violation or breach of any of the terms and conditions of, or constitute (or with notice or lapse of time, or both, constitute) a default under, any Contract to which such Seller is a party or by or to which such Seller or the Transferred Interests held by such Seller is or may be bound or subject; or result in the creation of any Lien on the Transferred Interests held by such Seller; or (d) violate or result in the breach of any Orders or any Laws applicable to such Seller; provided, however, that no representation or warranty is made in the foregoing clauses (b), (c) or (d), with respect to matters set forth in Section 5.3.

4.5 Capitalization. Each of New M1, New M2, MPGJ I, MPGJ II and MPMA I was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Restructuring Agreement, and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the Restructuring Agreement, as applicable. As of the date hereof, (i) New M1 is owned by Mobilitie Holdings I, Mobilitie Partners I and Mobilitie LLC, (ii) New M2 is owned by Mobilitie Holdings II, Mobilitie Partners II and Mobilitie LLC, (iii) each of MPGJ I and MPMA I is wholly owned by Mobilitie I, and (iv) MPGJ II is wholly owned by Mobilitie II.

4.6 Legal Proceedings and Orders. There is no Litigation pending or, to the Knowledge of Seller, threatened against such Seller or such Seller’s Transferred Interests that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions. Each Seller is not subject to any Order which would reasonably be expected to prevent, materially impair or delay the ability of such Seller to consummate the Contemplated Transactions.

4.7 Brokers. Except for Moelis & Company LLC and Bank of America/Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees shall be paid by the Companies, no broker, finder or similar intermediary has acted for or on behalf of such Seller in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with such Seller or any action taken by it.

4.8 Exclusivity of Representations. The representations and warranties made by such Seller in this Article IV are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Each Seller hereby disclaims any each other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or its respective Representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements). The representations and warranties made by such Seller in this Article IV are also subject to Section 5.25.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE COMPANIES

Except (i) as set forth in the Disclosure Schedule which is being delivered to Buyer and Parent concurrently herewith (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any other section in the Company Disclosure Schedule and any other representation or warranty made in this Article V, in either case to which the relevance of such item is reasonably apparent), each of the Companies (jointly and severally) (and none of Sellers), hereby represent and warrant to Buyer and Parent as follows:

5.1 Due Organization; Qualification. Each Company is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Delaware. (i) Each Company Subsidiary (other than the Central American Subsidiaries) is a limited liability company duly organized and validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization, (ii) Mobilitie Guatemala is a Sociedad de Responsibilidad Limitada duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of Guatemala, and (iii) Mobilitie Nicaragua is a Compania Limitada duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of Nicaragua. Each Company and Company Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. The Organizational Documents of each Company and each Company Subsidiary, which are listed on Section 5.1 of the Company Disclosure Schedule, are true and correct copies of such documents (except for the redaction of the allocation and distribution sections of certain documents) as in effect as of the date of this Agreement and have not otherwise been amended or modified. There are no corporate minutes of any meetings of members or managers of any Company or Company Subsidiary. Each Company and Company Subsidiary is duly qualified or licensed to do business and is in good standing or the equivalent thereof in all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

5.2 Due Authorization; Enforceability. Each Company and each Company Subsidiary has all limited liability company or similar power to execute and deliver this Agreement and the Ancillary Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company and each Company Subsidiary of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by each Company and each Company Subsidiary of the transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company or similar action on the part of each Company and each Company Subsidiary and no other limited liability or similar proceedings on the part of each Company or each Company Subsidiary are necessary to authorize this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Companies and, assuming the due authorization, execution and delivery by Buyer and Parent, this Agreement constitutes the legal, valid and binding obligation of the Companies, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery by each Company or Company Subsidiary of the Ancillary Agreements to which such Company or Company Subsidiary is a party, such Ancillary Agreements will constitute the legal, valid, and binding obligations of such Company or Company Subsidiary, enforceable against such Company or Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 No Conflicts or Consents. Neither the execution and delivery by each Company and each Company Subsidiary of this Agreement and the Ancillary Agreements to which it is a party nor the consummation and performance of any of the Contemplated Transactions will: (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Company or Company Subsidiary; (b) except as set forth in Section 5.3(b) of the Company Disclosure Schedule, require such Company or Company Subsidiary to obtain or be conditioned upon it obtaining any consents, approvals, orders, authorizations, permits or actions of, or make any declaration, registration or filing with or give any notices to, any Governmental Authorities or any other Person; (c) violate or result in the breach of any applicable Orders or any applicable Laws of any Governmental Authorities; and (d) except as set forth in Section 5.3(d) of the Company Disclosure Schedule, contravene, conflict with, or result in a violation or breach of any of the terms and conditions of, or constitute (or with notice or lapse of time, or both, constitute) a default under, give to any third party any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent under, or result in the creation of any Lien, other than a Permitted Lien, on any property or asset of any of the Companies or any Company Subsidiary pursuant to, any Material Contract, note, bond, mortgage, indenture, lease, license, permit, franchise, or other instrument or obligation, to which such Company or Company Subsidiary is a party or by or to which such Company or Company Subsidiary or any Property thereof is or may be bound or subject.

5.4 Capitalization.

(a) Section 5.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the authorized, issued and outstanding equity securities of each Company as of the date hereof, and the holders of record of each Company and the amount of membership interests of such Company each owns as of the date hereof. Except as set forth on Section 5.4(a) of the Company Disclosure Schedule, there are no other equity securities of any Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity securities of, or other equity or voting interest in, such Company, to which such Company is a party or is bound requiring the issuance, delivery or sale of equity securities of such Company. There are no outstanding or authorized equity appreciation, phantom units, profit participation or similar rights with respect to the equity securities of any of the Companies to which such Company is a party or is bound, or, other than pursuant to the Restructuring, any obligation to pay any dividend or make any distribution in respect thereof, or to make any investment (in the form of a loan, capital contribution, or otherwise) to any Person. No Company has authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of such Company on any matter. Except for the Ancillary Agreements, there are no Contracts to which a Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any equity securities of, or other equity or voting interest in, such Company or (y) vote or dispose of any equity securities of, or other equity or voting interest in, such Company.

(b) Immediately prior to the Closing (after giving effect to the Restructuring), the outstanding equity securities of each Company will be as set forth on Section 5.4(b) of the Company Disclosure Schedule, and other than the equity securities listed on Section 5.4(b) of the Company Disclosure Schedule, there will be no other equity securities of such Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity securities of such Company.

(c) All of the issued and outstanding membership interests of each Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

5.5 Subsidiaries.

(a) Section 5.5(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the name and jurisdiction of each of the Company Subsidiaries and the authorized, issued and outstanding equity interests of such Company Subsidiary as of the date hereof. Except as set forth on Section 5.5(a) of the Company Disclosure Schedule, as of the date hereof, each of the outstanding equity securities of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record by a Company or a Company Subsidiary, free and clear of any Liens other than (i) Permitted Liens, (ii) Liens on transfer imposed under applicable securities Law and (iii) Liens created by Buyer’s or its Affiliates’ acts. There are no other equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever to which such Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of equity interests of such Company Subsidiary. There are no outstanding or authorized equity appreciation, phantom unit, profit participation or similar rights with respect to the equity interests of any Company Subsidiary to such Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company or Company Subsidiary on any matter. Except for the Ancillary Agreements, there are no Contracts to which any Company or any Company Subsidiary is a party or by which any Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any equity interests of any Company Subsidiary or (ii) vote or dispose of any equity interests of any Company Subsidiary.

(b) Immediately prior to the Closing (after giving effect to the Restructuring), the outstanding equity securities of each Company Subsidiary will be as set forth on Section 5.5(b) of the Company Disclosure Schedule, and other than the equity securities listed on Section 5.5(b) of the Company Disclosure Schedule, there will be no other equity securities of such Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity securities of such Company Subsidiary.

(c) No Company or Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary).

5.6 Permits; Compliance with Laws.

(a) Except as set forth in Section 5.6(a) of the Company Disclosure Schedule, each Company and Company Subsidiary has in effect all licenses, franchises, permits, certificates, approvals and authorizations, including DAS Access Agreements, of any Governmental Authorities as are necessary for the lawful use and operation of each Tower, Tower Site or DAS Asset, and the conduct of the business of each Company and Company Subsidiary and the use of their Property and assets, as presently conducted and used (collectively, “Company Permits”), and, to the Companies’ Knowledge, none of the Companies nor any of the Company Subsidiaries has received notice from any Governmental Authority that any such license, franchise, permit, certificate, approval or authorization is subject to any adverse action by such Governmental Authority.

(b) Except as set forth in Section 5.6(b) of the Company Disclosure Schedule, no Company or Company Subsidiary (i) is in conflict with, or in default or violation of, any Law applicable to such Company or Company Subsidiary or (ii) is in conflict with, or in default or violation of, any Company Permit to which any of the Companies or Company Subsidiary is a party or related to any property or asset of any Company or Company Subsidiary. Each Company and each Company Subsidiary has operated at all times (i) in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws of the United States of America, Guatemala and Nicaragua, including the United States Foreign Corrupt Practices Act and (ii) in compliance, in all material respects, with all other Laws applicable to each Company and each Company Subsidiary or by which any property, business or asset of each Company or each Company Subsidiary is bound.

(c) Neither a Company or Company Subsidiary, nor any of their respective members, managers or other agents or any other Person associated with or acting for or on behalf of a Company or Company Subsidiary, has directly or indirectly made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain any of the approvals, permits or other authorizations necessary to develop or operate the Towers or DAS Assets or to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of a Company or Company Subsidiary or any Affiliate thereof, or in violation of any Law, or established or maintained any fund or asset that has not been recorded in the books and records of a Company or Company Subsidiary.

5.7 Financial Statements; Absence of Undisclosed Liabilities.

(a) The Companies have previously made available to Buyer copies of the following (collectively, the “Company Financial Statements”): (i) (x) the audited balance sheet as of December 31, 2010 and 2009 and audited statement of income, members’ equity and cash flows of Mobilitie I for the 12-month periods ending as of such dates, and (y) the audited consolidated balance sheet as of December 31, 2010 and 2009 and audited consolidated statement of income, members’ equity and cash flows of Mobilitie II for the 12-month periods ending as of such dates, and in the case of clause (x) and (y), together with all related notes and schedules thereto, accompanied by the audit reports of KPMG LLP, independent auditors of the Companies (collectively, the “Audited Financial Statements”), and (ii) (A) the unaudited balance sheet as of November 30, 2011 the (“Most Recent Balance Sheet Date”) (the “Mobilitie I Most Recent Balance Sheet”) and unaudited statement of income, members’ equity and cash flows of Mobilitie I for the 11-month period ending as of such date, and (B) the unaudited consolidated balance sheet as of the Most Recent Balance Sheet Date (the “Mobilitie II Most Recent Balance Sheet” and together with the Mobilitie I Most Recent Balance Sheet, the “Most Recent Balance Sheet”) and unaudited consolidated statement of income, members’ equity and cash flows of Mobilitie II and its Subsidiaries for the 11-month period ending as of such date (the “Unaudited Financial Statements”).

(b) The Company Financial Statements fairly present, in all material respects, the financial position of the Companies and the Company Subsidiaries as of the respective dates thereof, and the results of the operations and cash flows of the Companies and the Company Subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in any notes thereto (and except in the case of the Unaudited Financial Statements, for the absence of footnotes and subject to year-end accounting and audit adjustments).

(c) Except (i) as reflected or reserved against in the Most Recent Balance Sheet, (ii) for liabilities incurred in the ordinary course of business as previously conducted by the Companies or any of the Company Subsidiaries since the date of the Most Recent Balance Sheet, (iii) as set forth in Section 5.7 of the Company Disclosure Schedule or (iv) for those that will be paid at Closing, the Companies and the Company Subsidiaries do not have any liabilities, Indebtedness or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected or reserved against in a balance sheet of the Companies and the Company Subsidiaries.

(d) Other than the Existing Indebtedness, the Companies and the Company Subsidiaries, on a combined basis, do not have any Indebtedness other than Indebtedness that will be repaid on or prior to the Closing. On the Closing Date after giving effect to the Contemplated Transactions, the Companies and the Company Subsidiaries, on a combined basis, will not have (i) any Indebtedness or (ii) any Construction Liabilities, other than those that relate to Incomplete Towers which are not yet due and payable or are the subject of a bona fide dispute and which Sellers are obligated to pay pursuant to Section 7.20.

5.8 Absence of Certain Changes. Since the Most Recent Balance Sheet Date through the date of this Agreement, (a) the Companies and the Company Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business as previously conducted by the Companies or any of the Company Subsidiaries (other than with respect to the Restructuring) and (b) there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, any Company Material Adverse Effect. Except as contemplated by this Agreement, there has not been (i) since December 31, 2010, any material change in accounting methods, principles or practices employed by the Companies or the Company Subsidiaries or (ii) since the Most Recent Balance Sheet Date, any action of the types described in Section 7.1(b) and 7.1(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

5.9 Legal Proceedings and Orders. Other than set forth on Section 5.9 of the Company Disclosure Schedule, there is no Litigation pending to which a Company or Company Subsidiary is a party, or, to the Knowledge of the Companies, threatened, against any of the Companies or Company Subsidiaries or any of their respective Property. There is no Litigation to which a Company or Company Subsidiary is a party which, individually or in the aggregate, has caused or would reasonably be expected to cause, a Company Material Adverse Effect. None of the Companies or the Company Subsidiaries or their respective Property is subject to any Order or, to the Knowledge of the Companies, any investigation of the Companies or Company Subsidiaries, by any Governmental Authority that relates to the Business, or any of the Property owned or used by the Companies or the Company Subsidiaries, or that challenges or that would reasonably be expected to materially delay or materially impair the Companies’ or the Company Subsidiaries ability to consummate the Contemplated Transactions.

5.10 Contracts.

(a) Ground Leases.

(i) Section 5.10(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of (1) the location of each Tower Site and (2) the Ground Lease for each Tower Site (including the name of the Ground Lessor and the rent amount (which rent amounts may be monthly, quarterly or annually, as indicated in Section 5.10(a)(i) of the Company Disclosure Schedule) relating to each Ground Lease as of the date hereof). With respect to each such Ground Lease set forth opposite the Company’s or such Company Subsidiary’s name on Section 5.10(a)(i) of the Company Disclosure Schedule, such Company or Company Subsidiary holds the lessee’s interest created under each such Ground Lease, and is the sole owner of the Improvements located on the Leased Real Property being leased thereunder. The Ground Leases and the Improvements in connection therewith are, and at Closing shall be, free and clear of all Liens, excepting only the Permitted Liens and Liens which will be released at or prior to the Closing or are created by or through Buyer or any of its respective Affiliates.

(ii) Except as set forth on Section 5.10(a)(ii) of the Company Disclosure Schedule, (1) each such Ground Lease (as modified or amended) is a valid and binding agreement of the applicable Company or Company Subsidiary, subject to the Enforceability Exceptions, and is in full force and effect; (2) the applicable Company or Company Subsidiary has not received written notice or, to the Knowledge of the Companies, oral notice from, or given written notice or, to the Knowledge of the

Companies, oral notice to, any Ground Lessor claiming that such Ground Lessor or Company or Company Subsidiary, as applicable, is in default in any material respect under any of such Ground Lease, which default remains uncured, and, to the Knowledge of the Companies, there is no event which, with the giving of notice or the passage of time or both, would constitute a material default, which default remains uncured and (3) the applicable Company or Company Subsidiary is in actual possession of the leased premises under each of the Ground Leases, subject to the rights of Tenants and holders of Permitted Liens, and the Improvements are constructed on the property being leased pursuant to the Ground Leases;

(iii) Except as set forth in Section 5.10(a)(iii) of the Company Disclosure Schedule, the applicable Company or Company Subsidiary (1) is current in the payment of rent set forth in each of the Ground Leases and there are no past due amounts payable by such Company or Company Subsidiary under the Ground Leases and (2) is not obligated to pay to any of the Ground Lessors or grantors of the Ground Leases for any period subsequent to the Closing Date any amounts for revenue sharing for tenants located on any of the Leased Real Property;

(iv) Except as set forth in Section 5.10(a)(iv) of the Company Disclosure Schedule, each Ground Lease has at least twenty (20) years remaining under the term, which may include extension terms not yet exercised (provided that under the terms of such Ground Lease the extension terms are either automatic or exercisable at the tenant’s option and no other Person, other than the tenant, is entitled to prevent, refuse or nullify the exercise of such extension, unless the tenant is in default); and

(v) Except as set forth in Section 5.10(a)(v) of the Company Disclosure Schedule, immediately subsequent to the Closing, each Ground Lease will permit the applicable Company or Company Subsidiary to co-locate additional tenants on the Leased Real Property without the requirement to obtain the approval or consent (subject to applicable zoning requirements) of any other Person and without the requirement to pay additional money (other than nominal costs and expenses) to any other Person, including the obligation to pay any revenue sharing to the Ground Lessor thereunder.

(vi) Section 5.10(a)(vi)(1) of the Company Disclosure Schedule sets forth a list of all agreements that give the right to any Company or any Company Subsidiary to purchase the fee title or easement to the real estate underlying any Tower. Section 5.10(a)(vi)(2) of the Company Disclosure Schedule sets forth a list of all Tower Sites where any Company or any Company Subsidiary is currently obligated pursuant to a Contract to purchase the fee title or easement to the real estate at such Tower Site or pursuant to which there is a long-term prepaid lease.

(vii) Except as set forth in Section 5.10(a)(vii) of the Company Disclosure Schedule, to the Knowledge of the Companies, none of the entities listed in Section 1.1(b) of the Buyer Disclosure Schedule have a beneficial or ownership interest in any of the real property leased pursuant to any of the Ground Leases.

(viii) Section 5.10(a)(viii) of the Company Disclosure Schedule lists the Ground Leases where a Company or a Company Subsidiary is collecting rent from the owner or lessor of a Tower or other Improvement on the Property that is not owned by a Company or a Company Subsidiary.

(b) Tower Leases.

(i) Section 5.10(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Master Lease. Other than the Master Leases, there are no master agreements or any arrangements between a Company or any Company Subsidiary and any Person that requires or limits rental rates that can be charged to any Person who leases space in the future on any of the Towers, Tower Sites or Improvements.

(ii) Section 5.10(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of each Tower Lease that is not a Master Lease for the Tower Sites. In addition, Section 5.10(b)(ii) of the Company Disclosure Schedule sets forth the rent amount (which rent amounts may be monthly, quarterly or annually, as indicated in Section 5.10(b)(ii) of the Company Disclosure Schedule) relating to each Tower Lease (whether pursuant to a Master Lease or otherwise) as of the Effective Date and the annual rent escalator.

(iii) Except as set forth on Section 5.10(b)(iii) of the Company Disclosure Schedule,

(1) the applicable Company or Company Subsidiary is collecting the rent set forth in each Tower Lease on a current basis (and not on an accrual basis) and there are no past due amounts thereunder which are thirty (30) calendar days or more past due as of January 31, 2012, nor are any Tower Leases currently on an accrual basis where, to the Knowledge of the Companies, voluntary or involuntary liquidation proceedings have been commenced or the Tenant is in receivership;

(2) except Anchor Tenants, no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Closing Date nor are there any “claw-back” or rental rate reductions for any tenant as a result of additional tenants entering into leases for the Property; and

(3) there are no security deposits or prepaid rentals under any of such Tower Leases.

(iv) Other than the Tower Leases and other than the Permitted Liens, there are no leases, subleases, licenses or other occupancy agreements (written or oral) by which a Company or Company Subsidiary grants any possessory interest in or to Tower Sites, the Towers or the Improvements thereon or any other rights with respect to the use of any of the Tower Sites.

(v) Either one of the Companies or a Company Subsidiary is the original lessor (or has validly succeeded to the rights of the original lessor) under each of the Tower Leases. Each such Tower Lease (as modified or amended) is a valid and binding agreement of the applicable Company or Company Subsidiary, subject to the Enforceability Exceptions, and is in full force and effect. Except as set forth in Section 5.10(b)(v) of the Company Disclosure Schedule, as of the date hereof, the applicable Company or Company Subsidiary:

(1) has not given written notice or, to the Knowledge of the Companies, oral notice, to any Tenant claiming that the Tenant is in default in any material respect under its Tenant Lease that remains uncured, and, to the Knowledge of the Companies, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured,

(2) has not received written notice or, to the Knowledge of the Companies, any oral notice, from any Tenant claiming that a Company or Company Subsidiary is in default in any material respect under any such Tenant Lease, or claiming that there are material defects in the Improvements, which default or defect remains uncured, and, to the Knowledge of the Companies, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured,

(3) has not received written notice or, to the Knowledge of the Companies, any oral notice, from any Tenant asserting any claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease, which notice remains outstanding, and

(4) has not received written notice or, to the Knowledge of the Companies, any oral notice, from any Tenant that it intends to terminate, not renew or repudiate its Tenant Lease prior to or at the end of the current term of such Tenant Lease.

(vi) No representation is made in this Section 5.10(b) with respect to any Tower Lease that has or will be executed in connection with a Tower that is an Incomplete Tower.

(vii) The information contained in Section 5.10(b)(vii) of the Company Disclosure Schedule, to the Knowledge of the Companies without having visited the applicable Tower Sites, accurately reflects the equipment installed by the applicable Anchor Tenant on, or approved for installation by the applicable Anchor Tenant on, the Tower Sites set forth on such schedule as of January 2012.

(c) Communications Easements and Lease Buyout Sites. Section 5.10(c)(1) of the Company Disclosure Schedule contains a list of each Communications Easement and Lease Buyout Site of the Companies and the Company Subsidiaries, including the expiration date of the easement or lease. Except as set forth on Section 5.10(c)(2) of the Company Disclosure Schedule, a Company or a Company Subsidiary, as applicable, is the original grantee (or has validly succeeded to the rights of the grantee) under each of the Communications Easements and Lease Buyout Sites set forth on Section 5.10(c)(1) of the Company Disclosure Schedule, has good title to such Communications Easements and Lease Buyouts and is the sole owner of the Improvements located thereon. The interest of such Company or such Company Subsidiary in such Communications Easements and Lease Buyout Sites is not subject to any Liens other than Permitted Liens and Liens thereon which will be discharged at or prior to the Closing or are created by or through Buyer or any of its Affiliates. At Closing, the interest of such Company or such Company Subsidiary in such Communications Easements and Lease Buyout Sites shall be free and clear of all Liens, excepting only the Permitted Liens and Liens created by Buyer or through any of Buyer’s Affiliates. Furthermore, (i) the agreement creating each such Communications Easement (each as modified or amended) is a valid and binding agreement of the applicable Company or Company Subsidiary, subject to the Enforceability Exceptions, and is in full force and effect, (ii) the applicable Company or Company Subsidiary is in actual possession of the easement area under each of the Communications Easements, and the Improvements are all constructed on the property subject to the Communications Easements, (iii) except as set forth on Section 5.10(c)(3) of the Company Disclosure Schedule, no Communications Easement or Lease Buyout Site requires any payment of any additional money (other than nominal costs and expenses or as otherwise may be contained in the underlying Ground Lease) to the Ground Lessor thereunder or other counterparty thereto for the use of such Communications Easement; (iv) except as set forth on Section 5.10(c)(4) of the Company Disclosure Schedule, the applicable Company or Company Subsidiary is not obligated to pay to any of the grantors or Ground Lessors of the Communications Easements and Lease Buyout Sites for any period subsequent to the Closing Date any amounts for revenue sharing for current or future tenants located on any of the Communications Easements and Lease Buyout Sites; and (v) as of the date hereof, the applicable Company or Company Subsidiary has not given written notice to or received written notice, or to the Companies’ Knowledge, any other type of notice, from any Person claiming that the Person or Company or Company Subsidiary is in default in any material respect under any Communications Easement which default remains uncured and, to the Knowledge of the Companies, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured, and (vi) each Communications Easement or Lease Buyout Site (A) except as set forth on Section 5.10(c)(5) of the Company Disclosure Schedule, has at least twenty (20) years remaining under the term, and (B) except as set forth on Section 5.10(c)(6) of the Company Disclosure Schedule, subsequent to the Closing, will permit a Company or Company Subsidiary to co-locate additional tenants on the Communications Easement or Lease Buyout Site without the requirement to obtain the approval or consent (subject to applicable zoning requirements) of any other Person and without the requirement to pay additional money (other than nominal costs and expenses or as otherwise may be contained in the underlying Ground Lease) to any other Person for the use of such Communications Easement, including the obligation to pay any revenue sharing to the grantor of the Communications Easement or Lease Buyout Site.

(d) Anchor Tenants. Section 5.10(d)(i) of the Company Disclosure Schedules sets forth the name of each Anchor Tenant, the amount that such Anchor Tenant reimbursed the relevant Company or Company Subsidiary for expenses for the fiscal years ended December 31, 2011 and December 31, 2010. No Anchor Tenant has ever refused to lease any space to any collocator. Except as set forth in Section 5.10(d)(ii) of the Company Disclosure Schedule, only T-Mobile, in its capacity as an Anchor Tenant, has the right to lease space at its Tower Site or DAS Site to a third party collocator under the terms of the relevant Ground Lease or DAS Customer Agreement. Except as set forth on Section 5.10(d)(iii) of the Company Disclosure Schedule, no Tenant, other than an Anchor Tenant, has the right to receive any portion of the revenue from the collocation of another Tenant at any Tower, Tower Site or DAS Site.

(e) Easements Appurtenant. Except as set forth in Section 5.10(e) of the Company Disclosure Schedule, there are no Easements Appurtenant with any Person which require the payment of additional money (other than nominal costs and expenses and the payment of amounts due under the relevant Ground Lease) for the use of such Easement Appurtenant.

(f) Acquisition Agreements. Except as set forth in Section 5.10(f) of the Company Disclosure Schedule, other than pursuant to the Master Leases, neither the Company nor any Company Subsidiary has acquired any completed Tower from any Person.

(g) DAS Access Agreements. Section 5.10(g) of the Company Disclosure Schedule contains a complete and accurate list of each DAS Access Agreement, each of which has been made available to Buyer for review prior to the Effective Date. Except as set forth on Section 5.10(g) of the Company Disclosure Schedule, one of the Companies or a Company Subsidiary is the original grantee, lessee, licensee or party (or has validly succeeded to the rights of the original grantee, lessee, licensee or party) under each of the DAS Access Agreements. At Closing, the DAS Access Agreements shall be free and clear of all liens and encumbrances, excepting only the Permitted Liens and Liens created by or through Buyer or any of its Affiliates. Furthermore, each DAS Access Agreement, as of the date hereof: (i) is, and at Closing will be, in full force and effect, (ii) is properly executed, and (iii) is, and at the Closing will be, current (i.e., all amounts then due and owing under each DAS Access Agreement will have been paid in full), (iv) is, and at the Closing will be, current with respect to renewals (i.e., any renewal that may come due between the time this Agreement is executed and Closing will have been effected), and (v) no material default by the Companies or the Company Subsidiaries, or to the Knowledge of the Companies, any other party thereto will exist that remains uncured nor, to the Knowledge of the Companies, any event or circumstance that with the giving of notice and/or the passage of time would constitute a material default and that remains uncured. Additionally, except as expressly set forth in Section 5.10(g) of the Company Disclosure Schedule, the Companies and the Company Subsidiaries are not obligated to pay any rent or similar charges to any of the landlords or other counterparties under any of the DAS Access Agreements for any period subsequent to the Closing Date. The DAS Access Agreements are all the agreements necessary to provide access sufficient to construct, install, own and operate all for the DAS Networks as they are required to be operated by the Companies and the Company Subsidiaries to conduct the DAS Business pursuant to the DAS Customer Agreements.

(h) DAS Governmental Approvals. Except as set forth on Section 5.10(h) of the Company Disclosure Schedule, (i) a Company or a Company Subsidiary has obtained all material DAS Governmental Approvals required for the construction and operation of the DAS Business, (ii) all such DAS Governmental Approvals are in full force and effect, (iii) the Companies and the Company Subsidiaries are in compliance in all material respects with all of such DAS Governmental Approvals, (iv) if any such DAS Governmental Approval expires or if a Company or a Company Subsidiary is not in compliance with any DAS Governmental Approvals in any material respect, a Company or a Company Subsidiary will take commercially reasonable steps to renew such DAS Governmental Approval or remedy such non-compliance, and (v) other than with respect to the Mobilitie Franchise Contract, which is addressed in Section 7.5(d), a Company or a Company Subsidiary covenants and agrees to take commercially reasonable steps to transfer any DAS Governmental Approvals to a Company or Company Subsidiary if such transfer is required.

(i) DAS Construction and Equipment Contracts. Section 5.10(i) of the Company Disclosure Schedule contains a complete and accurate list of each DAS Construction and Equipment Contract. Except as set forth on Section 5.10(i) of the Company Disclosure Schedule, Mobilitie LLC is the original party to all DAS Construction and Equipment Contracts (or has validly succeeded to the rights of the original party). At Closing, the following will be true with respect to all DAS Construction and Equipment Contracts: (i) all obligations of the Companies or the Company Subsidiaries that are required to be performed prior to Closing will have been fulfilled in accordance with their terms and conditions, (ii) all warranties granted under the DAS Construction and Equipment Contracts will be in full force and effect in accordance with their terms, (iii) all amounts due and owing under the DAS Construction and Equipment Contracts will have been paid in full (except to the extent reflected on Section 5.10(i) of the Company Disclosure Schedule), and (iv) other than Permitted Liens there will be no liens or encumbrances on the DAS Assets arising out of such DAS Construction and Equipment Contracts.

(j) DAS Network Maintenance or Monitoring Agreements. Section 5.10(j) of the Company Disclosure Schedule contains a complete and accurate list of each DAS Network Maintenance or Monitoring Agreement, all of which has been made available to Buyer for review prior to the Effective Date. Except as set forth on Section 5.10(j) of the Company Disclosure Schedule, a Company or a Company Subsidiary is the original party to all DAS Network Maintenance or Monitoring Agreements (or has validly succeeded to the rights of the original party). With respect to all DAS Network Maintenance or Monitoring Agreements: (i) each of them will be in full force and effect, (ii) as of the date hereof, no material default by the Companies or Company Subsidiaries, or to the Knowledge of the Companies, any other party thereto will exist that remains uncured nor, to the Knowledge of the Companies, any event or circumstance that with the giving of notice and/or the passage of time would constitute a default in any material respect and that remains uncured.

(k) DAS Fiber Assets. A Company or a Company Subsidiary owns all DAS Fiber Assets, and no payments by a Company or Company Subsidiary are required to be made, prior to or after the Closing Date, for the purchase or continued use of the DAS Fiber Assets.

(l) DAS Customer Agreements. Section 5.10(l) of the Company Disclosure Schedule contains a complete and accurate list of each DAS Customer Agreement, each of which has been made available to Buyer for review prior to the Effective Date, and identifies those DAS Customer Agreements which are master agreements or other arrangements with any Person that requires or limits rental rates that can be charged to any Person for space on any of the DAS Networks or DAS Assets. Except as set forth on Section 5.10(l) of the Company Disclosure Schedule, a Company or a Company Subsidiary is the original party to all DAS Customer Agreements (or has validly succeeded to the rights of the original party to the DAS Customer Agreements). With respect to all of the DAS Customer Agreements (i) each of them will be in full force and effect, (ii) as of the date hereof, no material default by the Companies or the Company Subsidiaries, or to the Knowledge of the Companies, any other party thereto will exist that remains uncured nor, to the Knowledge of the Companies, any event or circumstance that with the giving of notice and/or the passage of time would constitute such a default and that remains uncured, and (iii) the DAS Customer Agreements will be in the name of a Company or a Company Subsidiary or will be freely assignable to a Company or a Company Subsidiary and the Companies, the Company Subsidiaries and their members will take all steps to effect such assignment if necessary. Section 5.10(l) of the Company Disclosure Schedule sets forth any DAS Customer Agreements pursuant to which there are any “claw back” or rental rate reductions for any customer as a result of additional customers entering into agreements for any of the DAS Networks.

(m) Performance or Removal Bonds. Section 5.10(m) of the Company Disclosure Schedule sets forth all outstanding performance or removal bonds (surety or cash), the Tower Sites and DAS Sites to which such bond relates, the type of outstanding bond, the amount of such bonds, and the payee under such bonds. Except as set forth in Section 5.10(m) of the Company Disclosure Schedule, none of the reimbursement and other obligations of the Companies or any Company Subsidiaries under any outstanding performance or removal bonds secured by letters of credit or other collateral.

(n) Other Material Contracts. Section 5.10(n) of the Company Disclosure Schedule contains a list of each Material Contract, other than those covered in clauses (a) through (m) above (including Tower maintenance, security, generator, power, fumigation, landscaping, snow removal, utility, monitoring and other service contracts), to which a Company or its Company Subsidiary is a party. Furthermore, (i) each such Material Contract is a valid and binding agreement of the applicable Company or Company Subsidiary, subject to the Enforceability Exceptions, and is in full force and effect and has not been modified or amended, (ii) the applicable Company or Company

Subsidiary has paid all sums due thereunder on a current basis and there are no past due amounts, and (iii) as of the date hereof, such Company or Company Subsidiary has not received any written notice nor, to the Knowledge of the Companies, any oral notice, from or given written notice to any Person claiming that such Person or Company or Company Subsidiary, as applicable, is in breach or default in any material respect under any such Material Contract, which breach or default remains uncured, and, to the Knowledge of the Companies, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default under any such Material Contract and which remains uncured. Other than Material Contracts set forth on Section 5.10(n) of the Company Disclosure Schedule, Contracts described in clauses (a) through (m) above and Material Contracts entered into in accordance with this Agreement, there are no other Material Contracts that will be binding on the Companies or the Company Subsidiaries, the Tower Sites or the Improvements as of the Closing.

(o) The information provided on Section 5.10(o) of the Company Disclosure Schedule represents, in all material respects, a list of applications or other expressions of interests of potential tenants for collocation on the Towers, on the DAS Networks, or potential Lease Buyout Sites, as of February 15, 2012. No representation or warranty is being made as to whether the parties identified on Section 5.10(o) of the Company Disclosure Schedule will actually enter into any agreement regarding collocation or other matters.

5.11 Condemnation. To the Knowledge of the Companies, as of the date of this Agreement, there are no present or pending legal or administrative proceedings relative to expropriation, or other taking by any Governmental Authority, of any portion of Improvements, the Companies and Company Subsidiaries have not received written notice of the commencement of any such proceeding and, to the Companies’ Knowledge, no such proceeding is threatened.

5.12 Tax Matters.

(a) All Tax (other than Real Estate Tax and Personal Property Tax) Returns required to be filed by or with respect to the Companies and Company Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct.

(b) All Taxes (other than Real Estate Taxes and Personal Property Taxes) due and owing by any of the Companies or Company Subsidiaries have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). No claim has ever been made in writing and addressed to any Company or Company Subsidiary by a taxing authority in a jurisdiction where any Company or Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Companies or the Company Subsidiaries, and, after the Closing Date, none of the

Companies or Company Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(d) Each of the Companies and Company Subsidiaries has withheld and paid all Taxes (other than Real Estate Taxes and Personal Property Taxes) required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, member or other third party.

(e) None of the Companies or Company Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b).

(f) All material deficiencies for Taxes (other than Real Estate Taxes and Personal Property Taxes) asserted or assessed in writing against the Companies or Company Subsidiaries have been fully and timely paid, settled or properly reflected in the Company Financial Statements.

(g) No audit is pending or, to the Knowledge of the Companies, threatened in writing with respect to any material Taxes (other than Real Estate Taxes and Personal Property Taxes) due from or with respect to the Companies or Company Subsidiaries.

(h) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes (other than Real Estate Taxes and Personal Property Taxes) due from the Companies or Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(i) Each Company and each Company Subsidiary is, and has been since its formation, treated as a partnership or disregarded entity for U.S. federal income tax purposes, and immediately after the Restructuring and at all times thereafter through immediately before the Closing each Company will be treated as a disregarded entity for U.S. federal income tax purposes.

(j) The representations set forth in clauses (a) through (h) are true and correct with respect to Real Property Taxes and Personal Property Taxes owed by any of the Companies or the Company Subsidiaries.

(k) This Section 5.12 constitutes the exclusive representations and warranties of Sellers, the Companies and the Company Subsidiaries with respect to Taxes.

5.13 Intellectual Property.

(a) Section 5.13 of the Company Disclosure Schedule sets forth (i) all material Intellectual Property related to the businesses of the Companies and the Company Subsidiaries that is owned by any Company or Company Subsidiary and registered, issued or the subject of a pending application for registration (“Owned Intellectual Property”) and (ii) all material Intellectual Property related to the businesses of the Companies and the Company Subsidiaries that is owned by a third party and licensed or sublicensed by either a Company or Company Subsidiary (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) (“Licensed Intellectual Property”), and the Owned Intellectual Property and the Licensed Intellectual Property together constitute all the Intellectual Property used in or reasonably necessary for the conduct of the business of the Companies and the Company Subsidiaries as currently conducted.

(b) To the Knowledge of the Companies, a Company or a Company Subsidiary, as applicable, (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of any Liens other than Permitted Liens and (ii) has a right to use the Licensed Intellectual Property.

(c) To the Knowledge of the Companies, neither the validity, ownership or effectiveness of, nor the applicable Company’s or Company Subsidiary’s title to or use or right to use of, any material Intellectual Property owned or used by any Company or Company Subsidiary is being challenged in any Proceeding to which a Company or a Company Subsidiary is a party or to which its assets are subject, nor to the Knowledge of the Companies, is any such litigation threatened.

(d) This Section 5.13 constitutes the exclusive representations and warranties of Sellers, the Companies and the Company Subsidiaries with respect to Intellectual Property.

5.14 No Employees. None of the Companies or the Company Subsidiaries shall have any employees at the time of Closing, or have ever had any employees.

5.15 Environmental Compliance and Disclosure.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Schedule: (i) each Company and Company Subsidiary possesses, and is in compliance with, all permits, licenses, registrations and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to such Company and such Company Subsidiary, (ii) there are no proceedings, investigations or inquiries pending, or, to the Knowledge of the Companies, threatened to cancel, modify, or not renew any such permits, licenses, registrations or governmental authorizations, and (iii) each Company and Company Subsidiary is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

(b) None of the Companies nor any of the Company Subsidiaries has received written notice of actual, threatened or potential liability, or request for information, and, to the Companies’ Knowledge, none of the Companies nor any of the Company Subsidiaries has received oral notice of actual, threatened or potential liability, or request for information that would reasonably expected to be material to the business of each Company or Company Subsidiary, taken as a whole, under CERCLA or any other applicable Environmental Law from any governmental agency, citizens’ group, or other putative plaintiff or plaintiffs.

(c) Except as set forth on Section 5.15(c) of the Company Disclosure Schedule, to the Knowledge of the Companies, no Hazardous Materials have ever been or are being spilled, Released, discharged, disposed, placed, or migrated, or otherwise caused to become located in any environmental medium or building interior, including soil, sub-surface strata, indoor or ambient air, water or ground water, under, at, or upon any Property or Tower Site currently or previously owned or leased by a Company or any Company Subsidiary, in a condition or concentration which requires investigation or cleanup under Environmental Laws.

(d) Neither a Company nor any Company Subsidiary has entered into or agreed to, nor does it contemplate entering into, any material consent, Order, or settlement, and neither a Company nor any Company Subsidiary is subject to any material consent, Order, or settlement, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(e) Neither a Company nor any Company Subsidiary is subject to any administrative or judicial proceeding and, to the Knowledge of the Companies, has not been alleged in writing by any Governmental Authority to be in violation of applicable Environmental Laws either now or any time previously which has not been fully resolved.

(f) None of the Companies nor any of the Company Subsidiaries has received written notice that it is subject to any claim, obligation, investigation, inquiry, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and, to the Companies’ Knowledge, none of the Companies nor any of the Companies Subsidiaries have received any oral notice that it is subject to any claim, obligation, investigation, inquiry, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law that has not been addressed or remediated in accordance with applicable Environmental Laws by such Company or such Company Subsidiary.

(g) Except as set forth on Section 5.15(g) of the Company Disclosure Schedule, no Company Asset, Property or any Tower Site contains any asbestos, PCBs or underground or aboveground storage tanks, in a condition that requires action to comply with Environmental Laws.

(h) The Towers developed by Mobilitie Guatemala are authorized by the Ministerio de Ambiente y Recursos Naturales of Guatemala (“MARN”) as the proponent under the Plan de Ampliacion de Ochocientos Sitios de Telefonica

Movil (“Environmental Plan”). Each Tower located in Guatemala has been constructed in accordance with the Environmental Plan, and Mobilitie Guatemala does not have any additional obligations under the Environmental Plan in connection with such Tower. Further information on the proponent under the Environmental Plan is set forth in Section 5.15(h) of the Company Disclosure Schedule.

(i) The representations and warranties in this Section 5.15 and in Section 5.6 (Permits; Compliance with Laws) are the sole representations and warranties in this Agreement concerning environmental matters or Environmental Laws.

5.16 Affiliate Transactions. Section 5.16 of the Company Disclosure Schedule sets forth all Contracts to which a Company or Company Subsidiary is a party with any Seller or its Affiliate (other than a Company or Company Subsidiary) (an “Affiliate Contract”) as of the date of this Agreement. Except as set forth on Section 5.16 of the Company Disclosure Schedule and excluding the Retained Management Assets, the Excluded Assets and the Excluded Liabilities, neither a member, manager, or Affiliate of the Companies or Company Subsidiaries has any interest in any properties (whether real, personal or mixed and whether tangible or intangible) used by the Companies or Company Subsidiaries in the conduct of the business of the Companies and the Company Subsidiaries.

5.17 Brokers. Except for Moelis & Company LLC and Bank of America/Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or similar intermediary has acted for or on behalf of a Company or a Company Subsidiary in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with such Company or Company Subsidiary or any action taken by it.

5.18 Insurance. Section 5.18 of the Company Disclosure Schedule sets forth (i) the insurance policies in force naming a Company or any Company Subsidiary as an insured or beneficiary or as a loss payable payee or for which a Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums and (ii) a claims history for the Companies and the Company Subsidiaries for the three (3) year period prior to the date hereof under any and all insurance policies in existence at the time of such claim or claims. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither a Company nor any Company Subsidiary has received, as of the date hereof, written notice of any pending cancellation or premium increase (retroactive or otherwise) with respect thereto. Each Company and each Company Subsidiary is in compliance in all material respects with all conditions contained in such insurance policies.

5.19 Real Property.

(a) The Company does not own any real property in fee simple. Except as set forth on Section 5.19(a) of the Company Disclosure Schedule, a Company or a Company Subsidiary holds a valid leasehold or other valid interest or right in the Leased Real Property and a valid easement interest in each Communications Easement or Easement Appurtenant (which may, in the case of Easements Appurtenant, be limited to the term of the Ground Lease which provides for such Easement Appurtenant), in each instance free and clear of all Liens, other than Permitted Liens. In the Territory, except as set forth on Section 5.19(a) of the Company Disclosure Schedule, the applicable Ground Lessor has a titled interest in the applicable Leased Real Property and in the applicable Communications Easements or applicable Easement Appurtenant (which may, in the case of Easements Appurtenant, be limited to the term of the Ground Lease which provides for such Easement Appurtenant). The Companies or Company Subsidiaries hold their interests in the Leased Real Property, the Communications Easements and the Easements Appurtenant free and clear of all Liens, other than Permitted Liens.

(b) Section 5.19(b) of the Company Disclosure Schedule sets forth (x) each Tower Site on which there is more than one Tower and, (y) if any Tower on such Tower Site is not owned by a Company or a Company Subsidiary, the name of the Person that owns the Tower on such Tower Site. As of the date hereof, except as set forth on Section E and Section 5.6 of the Company Disclosure Schedule, all of the Towers are Completed Towers and all Towers are operational and no additional work is required for such operation or completion of any Tower. To the Knowledge of the Company, at least 75% of the Towers can accommodate at least one additional broadband Tenant (in addition to the initial Tenant for whom the Tower was constructed), without taking into consideration the effect, if any, of structural defects in the Towers, changes in structural loading standards, soil conditions, or other conditions relating to the Tower Site. Section 5.19(b) of the Company Disclosure Schedule sets forth, for each Tower (i) the height of such Tower, (ii) the type of such Tower, and (iii) and whether such Tower has lights.

5.20 Title; Ownership and Related Matters.

(a) Except as set forth on Section 5.20(a)(i) of the Company Disclosure Schedule, a Company or a Company Subsidiary owns all right, title and interest in or to, or has a valid leasehold or easement interest in or other right to use, all of the Improvements, Appurtenant Property, Intangible Personal Property and Tangible Personal Property, free and clear of any Liens, other than Permitted Liens; provided, that with respect to the Appurtenant Property, the foregoing representations shall apply only to clause (d) and (e) of the definition thereof. There are no contractual restrictions, covenants or deed restrictions, which are binding on the applicable Company or Company Subsidiary that would limit the use of the related Tower or DAS Asset to a single Tenant. Except as set forth on Section 5.20(a)(ii) of the Company Disclosure Schedule, and other than the Excluded Assets, the Retained Management Assets and any services provided under the Management Agreements, the interests held by a Company or a Company Subsidiary with respect to the Improvements, Towers, Tower Sites, DAS Networks and the Company Assets include sufficient rights to all personal property, both tangible and intangible, and agreements reasonably necessary to operate such Improvements, Towers, Tower Sites, DAS Networks and Company Assets as operated by the Companies and the Company Subsidiaries on or immediately prior to the date of this Agreement.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST

(b) Except as set forth in the applicable Ground Leases or Tower Leases, no Ground Lessor has the right to install any Improvements on any Tower Site. A Company or a Company Subsidiary owns all Towers that are part of the Company Assets.

(c) Section 5.20(c) of the Company Disclosure Schedule sets forth all DAS Networks. Each of the DAS Networks has been completed and are operational.

5.21 Utilities and Access. Each Tower Site has adequate utilities necessary for the current use and operation of such Tower Site and such utilities are, to the Knowledge of the Companies, except as set forth in Section 5.21 of the Company Disclosure Schedule, installed up to the boundaries of such Tower Site within valid, written, recorded easements. Except as set forth on Section 5.21 of the Company Disclosure Schedule, none of the Companies nor any of the Company Subsidiaries owns any generators. No representation or warranty is being made with respect to utilities provided directly to Tenants or generators installed by Tenants. Except as set forth on Section 5.21 of the Company Disclosure Schedule, to the Knowledge of the Companies, each Company and Company Subsidiary has direct, legal, practical and vehicular access to each Tower Site through public roads or Easements Appurtenant. No representation is made in this Section 5.21 with respect to Incomplete Towers.

5.22 Tower Cash Flow. The total Tower Cash Flow of the Companies and Company Subsidiaries, on a combined basis, for the month of February 2012, was [****] and for the month of March 2012 will not be less than [****]. For purposes of this Section 5.22, the determination of total Tower Cash Flow assumes that all Incomplete Towers are Completed as of February 1, 2012. A detailed schedule of Tower Cash Flow is provided in Section 5.22 of the Company Disclosure Schedule.

5.23 Defects. Except as set forth on Section 5.23 of the Company Disclosure Schedule, based solely on notices received from a Ground Lessor or a Tenant or upon the bi-annual inspections prepared by the Companies or the Company Subsidiaries, to the Knowledge of the Companies, other than ordinary wear and tear, there are no material structural (excluding with respect to structural capacity, loading and a Tower’s ability to accommodate additional tenants) or mechanical defects in any of the Towers, Improvements and DAS Assets located on the Towers Sites and DAS Sites, other than those that have been fully remedied. As of the Closing, any indemnification rights or warranties arising in connection with the construction or completion of the Towers, DAS Networks or Improvements shall have been transferred or assigned, to the extent assignable without consent, to the Company or Company Subsidiary that owns such asset (other than indemnification rights and warranties relating to Incomplete Towers, which shall be so assigned promptly after such Incomplete Tower is Completed).

5.24 Documents. The Contracts made available to Parent, Buyer, their respective Affiliates or Representatives in connection with their due diligence investigation, are true and correct copies of such Contracts.

5.25 Exclusivity of Representations.

(a) The representations and warranties made by the Companies in this Article V are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Each Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or its respective Representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

(b) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE INTERESTS OF THE COMPANIES IN THEIR RESPECTIVE ASSETS ARE BEING INDIRECTLY TRANSFERRED BY THE SELLERS TO BUYER AT THE CLOSING AS A RESULT OF THE INTEREST PURCHASE “AS IS WHERE IS,” WITH ALL FAULTS, AND THAT NEITHER THE SELLERS NOR THE COMPANIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH WILL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 10.1 OF THIS AGREEMENT), INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, CAPACITY, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE TOWER SITES OR THE TOWERS AND PROPERTY LOCATED THEREON OR EASEMENTS (OR AS TO THE GROUND LEASES, TENANT LEASES OR OTHER CONTRACTS RELATED THERETO OR ANY RIGHTS THEREUNDER) AND BUYER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF THE SELLERS, THE COMPANIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER APPLICABLE SECURITIES LAWS OR OTHERWISE), EXCEPT AS A RESULT OF FRAUD OR INTENTIONAL MISREPRESENTATION, BUT EXCLUDING NEGLIGENT MISREPRESENTATION, BASED UPON INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER UNLESS ANY SUCH INFORMATION IS EXPRESSLY AND SPECIFICALLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT (i) THERE IS NOT, AND THERE HAS NOT BEEN, ANY FORM OF CONFIDENTIAL, SPECIAL OR FIDUCIARY RELATIONSHIP BETWEEN THE PARENT AND BUYER, ON THE ONE HAND, AND THE SELLERS AND THE COMPANIES, ON THE OTHER HAND, AND (ii) ACCORDINGLY, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL HAVE ANY REMEDY OR CAUSE OF ACTION FOR EQUITABLE FRAUD.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as otherwise (i) set forth in the Disclosure Schedule which is being delivered to Sellers concurrently herewith (the “Buyer Disclosure Schedule”), Buyer and Parent, jointly and severally, represent and warrant to Sellers as follows:

6.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Each of Parent and Buyer has all requisite corporate power and authority and has taken all action required to execute and deliver this Agreement and to perform its obligations hereunder. Each of Parent and Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not reasonably be expected to materially impair or delay the ability of either Parent or Buyer to consummate the Contemplated Transactions.

6.2 Due Authorization. Each of Parent and Buyer has all corporate or similar power to execute and deliver this Agreement and the Ancillary Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Parent and Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by each of Parent and Buyer of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Buyer and no other corporate or similar proceedings on the part of each of Parent and Buyer are necessary to authorize this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by each of Parent and Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligation of Sellers and the Companies, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery by each of Parent and Buyer of the Ancillary Agreements to which Parent or Buyer is a party, such Ancillary Agreements will constitute the legal, valid, and binding obligations of Parent and Buyer, as the case may be, enforceable against Parent and Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

6.3 No Conflicts or Consents. Neither the execution and delivery by each of Parent and Buyer of this Agreement and the Ancillary Agreements to which either Parent and Buyer is a party nor the consummation and performance of any of the Contemplated Transactions will: (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent or Buyer; (b) require either Parent or Buyer to obtain any consents, approvals, orders, authorizations, permits or actions of, or make any declaration, registration or filing with or give any notices to, any Governmental Authorities or any other Person; (c) violate or result in the breach of any

Orders or Laws of any Governmental Authorities that apply to the Parent or Buyer or any of their respective assets; or (d) contravene, conflict with, or result in a violation or breach of any of the terms and conditions of, or constitute (or with notice or lapse of time, or both, constitute) a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent under, or result in the creation of any Lien, other than a Permitted Lien, on any property or asset of the Parent or Buyer pursuant to, any material Contract, note, bond, mortgage, indenture, lease, license, permit, franchise, or other instrument or obligation, to which Parent or Buyer is a party or by or to which such Parent or Buyer thereof is or may be bound or subject.

6.4 Capitalization. As of the date of this Agreement, Parent’s capital stock consists of (i) 400,000,000 shares of Parent Common Stock, of which 109,734,800 shares were validly issued and outstanding, fully paid and nonassessable, (ii) 8,100,000 shares of Class B Common Stock, $.01 par value per share, of which none are issued and outstanding, and (iii) 30,000,000 shares of Preferred Stock, $.01 par value per share, of which there are currently five series of Preferred Stock designated consisting of 8,050,000 shares of 4% Series A Convertible Preferred Stock, 8,050,000 shares of 4% Series B Redeemable Preferred Stock, 4,472,272 shares of 4% Series C Convertible Preferred Stock, 4,472,272 shares of 4% Series D Redeemable Preferred Stock, and 100,000 shares of Series E Junior Participating Preferred Stock, of which none from any of the five series are issued and outstanding. In addition, as of the date of this Agreement, Parent has reserved (1) 3,790,565 shares of Parent Common Stock issuable upon exercise of outstanding stock options or restricted stock units; (2) 14,284,311 shares of Parent Common Stock that are reserved for issuance upon exercise or vesting of awards that may be granted in the future under its 2010 Equity Participation Plan; (3) 403,769 shares that are reserved for issuance under its Employee Stock Purchase Plans; (4) approximately 1,701,631 shares of Parent Common Stock issuable under its registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions; (5) up to 12,903,986 shares of Parent Common Stock issuable upon conversion of its 1.875% convertible senior notes due 2013 if Parent elects to settle its conversion obligation in whole or in part in shares of its Parent Common Stock; and (6) up to 16,458,196 shares of Parent Common Stock issuable upon conversion of the 4.0% convertible senior notes due 2014 if Parent elects to settle its conversion obligation in whole or in part in shares of its Parent Common Stock.

6.5 Brokers. Except for Barclays Capital Inc. and J.P. Morgan Securities LLC, no broker, finder or similar intermediary has acted for or on behalf of Parent or Buyer in connection with this Agreement of the transactions of the Parent and Buyer contemplated by this Agreement, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent or Buyer or any action taken by either entity.

6.6 Purchase for Investment. Each Buyer is purchasing the Transferred Interests for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities Laws of the United States of America or any state thereof. Each Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

6.7 Sufficient Funds.

(a) Parent’s and Buyer’s obligations hereunder are not subject to any conditions regarding Parent’s or Buyer’s or any other Person’s ability to obtain financing for the consummation of the Contemplated Transactions.

(b) As of the Closing, Parent or Buyer will have sufficient cash available to pay all amounts to be paid by Parent or Buyer in connection with this Agreement and the transactions contemplated by this Agreement, including Parent and Buyer’s costs and expenses and the Cash Consideration on the terms and conditions contained in this Agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose.

6.8 Permits; Compliance with Laws.

(a) Each of Parent and Buyer has all licenses, franchises, permits and authorizations of any Governmental Authorities as are necessary for the lawful conduct of the business of Parent and Buyer (collectively, “Buyer Permits”), except where the failure to have such Buyer Permits would not reasonably be expected to materially delay or materially impair the ability of Parent and Buyer to consummate the Contemplated Transactions.

(b) Except as would not reasonably be expected to materially impair or delay the ability of Parent and Buyer to consummate the Contemplated Transactions, none of Parent, Buyer or any of their respective Subsidiaries is in conflict with, or in default or violation of (i) any Law applicable to such Persons or (ii) any Buyer Permits.

6.9 Legal Proceedings and Orders. Other than set forth on Section 6.9 of the Buyer Disclosure Schedule, there is no Litigation pending to which a Parent or Buyer is a party, or, to the Knowledge of the Buyer, threatened, against or affecting any of Parent or Buyer or any of their respective Property. There is no Litigation to which a Buyer or Parent is a party which individually or in the aggregate, has caused or could reasonably be expected to cause, a Parent Material Adverse Effect. None of Buyer or Parent or their respective Property is subject to any Order or, to the Knowledge of the Buyer, any investigation of Parent or Buyer, by any Governmental Authority that relates to the Business, or any of the Property owned or used by Parent or Buyer, or that challenges or that could materially delay or materially impair Parent’s or Buyer’s ability to consummate the Contemplated Transactions.

6.10 Independent Investigation. Each of Parent and Buyer hereby:

(a) acknowledges that none of Sellers, the Companies or any of their respective Affiliates or their respective Representatives makes any representation or warranty, either express or implied as to the accuracy or completeness of any of the information provided or made available to Parent, Buyer or their respective Representatives prior to the execution of this Agreement except as expressly set forth in Article IV or Article V; and

(b) agrees, to the fullest extent permitted by Law, that none of the Sellers, the Companies or any of their respective Affiliates or their respective Representatives will have any liability or responsibility whatsoever to Parent or Buyer on any basis (including in contract or tort, under applicable securities Laws or otherwise) based upon any information provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Companies, supplemental information or other materials or information with respect to any of the above) or made available, or statements made, to Parent or Buyer, including information, documents, projections, forecasts, other forward-looking information or other material made available to Parent, Buyer, their respective Affiliates or Representatives in connection with their due diligence investigation, unless any such information is expressly and specifically included in a representation or warranty contained in Article IV or Article V.

6.11 Validity of Shares; Listing. When issued and delivered in accordance with this Agreement, the Stock Consideration to be delivered under this Agreement shall (a) be duly and validly authorized, issued and outstanding, (b) be fully paid and non-assessable, (c) be free and clear of any Liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements, (d) be listed on Nasdaq and (e) not have been issued in violation of the preemptive or other similar rights of any Person.

6.12 Reports and Financial Statements.

(a) Parent has filed with the SEC true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Parent pursuant to the Exchange Act since January 1, 2008 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by Parent and in either case, publicly available prior to February 8, 2012 or as set forth in Section 6.12(a) of the Buyer Disclosure Schedule. None of the SEC Filings (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any SEC Filings filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing.

(b) Except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed on or prior to the date hereof, all of the financial statements included in the SEC Filings, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to be material, individually or in the aggregate). The consolidated balance sheets (including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to be material, individually or in the aggregate.

(c) Parent has designed and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The management of Parent has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Neither Parent nor any of its consolidated subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and its consolidated subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of Parent and its consolidated subsidiaries as of December 31, 2011, including the notes thereto, contained in the SEC Filings, (ii) liabilities or obligations incurred on behalf of Buyer in connection with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, and could not reasonably be expected to be, material and adverse to the financial condition, businesses, results of operations, properties or assets of Parent and its consolidated subsidiaries, taken as a whole.

6.13 Status under the Securities Act. At the time of filing the Registration Statement, and at the time of each post-effective amendment thereto, including by way of a Section 10.3(a)(3) post-effective amendment, Parent (i) was a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and (ii) was not an “ineligible issuer” (as defined in Rule 405 under the Securities Act).

6.14 Private Placement. No registration under the Securities Act is required for the offer and sale of the Stock Consideration by Parent to the Sellers as contemplated hereby.

6.15 Listing and Maintenance Requirements. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from Nasdaq or any trading market on which Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market. Parent is in compliance with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate the Marketplace Rules of the Nasdaq Stock Market.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Conduct of Business. Each Company agrees that:

(a) Between the date of this Agreement and the earlier of Closing Date and the termination of this Agreement pursuant to Article XI, except (i) as set forth in Section 7.1 of the Company Disclosure Schedule, (ii) as contemplated by this Agreement or the Ancillary Agreements, (iii) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as may be required by Law, the Sellers shall (A) cause the Companies and the Company Subsidiaries to operate in the ordinary course of business and in a manner consistent with past practice, (B) cause the Companies and the Company Subsidiaries to use commercially reasonable efforts to maintain their business organizations, relations and good will with Tenants, Ground Lessors, and others having business relationships with the Companies and the Company Subsidiaries consistent with each Companies’ or Company Subsidiaries’ ordinary course of business as previously conducted by the Companies or any of the Company Subsidiaries, and (C) maintain insurance at presently existing levels so long as such insurance is available on commercially reasonable terms.

(b) Without limiting the generality of the foregoing Section 7.1(a), between the date of this Agreement and the earlier of Closing Date and the termination of this Agreement pursuant to Article XI, except (A) as set forth in Section 7.1 of the Company Disclosure Schedule, (B) as contemplated by this Agreement or the Ancillary Agreements, (C) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), or (D) as may be required by Law, Sellers shall cause the Companies and the Company Subsidiaries to:

(i) timely make all payments and observe and perform all obligations to be paid, observed or performed by the Company under the Tenant Leases, Ground Leases and other Contracts applicable to the Towers and the Tower Sites;

(ii) timely pay all real property Taxes relating to the DAS Networks, Towers and the Tower Sites, except to the extent that such property Taxes are being contested in good faith;

(iii) promptly notify Buyer of any receipt of delivery of any notice (including any notice of default but excluding notices of a routine or immaterial nature) under the Tenant Leases or Ground Leases and use commercially reasonable efforts to cure such default to the extent that such default is curable;

(iv) maintain in full force and effect all insurance policies currently in effect with respect to the DAS Networks, Towers and Tower Sites (other than insurance policies that expire prior to the Closing, which may be renewed or replaced at terms acceptable to Sellers) and promptly deliver to Buyer copies of any written correspondence from, any company insuring the DAS Networks, the Towers or the Tower Sites against casualty loss;

(v) deliver to Buyer copies of any written notice (A) regarding a violation of any Law by any of the Companies or any Company Subsidiary or relating to the DAS Networks, Towers or Tower Sites or (B) of a violation of any site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to any DAS Network, Tower or Tower Site and inform the Buyer of any oral notices Known to the Companies or the Sellers regarding the same;

(vi) not accept payments of fixed rents, additional rents or any other sums due and payable under the Tenant Leases applicable to any Towers or DAS Networks that are tendered more than one (1) month in advance of the due dates thereof;

(vii) as of the Closing, terminate the authority of all prior signatories and authorize persons as designated by Buyer prior to the Closing to be signatories on the bank accounts of the Companies and Company Subsidiaries; and

(viii) as of the Closing, forward all mail of each Company and each Company Subsidiary to the address of the Parent as set forth in Section 12.2(a) and file the appropriate paperwork with the U.S. Postal Service to have all such mail automatically forwarded through a change of address form.

(c) Without limiting the generality of the foregoing Section 7.1(a), between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement pursuant to Article XI, except (A) as contemplated by this Agreement or the Ancillary Agreements, (B) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), or (C) as may be required by Law, Sellers shall cause the Companies and the Company Subsidiaries not to:

(i) amend or restate any Organizational Document of such Company or Company Subsidiary in a manner adverse to Buyer; provided that the Sellers shall provide a copy of any such amendment or restatement to Buyer;

(ii) incur any additional Indebtedness, except under agreements providing for Existing Indebtedness;

(iii) (x) adjust, split, combine or reclassify its equity securities, (y) redeem, purchase or otherwise acquire any of its equity securities or any class of securities convertible into, or rights, warrants or options to acquire, any such equity securities or (z) issue, deliver or sell any equity securities, or any class of securities convertible into, or rights, warrants or options to acquire, any such equity securities;

(iv) sell or convey any Property or, except pursuant to Permitted Liens, mortgage, pledge or otherwise encumber any Property, except in each case for any Excluded Assets or Retained Management Assets;

(v) make or revoke any material Tax election or change its method of accounting or any accounting principle, method, estimate or practice, except as required by GAAP or applicable Law;

(vi) settle or compromise any material income Tax liability;

(vii) enter into, cancel, terminate or amend any Tenant Lease, Ground Lease, Tower Lease or Material Contract, except Tenant Leases or Contracts relating solely to Excluded Assets, Excluded Liabilities or Retained Management Assets or, in the case of Tenant Leases, Tenant Leases entered into pursuant to Master Leases or included in the calculation of Tower Cash Flow under Section 5.22 that are substantially in the form previously made available to Buyer; provided for the purposes of this Section 7.1(c)(vii), if Parent does not respond within two (2) Business Days of any written request delivered to Parent to take the foregoing actions, Parent shall be deemed to have approved any such entry into, cancellation, termination or amendment;

(viii) directly or indirectly (x) acquire any assets by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) other than pursuant to Contracts in effect as of the date hereof (copies of which have been provided to Buyer), acquire any material assets;

(ix) make any loans or advances to any Person (other than or advances between any of the Companies and any wholly-owned Company Subsidiary);

(x) sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors, other than the Restructuring Agreements;

(xi) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business;

(xii) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge, settlement or satisfaction that releases the applicable Company or Company Subsidiary from any further monetary or non-monetary obligations to the extent subject to and not in excess of reserves that are disclosed in Company Financial Statements that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP;

(xiii) enter into any agreement to make capital expenditures, other than in connection with those Towers that are Incomplete Towers at the time of this Agreement or those which relate to capital expenditures that will be reimbursable by Tenants pursuant to a Master Lease, that would obligate any of the Companies or the Company Subsidiaries to make any payments subsequent to the Closing; or

(xiv) agree in writing to do any of the foregoing.

Any action expressly permitted under any one clause of this Section 7.1(c) shall be permitted under all other clauses of this Section 7.1(c).

(d) Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operations of any Company or any Company Subsidiary prior to the Closing. Each Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of such Company and its Subsidiaries.

7.2 Confidentiality; Non-Solicitation.

(a) Buyer reaffirms and shall fulfill its obligations under the Confidentiality Agreement; provided, however, that references to Representatives in the Confidentiality Agreement shall be deemed to include any potential sources of Buyer’s financing for the Transaction (as described in that certain Commitment Letter, dated as of the date hereof, from the lenders party thereto to Parent). If for any reason, termination of the Agreement occurs prior to the Closing, the obligations of Buyer under the Confidentiality Agreement shall continue in full force and effect.

(b) Neither the Sellers nor the Companies shall and shall not permit any Company Subsidiary to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to facilitate, the sale of substantially all of the assets or equity securities or business of the Companies or any of the Company Subsidiaries, taken as a whole or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any such transaction. The Sellers and the Companies shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any sale of substantially all of the assets or equity securities or business of the Companies or any of the Company Subsidiaries, taken as a whole, and request the prompt return or destruction of all confidential information previously furnished to any such person.

7.3 Expenses. Except as otherwise specifically provided herein, Buyer, on the one hand, and Sellers, on the other hand, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives. On or prior to the Closing, the Companies shall pay all expenses incurred by the Companies in connection with preparation, execution and performance of this Agreement, the Contemplated Transactions and the Restructuring, including all fees and expenses of their respective Representatives (the “Transaction Expenses”); it being understood that Sellers shall be responsible for any Transaction Expenses that become due and payable following the Closing or are not otherwise paid by the Companies on or prior to the Closing.

7.4 Publicity. Buyer and the Sellers shall mutually agree on the initial public announcement concerning this Agreement and the Contemplated Transactions (the “Initial Announcement”), and no party hereto shall issue any publicity release or announcement concerning this Agreement or the Contemplated Transactions prior to the public issuance of such Initial Announcement. Following such Initial Announcement, except as may be required by applicable Law or rules of any stock exchange, the parties hereto agree that no publicity release or announcement concerning this Agreement or the Contemplated Transactions shall be made without providing each other the opportunity to review, comment upon and approve (which approval shall not be unreasonably withheld). If any public announcement is required by Law or by the rules of any stock exchange to be made by any party hereto, prior to making such announcement, such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

7.5 Consents.

(a) Subject to the provisions of this Agreement, the parties hereto each shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions, and to cooperate with each other in connection with the foregoing and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which would reasonably be expected to impede or impair the prompt consummation of the Contemplated Transactions, including using commercially reasonable efforts to promptly (1) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Contemplated Transactions and (2) effect all necessary registrations and filings, including filings and submissions of information requested or required by any Governmental Authority; provided, however, that nothing shall prevent either party from engaging in practices and transactions in the ordinary course of business and consistent with past practices. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Contemplated Transactions, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything to the contrary in this Section 7.5 (including Section 7.5(c)), no party hereto shall be obligated to pay any consideration (or grant any other accommodation) to any third party from whom consent or approval is requested, except to the extent such payment is required under the applicable Contract with such third party or by Law.

(b) At all times prior to the Closing, the parties hereto shall cooperate and coordinate with each other, as appropriate, with respect to filings and notifications to Governmental Authorities. Without limiting the generality of the foregoing, Sellers, on the one hand, and Buyer, on the other hand, shall make or cause to be made available all information reasonably requested by the other party to permit all necessary filings and notices to be made with or to Governmental Authorities as promptly as practicable after the date of this Agreement.

(c) It shall be the responsibility of the Companies, the Company Subsidiaries and the Sellers to obtain, prior to Closing, any of the consents, waivers or notices required to be obtained from a third party or delivered to a third party by any of the Companies, the Company Subsidiaries or the Sellers in order to consummate the Contemplated Transactions (the “Consents and Notices”), including any Consents and Notices required under any Material Contract, any of the DAS Agreements, the Ground Leases or the Tenant Leases, (each of which are set forth in Section 5.3(b) of the Company Disclosure Schedule). If any of the Consents and Notices are not obtained or delivered prior to the Closing, then, from the date of this Agreement through the twelve-month anniversary of the Closing Date, the Sellers shall, or shall cause their agents to, use commercially reasonable efforts to obtain such Consents and Notices as soon as practicable after the Closing Date; provided, however, that the failure to obtain any Consents and Notices shall not be a condition to the Closing unless the failure, in the aggregate would reasonably be expected to result in a Company Material Adverse Effect;

provided, further, that the Parent and Buyer shall have the right to recover in accordance with Article X any Losses incurred by the Parent or Buyer resulting from any Consents and Notices that are not obtained. This Section 7.5(c) shall not apply to the Franchise Agreement, which shall be governed exclusively by Section 7.5(d) below. While it shall be the responsibility of the Sellers, the Companies and the Company Subsidiaries to obtain all required consents in accordance with this Section 7.5(c), Parent and Buyer shall assist the Sellers, the Companies and the Company Subsidiaries to obtain such consents. In addition, the Sellers shall be responsible for causing any Liens securing any Existing Indebtedness to be discharged of record reasonably promptly after the Closing Date at their expense.

(d) Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, the Companies and Mobilitie LLC shall cooperate and assist Buyer and Parent to obtain consent from the City of New York to the change of control of Mobilitie II contemplated by this Agreement (the “Franchise Consent”). To the extent the Franchise Consent is not received prior to the Closing, Mobilitie LLC shall enter into such agreements or take any other actions, in each case, that may be reasonably requested by the New York City Department of Information Technology and Telecommunications (“DoITT”) pending the receipt of such Franchise Consent at its sole expense to facilitate the approval of the change in control Mobilitie II and the operation the subject network pending the approval of such change in control. Upon the receipt by Mobilitie II of the full approval and registration of the Mobilitie II Franchise Application, Mobilitie LLC shall assign the utility pole reservations set forth on Section 7.5(d) of the Company Disclosure Schedule to Mobilitie II.

(e) On or prior to the Closing, the Companies shall use their commercially reasonable efforts to cause the transfer of all rights, title and interests in and to Mobilitie Nicaragua held by a third party to Mobilitie Networks II, LLC and to have such holder execute a full and complete release of Mobilitie Nicaragua, Mobilitie Networks II, LLC and Mobilitie II.

(f) On or prior to the Closing Date, the Companies, the Company Subsidiaries and/or the Sellers covenant and agree to use commercially reasonable efforts to transfer those DAS Access Agreements (other than with respect to the Mobilitie Franchise Contract, which is addressed in Section 7.5(d), the DAS Network Maintenance or Monitoring Agreements, and those agreements with third party vendors to provide maintenance or operational support which are held by Mobilitie LLC to the Towers to a Company or Company Subsidiary, in each case to the extent assignable without consent. If any of such Contracts are not transferred to a Company or Company Subsidiary prior to the Closing, then, from the date of this Agreement through the twelve-month anniversary of the Closing Date, the Sellers shall use commercially reasonable efforts to transfer such Contracts to a Company or Company Subsidiary as soon as practicable after the Closing Date.

7.6 Access to Information and Cooperation.

(a) Between the date of this Agreement and the Closing, subject to the limitations set forth in Section 7.6(b), the Companies shall, subject to (i) contractual and legal restrictions applicable to them, including attorney-client privilege, work product doctrine or similar privilege, (ii) any confidentiality obligation of such parties existing as of the date hereof, (iii) the terms of this Agreement and (iv) applicable Law, afford Parent and Buyer and their Representatives at Parent’s sole cost and expense reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, contracts and agreements, books and records of the Companies and the Company Subsidiaries and shall promptly deliver or make available to Parent information concerning the business, properties, assets and personnel of the Companies and the Company Subsidiaries as Parent may from time to time reasonably request. Parent shall, and shall cause its Representatives to, treat all information provided to or obtained by Parent or its representatives pursuant to this Section 7.6(a) as confidential information for purposes of the Confidentiality Agreement (“Confidential Information”) and, in the event of the termination of this Agreement for any reason, Parent shall promptly return all Confidential Information in accordance with the terms of the Confidentiality Agreement. The parties hereto shall coordinate such access to ensure that it does not unreasonably interfere with the business or operations of the Companies or Company Subsidiaries.

(b) The Companies shall, subject to (i) contractual and legal restrictions applicable to it, including attorney-client privilege, work product doctrine or similar privilege, (ii) any confidentiality obligation of such party existing as of the date hereof, (iii) the terms of this Agreement and (iv) applicable Law, permit Buyer and its Representatives, contractors, architects and engineers reasonable access to any of the Towers, Tower Sites or DAS Sites during normal business hours, at Buyer’s sole cost and expense. In addition, Buyer, at its sole cost and expense, may perform any inspections, surveys, measurements, Phase I environmental site assessments and/or environmental compliance audits which Buyer reasonably deems necessary or appropriate, provided that the Parent will not take or permit any of its Representatives to take, any action, including boring, drilling or other soil or groundwater testing, in its investigation of any Tower Site which impairs or otherwise interferes with the use and operation of any equipment on or communications operations being conducted at a Tower Site, without the Companies’ prior written consent, which consent may not be unreasonably withheld. Buyer shall indemnify the Companies, the Sellers and their respective Affiliates for any claims, losses or causes of action caused by, or incurred in connection with, Buyer’s inspection of the Tower Sites or other due diligence activities occurring prior to the Closing Date; provided, that Buyer shall not be required to indemnify the Companies, the Sellers or their respective Affiliates for any claim, loss or cause of action caused by the negligence or willful misconduct of such Company, Seller or Affiliate. Before conducting any physical inspection or testing at any Tower Sites, Buyer shall obtain, and during the period of such inspection or testing shall maintain, at its expense, wide cover commercial general liability insurance for bodily injury or property damage in an amount not less than $10 million for any one occurrence, including a contractual liability endorsement, and personal injury liability coverage, on an “occurrence basis” with the Companies and the Sellers as beneficiaries, from an insurer reasonably acceptable to the Companies. Before making entry upon any Tower Site, Buyer shall furnish to the Companies certificates of insurance evidencing the foregoing coverage.

(c) Each of Parent and Buyer reaffirms and shall fulfill its obligations under the Confidentiality Agreement; provided, however, that references to Representatives in the Confidentiality Agreement shall be deemed to include potential sources of Purchaser’s financing for the Transaction. If for any reason, termination of the Agreement occurs prior to Closing, the obligations of Parent and Buyer under the Confidentiality Agreement shall continue in full force and effect.

(d) Parent, its Representatives and any other Person acting on behalf and at the direction of Parent to whom the Sellers shall have consented, which consent shall not be unreasonably withheld, shall have the right to contact any Governmental Entity about any Governmental Authorizations concerning the Companies, the Company Subsidiaries or the Towers, Tower Sites or DAS Networks and any party to any of the Ground Leases, Tenant Leases, DAS Customer Agreements or any other Material Contracts in connection with its due diligence of the transactions contemplated by this Agreement; provided, however, that in connection with such communications the Buyer’s inquiry with respect to Taxes shall be limited to whether the Taxes have been paid on a specific Tower Site, Tower or DAS Asset; provided, further, that the Sellers shall have the opportunity to participate in any contacts, communications or discussions with any Governmental Authority located in the Territory or with DoITT, it being understood that if Parent and the Sellers cannot agree in good faith on a reasonable time to make such contact or to hold such communications or discussions, Parent may proceed without the Sellers’ participation. To the extent that any Governmental Authority or third party provides Parent information that would or would reasonably be likely to impair the ability of the Companies or the Sellers to consummate the Contemplated Transactions or would or would reasonably be likely to give rise to the breach of a representation or warranty set forth in this Agreement, Parent shall use commercially reasonably efforts to advise Sellers.

(e) To the extent indemnification rights or warranties relating to the Towers, DAS Networks or Improvements were not assigned to a Company or Company Subsidiary, Mobilitie LLC shall pursue such indemnification right or warranty at the Buyer’s sole expense.

7.7 Preparation of Financial Statements.

(a) Prior to the date hereof, the Companies have engaged KPMG to conduct an audit of the Companies’ 2011 Financial Statements (as defined below). For purposes of this Section 7.7, the Companies shall, with regard to matters within their control, use reasonable best efforts, and, with regard to matters not within their control, use commercially reasonable efforts, to cause the Companies’ 2011 Financial Statements to be audited by KPMG (the “Companies’ Audited 2011 Financial Statements”) and for the Companies’ Audited 2011 Financial Statements to be delivered with an unqualified opinion.

(b) The Companies shall prepare unaudited financial statements of each of Mobilitie I and Mobilitie II as of and for the year ended December 31, 2011 (the “Companies’ 2011 Financial Statements”) and, on or prior to March 19, 2012, shall deliver to Buyer and Parent the Companies’ 2011 Financial Statements. The Companies’ 2011 Financial Statements shall be prepared in accordance with GAAP ((i) subject to year-end accounting and audit adjustments and (ii) except for the absence of footnotes), applied on a consistent basis consistent with past practices, and shall fairly present, in all material respects, the results of operations and financial condition of the Companies for the respective periods set forth therein.

(c) On or prior to March 19, 2012, the Companies shall deliver to KPMG substantially all of the items on KPMG’s PBC request list and cause the commencement of the audit of the Companies’ 2011 Financial Statements.

(d) On or prior to the Closing Date, Buyer shall have confirmed with KPMG that the Companies have delivered to KPMG the items set forth in Section 7.7(c).

(e) On or prior to April 16, 2012, the Sellers shall have delivered, or caused to be delivered, to Parent a trial balance of the Companies and Company Subsidiaries as of the Closing Date.

(f) On or prior to April 16, 2012, the Sellers shall have delivered, or caused to be delivered, to Parent a draft of the Companies’ Audited 2011 Financial Statements (including all footnote disclosures), which may be further adjusted as requested by KPMG or as otherwise identified.

(g) On or prior to May 4, 2012, the Sellers shall have delivered, or caused to be delivered, to Parent the final Companies’ Audited 2011 Financial Statements, which shall include KPMG’s opinion.

(h) The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if the provisions of Section 7.7(f) and (g) of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, if any party breaches Section 7.7(f) or (g), Parent shall be entitled to equitable relief, including in the form of an injunction or injunctions or orders for specific performance, without the proof of actual damages. The Sellers shall waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The Sellers agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. If a court fails to grant such equitable relief, Parent shall be entitled to seek monetary damages, which damages shall be limited to the out-of-pocket costs and expenses (including fees of accountants and counsel) incurred by Parent, Buyer or the Companies in connection with the completion of the Companies’ Audited 2011 Financial Statements. The remedies set forth in this Section 7.7(h) are the exclusive remedies for a breach of Section 7.7(f) and (g).

7.8 Waiver of Conflicts Regarding Representation. The parties hereto acknowledge that Goodwin Procter LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP (together, “Seller Counsel”) have each acted as legal counsel to certain Sellers (including, irrespective of whether the Restructuring has occurred, Mobilitie Partners I, Mobilitie Partners II and Mobilitie LLC) and may be deemed to have acted as legal counsel to the Companies prior to the Closing, and that Seller Counsel intends to act as legal counsel to such Sellers after the Closing. The parties hereto recognize the community of interest that exists and will continue to exist until the Closing, and the parties hereto agree and acknowledge that such community of interest should continue to be recognized after the Closing. Specifically, the Parties agree that neither Buyer nor the Companies shall seek to have any Seller Counsel disqualified from representing the Sellers or their respective Affiliates in any dispute (whether in contract or tort) that may arise between the Companies or their respective Affiliates formerly represented by Seller Counsel, on the one hand, and the Sellers or their Affiliates, on the other hand, based upon, arising out of or related to this Agreement or any of the Contemplated Transactions in whole or in part.

7.9 Post-Closing Preservation of Records; Access to Information; Confidentiality.

(a) Parent shall preserve and keep the records of the Companies and the Company Subsidiaries in accordance with Parent’s document retention policies relating to the documents created by Parent and its Subsidiaries. Subject to Section 7.9(b), the Sellers shall be entitled to retain copies of all books and records related to the tax, accounting, business and financial affairs related to the operations of the Companies and the Company Subsidiaries.

(b) The Sellers (including, irrespective of whether the Restructuring has occurred, Mobilitie Partners I, Mobilitie Partners II and Mobilitie LLC) shall treat and hold as confidential all confidential or proprietary information or data retained by the Sellers and relating to any Company or Company Subsidiary (“Company Proprietary Information”) for a period commencing on the date of this Agreement and continuing for so long as such Company Proprietary Information constitutes confidential or proprietary information. If any Seller is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable Laws) to disclose any Company Proprietary Information, such Seller shall, if permitted, notify Buyer promptly of the request or requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with this Section 7.9(b). If, in the absence of a protective order or receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose such Company Proprietary Information, such Seller may so disclose such Company Proprietary Information; provided that such Seller shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Company Proprietary Information. Notwithstanding the foregoing, the provisions of this Section 7.9(b) shall not prohibit the disclosure of Company Proprietary Information by any Seller to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, or (iv) to comply with applicable Laws or to enforce this Agreement or Ancillary Agreements. Notwithstanding the foregoing, the provisions of this Section 7.9(b) shall not apply to information that (A) is or becomes publicly available other than as a result of a disclosure by any Seller or its Representatives, (B) is or becomes available to a Seller on a non-confidential basis from a source that, to such Sellers’ Knowledge, did not receive such information from Buyer, another Seller or their respective Representatives and is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (C) is or has been independently developed by a Seller without reference to Company Proprietary Information.

7.10 Restructuring. On the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, the parties to the Restructuring Agreement shall use commercially reasonable efforts to consummate the Restructuring prior to the Closing. Notwithstanding anything in this Agreement to the contrary, the parties to the Restructuring Agreement may amend, restate, supplement or otherwise modify the Restructuring or the Ancillary Agreements related thereto, including by amending the allocation of the assets as among Section A-1, Section A-2 and Section A-3 of the Company Disclosure Schedule; provided, that the parties to the Restructuring Agreement shall not amend, restate, supplement or otherwise modify the Restructuring or the Ancillary Agreements related thereto in a manner that would adversely affect Buyer or any of its Affiliates or materially delay or impair the ability of Sellers and the Companies to consummate the Contemplated Transactions without the consent of Buyer, such consent not to be unreasonably withheld, delayed or conditioned.

7.11 Retained Management Assets; Trademarks; Name Change.

(a) Buyer hereby acknowledges and agrees that Buyer is not acquiring any rights in and to the membership interests of Mobilitie LLC, any assets or other property of Mobilitie LLC or those assets to be assigned to Mobilitie LLC set forth on Section 7.11 of the Company Disclosure Schedule (the “Retained Management Assets”), including the Mobilitie Marks and any other assets owned or used by Mobilitie LLC in providing services to Mobilitie I and Mobilitie II under the Management Agreements. Following the Closing, Buyer shall not have any right, title or interest in or to, or right to use, and Buyer covenants that it will not, and shall cause the Companies and the Company Subsidiaries not to, hereafter adopt, use, or register, or authorize others to adopt, use or register, any Trademarks (a) consisting of or incorporating the Mobilitie Marks or (b) that are confusingly similar to any of the Mobilitie Marks; provided that, in accordance with applicable Law, Buyer and its Affiliates may, in the ongoing conduct of its business, utilize stationery, forms, business cards and other similar items that bear the Mobilitie Marks as of the Closing Date for 30 days following the Closing Date. To the extent that any Mobilitie Marks have not been removed from the names of the Companies or the Company Subsidiaries by the Closing: (i) the parties shall cooperate, and both parties agree to use commercially reasonable efforts, to remove such Mobilitie Marks from the names of all of the applicable Companies or Company Subsidiaries as soon as possible following the Closing and (ii) in accordance with applicable Law, the Mobilitie Marks may continue to be used in names of the applicable Companies or Company Subsidiaries for up to 30 days following the Closing Date.

(b) Prior to the Closing, Mobilitie LLC shall transfer to the Companies the data files associated with the OSP Insight software held by Mobilitie LLC relating to the DAS Assets.

7.12 Certain Tax Matters.

(a) Conveyance Taxes; Restructuring Taxes. Buyer and Seller shall split equally all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Contemplated Transactions (other than any such Taxes that arise solely as a result of the Restructuring (“Restructuring Taxes”), which shall be borne by the MP Sellers) and the Sellers and Buyer shall jointly file all required change of ownership and similar statements. The MP Sellers shall use commercially reasonable efforts to deliver to Parent prior to the Closing a report (the “Restructuring Taxes Report”) prepared by a nationally recognized accounting firm identifying and quantifying the estimated Taxes, if any, for which a Company or Company Subsidiary would be liable, if any, arising as a result of the Restructuring. At the Closing, to secure the obligations of the MP Sellers with respect to the Restructuring Taxes, the MP Sellers shall deposit an amount in escrow (the “Restructuring Taxes Escrow Amount”) with an escrow agent that is mutually acceptable to both Buyer and the Sellers equal to (i) the Estimated Restructuring Taxes, less (ii) any Restructuring Taxes that have been paid on or prior to the Closing Date. The Restructuring Taxes Escrow Amount shall be used to satisfy claims for any unpaid Restructuring Taxes as such Taxes become due and payable. The MP Sellers may authorize the payment of any Restructuring Taxes from the Restructuring Taxes Escrow Account or the MP Sellers may pay such amount and be reimbursed from the Restructuring Taxes Escrow Account. Any amounts remaining from the Restructuring Taxes Escrow Amount shall be released to the MP Sellers. For purposes of this Agreement, “Estimated Restructuring Taxes” means (A) the amount of estimated Restructuring Taxes set forth in the Restructuring Taxes Report or (B) if the Restructuring Taxes Report has not been delivered to Buyer on or prior to the Closing Date, $12,750,000.

(b) Section 1031 Exchange. Parent and Buyer understand that the MP Sellers may seek to structure the disposition of their Transferred Interests in such a way that will afford the MP Sellers an opportunity to take advantage of the provisions of Section 1031 of the Code. Parent shall cooperate with the MP Sellers (at the MP Sellers’ sole cost and expense) in such efforts. Without limiting the generality of the foregoing, Parent, as directed by an MP Seller, shall make all or such portion as directed of the payments due to such MP Seller on account of the Purchase Price to a Qualified Intermediary (as defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) and not to such MP Seller, as applicable. Each MP Seller reserves the right, in effectuating such like-kind exchange, to assign such MP Seller’s rights, but not its obligations, under this Agreement to a Qualified Intermediary and Buyer hereby consents to such assignment. Each of Parent and Buyer shall execute such reasonable documents and otherwise to cooperate in such respects as may reasonably be requested by the MP Sellers in order to enable the MP Sellers to carry out a like-kind exchange as aforesaid. A like kind exchange shall not diminish Parent’s or Buyer’s rights, nor increase its liabilities or obligations, in any manner. MP Sellers will indemnify and hold the Parent, Buyer, the Companies and each Company Subsidiary, harmless against any Losses resulting from Parent’s or Buyer’s participation described in this Section 7.12(b). For purposes of this Agreement, a Qualified Intermediary shall have the same rights as the MP Sellers regarding the receipt of consideration and the distribution of Stock Consideration hereunder.

(c) FIRPTA Certificate. Prior to or at the Closing, each Seller shall deliver to Buyer a certificate from such Seller that states that such Seller is not a foreign person, in form and substance prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); provided, that, notwithstanding anything in this Agreement to the contrary, Buyer’s sole right if Sellers fail to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

(d) Filing of Tax Returns.

(i) The Sellers shall control and file or cause to be filed all income Tax Returns of the Companies and the Company Subsidiaries for all taxable periods which end on or prior to the Closing Date. The Sellers shall control any Tax audit or administrative or judicial proceeding or any other controversy with respect to income Taxes of the Companies or the Company Subsidiaries that relate to any taxable period ending on or before the Closing Date, including the Restructuring. Parent and Buyer shall reasonably cooperate with the Sellers to give effect to the provisions of this Section 7.12(d), including by, providing Sellers access to the books and records of the Companies and the Company Subsidiaries, executing such powers of attorney and signing and filing Tax Returns necessary to implement the foregoing. Buyer shall not use the existing employer identification numbers of Mobilitie I, Mobilitie II, MPGJ I, MPGJ II or MPMA I on any income tax returns for any period commencing after the Closing.

(ii) Parent shall control and file or cause to be filed all Tax Returns of each of the Companies and the Company Subsidiaries for all taxable periods ending after the Closing Date. Except to the extent paid pursuant to Section 2.7 with respect to Real Estate Taxes or Personal Property Taxes (or taken into account in adjusting the Final Purchase Price), the Sellers will remit to the Parent not less than 7 days prior to the due date (or extended due date ) all Taxes due on Tax Returns for taxable periods ending on the Closing Date or for the portion of a Straddle Period ending on the Closing Date. In the case of a Tax Return with respect to a taxable period beginning before and ending after the Closing Date (such period, a “Straddle Period”), such Tax Returns shall be prepared in a manner consistent with past practice (unless required by applicable law), and the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be, (A) in the case of Taxes based on income or receipts determined under the closing of the books method (or hypothetical closing of the books method if an actual closing of the books is not available) and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes with respect to such periods under the relevant Tax law) (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

7.13 Affiliate Transactions. Pursuant to that certain Termination Agreement, dated as of the date hereof, in the form attached hereto as Exhibit C (the “Termination Agreement”), at the Closing, any and all Affiliate Contracts set forth on and marked with an asterisk on Section 5.16 of the Company Disclosure Schedule shall be terminated in full effective as of the Closing Date (such termination to be effected to provide that (a) the Seller or Affiliate party thereto unconditionally and irrevocably waives any claims that such Seller or Affiliate has against the applicable Company or Company Subsidiary and (b) Buyer, the Companies and their Affiliates will not have any liability following the Closing Date with respect to such Affiliate Contract).

7.14 Automatic Shelf Registration Statement; Effectiveness of Registration Statement.

(a)

(i) The Parent has an effective automatic shelf registration statement on Form S-3 registering the transfer or sale of Parent Common Stock and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued. The Registration Statement, any post-effective amendment thereto, the base prospectus included in the Registration Statement (the “Base Prospectus”) and any prospectus supplement relating to the transfer or sale of the Stock Consideration filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), each as they may be amended or supplemented from time to time), together with the exhibits thereto and the documents incorporated by reference therein, are hereinafter collectively referred to as the “Registration Statement.”

(ii) The Parent hereby agrees that it will have as of the Closing Date and at all times prior to the termination of the Restricted Period, other than during a Suspension Period (as defined below) permitted by Section 7.15, an effective Registration Statement permitting the transfer or sale of the Stock Consideration. Parent shall notify each Seller of any stop order issued or threatened to be issued by the SEC in connection with the Registration Statement and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(b) The Parent hereby agrees that

(i) the Registration Statement conforms and, at any time that the Registration Statement is available for use in connection with the transfer or resale of the Stock Consideration will conform, in all material respects to the requirements of the Securities Act and the rules and regulations thereunder, except during any Suspension Period permitted by Section 7.15(b),

(ii) the Registration Statement does not contain and at any time that the Registration Statement is available for use in connection with the transfer or resale of the Stock Consideration will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading, except during any Suspension Period permitted by Section 7.15(b); provided, that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information relating to the Sellers furnished to Parent by the Sellers or any representatives on behalf of the Sellers expressly for use in the Registration Statement; and

(iii) the Prospectus, at any time that such Prospectus is available for use in connection with the transfer or resale of the Stock Consideration, will conform in all material respects to the requirements of the Securities Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except during any Suspension Period permitted by Section 7.15; provided, that no representation or warranty is made as to information contained in or omitted from such Prospectus in reliance upon and in conformity with written information relating to the Sellers furnished to Parent by the Sellers or any representatives on behalf of the Sellers expressly for use in such Prospectus.

(c) As of the date of this Agreement, Parent does not have any outstanding obligations to register for resale shares of Parent Common Stock. Except with the written consent of the Oaktree Sellers and the Jabara Sellers, prior to the earlier of (1) the termination of the Restricted Period or (2) the sale of all of the Stock Consideration, Parent will not grant any Person any registration rights relating to the Parent Common Stock that are more favorable than, or inconsistent with, any of the registration rights contained herein.

7.15 Prospectus Supplement; Marketed Secondary Offering.

(a) Parent agrees to provide each Seller with a copy of the Seller Questionnaire on the date hereof, to the extent not provided prior to the date hereof. Parent covenants and agrees to prepare and file with the SEC the Prospectus Supplement registering the transfer and/or resale of the Stock Consideration within one (1) Business Day after receipt of fully completed Seller Questionnaires from either the MP Sellers or the Oaktree Sellers; provided that if such Seller Questionnaires are delivered prior to the Closing Date, then the Prospectus Supplement shall be filed immediately after the Closing. During the Restricted Period, Parent will thereafter file an additional prospectus supplement once every fifteen (15) calendar days for two (2) consecutive months registering the transfer and/or resale of that portion of the Stock Consideration covered by additional Seller Questionnaires; provided, that with respect to the Prospectus Supplement due after the first and third 15-day periods only, the shares of Stock Consideration to be registered or transferred among the Sellers represent at least ten percent (10%) of the Stock Consideration. From the end of the two (2) month period and thereafter, within ten (10) calendar days of receipt of additional Seller Questionnaires, Parent shall file a prospectus supplement registering the transfer and/or resale of that portion of the Stock Consideration covered by such Seller Questionnaires, provided, however, that Parent shall not be required to file more than one prospectus supplement per month. Parent further agrees to file promptly with the SEC any amendment or supplement to the Prospectus that may, in the judgment of Parent and the Sellers, be required by the Securities Act or requested by the SEC. During the Restricted Period, Parent agrees to advise each Seller, promptly after it receives notice thereof, of the time when the Prospectus or any amendment or supplement thereto is filed and to promptly deliver such number of Prospectus or any amendments or supplements thereto as Sellers may reasonably request.

(b) Parent covenants and agrees to use its reasonable best efforts to keep the Registration Statement continuously effective until the earlier of (i) the termination of the Restricted Period or (ii) the date that all the Stock Consideration shall have been disposed of or sold by Sellers (the “Registration Period”). Parent may suspend the effectiveness of the Registration Statement and the use of any Prospectus included therein in the event, and for such period of time as (i) such a suspension is required by the rules and regulations of the SEC as applied to Parent, (ii) such Prospectus Supplement ceases to meet the requirements of Section 10 of the Securities Act or (iii) in the good faith determination by Parent’s board of directors, offers and sales pursuant to the Registration Statement should not be made by reason of the existence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in the Registration Statement would be premature and would have an adverse effect on Parent (each a “Suspension Event” and the period during which the Suspension Event continues to be true, a “Suspension Period”). Parent will immediately advise each Seller of any Suspension Event, and will use its commercially reasonable efforts to cause such Suspension Period to terminate at the earliest possible date; provided, that Parent may not initially suspend the effectiveness of the Registration Statement for a period of more than 45 days (the “Initial Suspension Period”); provided, that Parent may extend the Initial Suspension Period for up to (i) an additional forty-five (45) days if the Initial Suspension Period began within sixty (60) days of the Closing Date, (ii) an additional seventy-five (75) days if the Initial Suspension Period began more than sixty (60) days after the Closing Date, in each case of clauses (i) and (ii), solely to the extent that Parent requires such extension of time to complete financial statements required under applicable Law to be contained in Parent’s SEC filings; provided, further, that Parent may not commence a new Suspension Period within 15 Business Days of the expiration of the preceding Suspension Period. Following receipt of any such notice, and until such Suspension Period is terminated, the Sellers will not make use of the Prospectus and will not make any sales requiring delivery of such Prospectus. Parent also agrees to notify each Seller immediately of the happening of any event as a result of which the Registration Statement, as then in effect, or any Prospectus would contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein (in the case of a Prospectus, in light of the circumstances under which they were made), not misleading, and agrees to use its reasonable best efforts to promptly update and/or correct such Registration Statement and Prospectus.

(c) Prior to the termination of the Registration Period, if at the time of any post-effective amendment to the Registration Statement, including by way of a Section 10(a)(3) amendment, Parent is not a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) or is an “ineligible issuer” (as defined in Rule 405 under the Securities Act), or is otherwise not permitted to utilize an automatic shelf registration statement under the Securities Act, Parent shall promptly, and in no event later than fifteen (15) Business Days after being unable to use an automatic shelf registration statement, file a registration statement on Form S-3, or any other appropriate form, registering the transfer and or resale of the Stock Consideration and the representations, warranties and covenants set forth in this Section 7.15 regarding the Registration Statement and any Prospectus shall apply to such new registration statement and prospectus. Parent shall use commercially reasonable efforts to cause that registration statement to become effective as promptly as possible.

(d) Prior to the termination of the Registration Period, Parent shall take all actions set forth in this Section 7.15(d) to permit the Sellers to sell all or a portion of the Stock Consideration in one Marketed Secondary Offering.

(i) If any Seller proposes to resell any of the Stock Consideration through a Marketed Secondary Offering, such Seller shall provide Parent and each other Seller notice of such intent no later than twenty (20) calendar days prior to such proposed offering (“Notice of Proposed Marketed Secondary Offering”). Upon notice from Sellers representing in excess of 50% of the Stock Consideration issued at the Closing of its or their intent to sell all or any portion of the Stock Consideration through a Marketed Secondary Offering, Parent shall, within seven (7) calendar days of receiving such Notice of Proposed Marketed Secondary Offering, either (i) notify the Sellers either included in the Notice of Proposed Marketed Secondary Offering or that otherwise notified Parent of its or their desire to have shares of Stock Consideration included in the Proposed Marketed Secondary Offering that it intends to exercise its rights to delay the Marketed Secondary Offering because it intends to conduct a primary offering of Parent Common Stock within thirty (30) calendar days of the Notice of Proposed Marketed Secondary Offering, (ii) notify the Sellers that a Suspension Event has occurred and is continuing, or (ii) notify the Sellers of its intent to file a prospectus supplement for the Proposed Marketed Secondary Offering.

(ii) If Parent intends to exercise its right to delay the Proposed Marketed Secondary Offering in order to conduct a primary offering, the Parent shall send each Seller notice of its intent to conduct a primary offering and, if within fifteen (15) calendar days after the receipt of Parent’s notice, any Seller shall so request in writing, Parent shall include in such offering all or any part of the Stock Consideration owned by the Sellers requested to be included, except that if, in connection with any underwritten public offering for the account of Parent the managing underwriter(s) thereof shall impose a limitation on the number of shares of Parent Common Stock which may be included because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then any such limitation shall be implemented on a pro rata basis with respect to all the Parent Common Stock that the Parent and the Sellers had initially intended to be included in such primary offering. Notwithstanding the foregoing, unless Stock Consideration representing more than 75% of the issued Stock Consideration is included in such primary offering, such offering shall not be counted as a Marketed Secondary Offering for the purposes of this Agreement

(iii) If a Suspension Event has occurred and is continuing at the time the Parent receives the Notice of Proposed Marketed Secondary Offering, then the obligations of the Parent set forth in this Section 7.15(d) shall be suspended until the termination of such Suspension Period at which time the Parent shall use its commercially reasonable efforts to take the actions set forth in this Section 7.15(d) to permit the Sellers to sell their Stock Consideration in a Marketed Secondary Offering.

(iv) If the Parent has not exercised its right to delay a Proposed Marketed Secondary Offering and if a Suspension Period has not occurred or has been completed, then Parent, upon receipt of the name of the proposed underwriters, the number of shares of Parent Common Stock to be sold and all other information regarding the proposed offering required to be included in the prospectus supplement, prepare and file a “red herring” prospectus supplement related to such Proposed Marketed Secondary Offering. Promptly upon pricing of such Marketed Secondary Offering, Parent shall prepare and file a “final” prospectus supplement related to such Marketed Secondary Offering.

(e) Prior to the termination of the Registration Period, in connection with a Marketed Secondary Offering, Parent shall enter into such customary agreements and take all such other actions (including underwriting agreements and causing the Chief Executive Officer or the Chief Financial Officer to participate in a “road show” of reasonable length based on the recent offerings of the Parent) as the underwriters reasonably request in order to expedite or facilitate the disposition of such Stock Consideration; provided, however, in no case will any lock-up provisions required from Parent and/or its affiliates be more restrictive than that agreed to by Parent in its most recent underwriting or purchase agreement. In any such Marketed Secondary Offering of any Stock Consideration, Parent shall be entitled to select one manager from the list of the Parent Approved Underwriters and the Sellers participating in the offering shall have the right to select one manager from the list of the Sellers Approved Underwriters or Parent Approved Underwriters to act as joint and equal bookrunners. The Marketed Secondary Offering shall be subject to the agreement of all lead managers that the time and size of the Marketed Secondary Offering is appropriate.

(f) If any Sellers intend to sell any portion of the Stock Consideration through the Marketed Secondary Offering or to include any Stock

Consideration in Parent’s primary offering, the Sellers shall agree to (i) sell such Stock Consideration on the terms provided in a customary underwriting agreement, including any lock-ups reasonably requested by the underwriters and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting agreement or reasonably requested by Parent.

(g) Prior to the termination of the Registration Period, Parent shall be responsible for paying (i) 50% of all of the costs and expenses incurred in connection with one Marketed Secondary Offering (together with any primary offerings that did not constitute a Marketed Secondary Offering pursuant to Section 7.15(d)(ii)) and 100% of the costs associated with one (1) Approved Block Trade or (ii) 100% of all the costs and expenses incurred with two Approved Block Trades (limited to registration fees, attorney fees of Parent, fees of Parent’s independent public accountants, and printing expenses associated with the preparation and distribution of the requested prospectuses and prospectus supplements) (whether or not such offering or trades are completed). The participating Sellers shall pay all other costs and expenses associated with a Marketed Secondary Offering or Approved Block Trade, including all of their costs and expenses associated with such sales (including attorney fees of such Sellers and applicable stock transfer taxes and underwriting discounts and commissions). In connection with a Marketed Secondary Offering or Approved Block Trade, to the extent required by the relevant underwriters, Parent shall obtain so-called “comfort letters” from Parent’s independent public accountants, and legal opinions of counsel to Parent addressed to the underwriters and the SEC, in customary form and covering such matters as are customarily covered by such letters and opinions; provided, however, that Parent shall only be responsible for paying 100% of the costs and expenses associated with up to two (2) comfort letters and legal opinions (as set forth above) and all other costs associated with such comfort letters will be paid by the Sellers. Delivery of any such opinions or comfort letters shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by underwriters who receive such comfort letters or opinions.

(h) Parent shall file on a timely basis all reports required to be filed by it under the Exchange Act. If Parent is not required to file reports pursuant to the Exchange Act, upon the request of any Seller, Parent shall make publicly available the information specified in subparagraph (c)(2) of Rule 144. Parent shall take such further action as may be reasonably required from time to time and as may be within the reasonable control of Parent, to enable the Sellers to transfer the Stock Consideration without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Seller, Parent will deliver to such Seller a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with any sale, transfer or other disposition by a holder of any shares of Stock Consideration pursuant to Rule 144, Parent shall cooperate with such holder to facilitate the timely preparation and delivery of certificates representing shares of Stock Consideration to be sold and not bearing any Securities Act legend, and enable certificates for such shares of Stock Consideration to be for such number of shares and registered in such names as the holder may reasonably request.

(i) Prior to the termination of the Registration Period, Parent shall not, directly or indirectly, (x) enter into any merger, consolidation or reorganization in which Parent shall not be the surviving corporation or (y) transfer or agree to transfer all or substantially all of Parent’s assets, unless (i) Parent shall have waived in writing the resale restrictions set forth in Section 2.10 or (ii) prior to such merger, consolidation, reorganization or asset transfer, the surviving corporation or the transferee, respectively, shall have agreed in writing to assume the obligations of Parent under this Agreement.

(j) Prior to the termination of the Registration Period, Parent shall take such other actions as are reasonably required and customary in order to expedite or facilitate the disposition of the Stock Consideration pursuant to a Marketed Secondary Offering or Approved Block Trade. In connection with a Marketed Secondary Offering or Approved Block Trade, Parent shall make available for inspection by (i) one authorized representative of each participating Seller, (ii) any underwriter participating in a Marketed Secondary Offering, and (iii) each of their representatives, all financial and other information as shall be reasonably requested by them, and provide such persons the opportunity to discuss the business affairs of Parent with its principal executives and independent public accountants who have certified the audited financial statements included in the Registration Statement in each case as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that the information that Parent determines, in good faith, to be confidential and which Parent advises such person in writing is confidential shall not be disclosed unless such person signs a confidentiality agreement reasonably satisfactory to Parent.

(k) Parent shall indemnify, defend and hold harmless each Seller Indemnitee from and against any and all Losses as incurred, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the transfer or sale of Stock Consideration was registered under the Securities Act, the Prospectus and any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, including any “free writing prospectus” filed by the Parent, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon written information relating to the Sellers furnished to Parent by the Sellers or any representatives on behalf of the expressly for use in the Registration Statement and the Prospectus Supplement, or any violation or alleged violation by the Parent of the Securities Act, Exchange Act or any state securities law, or any rule or regulation promulgated thereunder applicable to the Parent and relating to action or inaction required of the Parent in connection with any such Registration. If any Seller Indemnitee becomes involved in any capacity in any Litigation in connection with any matter arising out of or in connection with the matters contemplated in this Section 7.15, Parent shall reimburse such Seller Indemnitee for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Seller Indemnitee shall promptly repay to Parent the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Seller Indemnitee was not entitled to indemnification by, or contribution from, Parent in connection with such Litigation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Seller Indemnitee and shall survive the transfer of the Stock Consideration by the Sellers. The indemnity contained in this Section 7.15(k) is the sole remedy for a breach of this Section 7.15(k) and is in lieu of any liability that the Parent may have to pursuant to Article X hereof.

(l) Parent hereby acknowledges and agrees that the Seller Indemnitees (as defined below) are intended third-party beneficiaries of Section 7.15(k) of this Agreement.

7.16 Non-Competition.

(a) Each of the Sellers hereby acknowledge that: (i) each of the Sellers has certain knowledge of the business operations that may be required to ensure the effective and successful conduct of the business of Buyer, and has access to trade secrets and confidential business methods, plans and practices considered confidential by Buyer, this information has commercial value in the business in which Buyer will be engaged after the consummation of the transaction contemplated by this Agreement, Buyer will be irreparably damaged and its substantial investment in the transaction contemplated by this Agreement materially impaired if any Seller were to enter into an activity competing with the business of Buyer in violation of the terms of this Section 7.16 or if any Seller were to disclose or make unauthorized use of any confidential information concerning the business of the Buyer or Parent; (ii) the scope and length of the term of this Section 7.16 and the geographical restrictions contained herein are fair and reasonable and not the result of overreaching, duress or coercion of any kind and the full, uninhibited and faithful observance of each of the agreements and covenants contained in this Section 7.16 will not cause any Seller any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in this Section 7.16 will not impair any Seller’s ability, if any of them so desires, to obtain work commensurate with each of their abilities and on terms fully acceptable to them or otherwise obtain income required for the comfortable support of their respective families and the satisfaction of the needs of their respective creditors; and (iii) the agreements and covenants provided by the Sellers in this Section 7.16 are reasonable and necessary to Buyer’s and Parent’s protection of their legitimate interests in the transactions contemplated by this Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 7.16 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 7.16 shall be adjudicated to be invalid or unenforceable, it is the intention of the parties that the provision shall be amended to conform with the maximum limitations permitted by applicable law (but not in excess of the terms hereof), and together with all other provisions of this Section 7.16, shall remain valid and enforceable and continue in full force and effect to the maximum extent permitted by the applicable law (but not in excess of the terms hereof).

(b) Except as may otherwise be permitted by this Section 7.16, each of the (x) Oaktree Sellers and (y) MP Sellers and the Affiliates of the MP Sellers, hereby covenants and agrees that it will not, directly or indirectly, in any capacity of any Person, without the express prior written approval of Parent (which approval may be withheld for any reason in its sole and absolute discretion):

(i) develop, construct, own, manage or operate any communications tower or any Outdoor DAS Node within a radius of one and a half (1.5) miles from any Tower (as listed on Section B of the Company Disclosure Schedule) purchased pursuant to this Agreement and located within the United States of America at any time during the period of time beginning on the Closing Date and ending on the date that is five (5) years after the Closing Date;

(ii) develop, construct, own, manage or operate any communications tower or any DAS within the Territory at any time during the period of time beginning on the Closing Date and ending on the date that is two (2) years after the Closing Date;

(iii) develop, construct, own, manage or operate any communications tower or any Outdoor DAS node within a radius of one (1) mile from any Outdoor DAS Node Site (as listed in Section 5.20(c) of the Company Disclosure Schedule) purchased pursuant to this Agreement at any time during the period of time beginning on the Closing Date and ending on the date that is five (5) years after the Closing Date;

(iv) develop, construct, own, manage or operate any Indoor/Venue DAS in any of the locations listed on Section 7.16(b) of the Company Disclosure Schedule or anywhere in the City of Las Vegas, Nevada at any time during the period of time beginning on the Closing Date and ending on the date that is five (5) years after the Closing Date;

(v) contact any Ground Lessor under any Ground Lease (as listed on Section 5.10(a)(i) of the Company Disclosure Schedule) for the purpose of acquiring any interest in the property subject to the applicable Ground Lease or acquiring an interest in the Ground Lessor’s property immediately adjacent to the premises subject to the Ground Lease for the greater of five (5) years or the term of the Ground Lease, including any extensions thereto; and

(vi) lease, sublease, license, sublicense or otherwise receive a right to use any capacity in the DAS Fiber Assets purchased pursuant to this Agreement from a party other than the Parent or its assignee.

(c) Notwithstanding anything to the contrary herein, nothing contained in this Section 7.16 shall inhibit, restrict or otherwise prevent Sellers from,

(i) constructing, owning, managing, or operating any Wi-Fi network or providing any Wi-Fi services anywhere in the world at any time;

(ii) acquiring, owning, managing for their own account and operating a portfolio of towers anywhere in the world and at any time that is or has been developed and constructed without any involvement on the part the Oaktree Sellers, the MP Sellers or any of their Affiliates and is acquired from an unaffiliated third party in a bona fide (i.e., authentic and genuine in nature), arm’s length transaction;

(iii) operating or managing, as a for hire third party manager, a portfolio of towers that is or has been developed and constructed without any involvement on the part the Oaktree Sellers, the MP Sellers or any of their Affiliates and is owned by a major wireless carrier anywhere in the world and at any time pursuant to a bona fide (i.e., authentic and genuine in nature), arm’s length agreement with any such major wireless carrier; or

(iv) owning, either of record or beneficially, five percent (5%) or less of (a) the outstanding securities of any class of securities of a public company that is engaged in the same business as Parent or (b) a passive investment (e.g., limited partner with no management role) in a private equity or hedge fund that invests or has invested in an entity that is in the same business as Parent.

Any transaction, whether under this Section 7.16(c) or otherwise, that is merely a contrivance to avoid the effect of the obligations under Section 7.16(b) shall be deemed a violation of Section 7.16(b). By way of example, but not limitation, if any Seller were to provide non-recourse financing to the developer of a communications tower within a radius of one and a half (1.5) miles from any Tower (as listed on Section B of the Company Disclosure Schedule) purchased pursuant to this Agreement and located within the United States of America at any time during the period of time beginning on the Closing Date and ending on the date that is five (5) years after the Closing Date and then acquire such communications tower by a foreclosure or deed in lieu of foreclosure of such non-recourse financing, such transaction would be a violation of Section 7.16(b).

(d) The parties recognize that the performance of the obligations under this Section 7.16 by Sellers is special, unique and extraordinary in character and each of the Sellers acknowledge that Buyer and Parent will be irreparably damaged (and damages at law would be an inadequate remedy) if this Section 7.16 is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Seller of any restrictive provision of this Section 7.16, Buyer and Parent shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to an injunction re-straining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Section 7.16. The terms of this Section 7.16 shall survive the Closing for the periods specified herein.

(e) The Sellers agree that Buyer may resell all or substantially all of the DAS Networks to the DAS Purchaser and such DAS Purchaser will be a beneficiary of the restrictions set forth in this Section 7.16 and that such DAS Purchaser may directly enforce, or Parent or the Buyer may enforce on behalf of such DAS Purchaser, the restrictions set forth in this Section 7.16.

7.17 Non-Solicitation.

(a) For a period of two (2) years after the Closing Date, no Seller will, directly or indirectly, or as an officer, agent, employee, partner or director of any other Person, solicit or hire any Person who is or was during the twelve months prior thereto, an employee, independent contractor, officer, director or consultant of Parent, Buyer or their Subsidiaries. Notwithstanding the foregoing, no Seller shall be in default of the foregoing sentence as a result of any employment that arises out of responses to advertising in periodicals (web-based or otherwise) of general circulation, internet or online classifieds, or other general solicitations that are not specifically targeted at employees, independent contractors, officers, directors or consultants of Parent, Buyer or their Subsidiaries.

(b) For the period between the date of this Agreement and the Closing, none of Parent or Buyer will, directly or indirectly, or as an officer, agent, employee, partner or director of any other Person, solicit or hire any Person who is or was during the twelve months prior thereto, an employee, independent contractor, officer, director or consultant of Sellers, the Companies or their respective Subsidiaries. Notwithstanding the foregoing, none of Parent or Buyer shall be in default of the foregoing sentence as a result of any employment that arises out of responses to advertising in periodicals (web-based or otherwise) of general circulation, internet or online classifieds, or other general solicitations that are not specifically targeted at employees, independent contractors, officers, directors or consultants of Sellers, the Companies or their respective Subsidiaries.

7.18 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each of the Parent and the Sellers shall give notice to the other party of (i) the occurrence, or non-occurrence, of any event, fact or circumstance of which Parent, Buyer, the Sellers, the Companies or the Company Subsidiaries, as the case may be, has knowledge, the occurrence or non-occurrence of which such party believes would cause a failure of the conditions set forth in either Sections 8.1(a) or (b) or 9.1(a), as applicable, to be satisfied and (ii) any failure of Parent, Buyer, the Sellers, the Companies or the Company Subsidiaries, as the case may be, materially to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder on or prior to the Closing; provided, however, that the delivery of any notice pursuant to this Section 7.18 shall not limit or otherwise affect the remedies available hereunder to Parent, Buyer, the Sellers, the Companies or the Company Subsidiaries, as the case may be.

7.19 Completion of Incomplete Towers. The Sellers shall cause Mobilitie LLC to complete the construction of the Incomplete Towers, at Sellers’ sole expense, pursuant to and in accordance with the terms of the Construction Management Agreement.

7.20 Construction Liabilities. After the Closing, Sellers, and not Buyer, the Companies or any Company Subsidiary, shall be obligated to pay any Construction Liabilities of any Company or Company Subsidiaries (i) arising prior to the Closing and (ii) arising in connection with the completion of any Incomplete Tower to the extent not paid on or prior to the Closing. Sellers shall promptly pay all Construction Liabilities when due. If any Construction Liabilities assumed by the Sellers pursuant to this Section 7.20 are reimbursed to Buyer following the Closing, then Buyer shall remit such reimbursed amounts to the Sellers.

7.21 Organizational Documents. On or prior to the Closing, each Company shall deliver to Parent a copy of (A) the certificates of formation of such Company and each of its Company Subsidiaries (only with respect to the entities that are organized in the United States), certified by the states of their respective organizations, as of a date as near as practicable to the Closing Date, (B) good standing certificate for its jurisdiction of organization (only with respect to the entities that are organized in the United States), dated as of a date as near as reasonably practicable to the Closing Date and (C) the operating agreement of such Company (except for the redaction of the allocation and distribution section of certain documents) and each of its Company Subsidiaries, certified by the managing member of such Company. At anytime after the Closing, the Sellers agree to provide the Buyer an unredacted draft of any such operating agreement if, and to the extent, that the Buyer or the applicable Company is requested by a Governmental Authority to provide such unredacted document or to provide the information contained therein.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

8.1 Conditions of Buyer. The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a) Representations and Warranties of Sellers; Covenants of Sellers. (i) The representations and warranties of the Sellers contained in Article IV (without giving effect to any materiality qualification), other than the representations and warranties set forth in Section 4.3, shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct (without giving effect to any materiality qualification) as of such earlier date); provided, however, that this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct has had, or would reasonably be expected to have, a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement; (ii) the representations and warranties of the Sellers set forth in Section 4.3 shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct in all respects as of such date) and (iii) each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with such Seller on or prior to the Closing Date (other than Section 7.18), including delivery of the items set forth in Section 3.2. Each Seller, in its individual capacity, shall have delivered to Buyer a certificate, dated the date of the Closing and signed by an authorized Person of such Seller, to the foregoing effect;

(b) Representations and Warranties of the Companies; Covenants of the Companies. (i) The representations and warranties of the Companies contained in Article V (without giving effect to any Company Material Adverse Effect or materiality qualification), other than those representations and warranties set forth in Sections 5.2, 5.4(a) and (b), and 5.5(b), shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct (without giving effect to any Company Material Adverse Effect or materiality qualification) as of such date); provided, however, that this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct has had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Companies set forth in Sections 5.2, 5.4(a) and (b), and 5.5(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such date), and (iii) each Company shall have performed and complied in all material respects with all covenants and agreements, other than those set forth in Section 7.18, required by this Agreement to be performed or complied with by such Company on or prior to the Closing Date. Each Company, with respect to such Company, shall have delivered to Buyer a certificate, dated the date of the Closing and signed by an authorized Person of such Company, to the foregoing effect;

(c) No Injunctions. No Governmental Authority with jurisdiction over the parties, shall have enacted, issued, promulgated, enforced or entered any Law or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Contemplated Transactions; provided, however, that the party asserting such condition shall have used its commercially reasonable efforts to prevent the entry of any Order and to appeal as promptly as practicable any such Order that may be entered and shall have otherwise complied with its obligations set forth herein;

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect;

(e) Required Consents. The Companies shall have obtained all third party approvals from all Governmental Entities, lessors under Ground Leases, or other Persons required to effect the Contemplated Transactions, other than those which in the aggregate would not if not obtained result in a Company Material Adverse Effect. The parties agree that the failure to obtain the Franchise Consent shall not be a condition to the Closing, nor shall the failure to receive the Franchise Consent be taken into account in determining whether there has been a Company Material Adverse Effect;

(f) Escrow Agreement. The Sellers shall have executed and delivered to Parent a copy of the Escrow Agreement;

(g) Additional Agreements. Each of the Sellers and Mobilitie LLC shall have executed and delivered a copy of the Construction Management Agreement and the Termination Agreement;

(h) Payoff Letters. The Companies and Company Subsidiaries shall have delivered to Parent payoff letters from the holders of the Existing Indebtedness which authorize the release of all Liens securing such Existing Indebtedness upon payment in full;

(i) Releases. Each of the Sellers, managing members of each Company and Company Subsidiary, and Partners Excluded Sub shall have executed a release in the form of Exhibit F;

(j) Non-Competes. The non-competition and non-solicitation agreements executed by Gary Jabara and Mark Askelson shall be in full force and effect;

(k) FIRPTA Certificate. Each of the Sellers shall have delivered a FIRPTA Certificate (as defined in Section 7.12(c)) to Parent; and

8.2 Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of Buyer to act in good faith or to use such efforts to cause the Closing to occur.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANIES

AND SELLERS TO CLOSE

9.1 Conditions of Companies and Sellers. The obligation of the Companies and Sellers to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sellers:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Buyer contained in Article VI (without giving effect to any Parent Material Adverse Effect or materiality qualification), other than those representations and warranties set forth in Sections 6.2, 6.4, and 6.11, shall be true and correct on and as of the Closing Date as though made on and as of the Closing

Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct (without giving effect to any Parent Material Adverse Effect or materiality qualification) as of such date); provided, however, that this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct has had, or would reasonably be expected to have, a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Buyer set forth in Sections 6.2, 6.4, and 6.11 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such date). Each of Parent and Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such entity on or prior to the Closing Date (other than Section 7.18), including delivery of the items set forth in Section 3.3. Each of Parent and Buyer shall have delivered to Buyer a certificate, dated the date of the Closing and signed by an authorized officer of such entity, to the foregoing effect.

(b) No Injunctions. No Governmental Authority with jurisdiction over the parties, shall have enacted, issued, promulgated, enforced or entered any Law or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Contemplated Transactions; provided, however, that the party asserting such condition shall have used its commercially reasonable efforts to prevent the entry of any Order and to appeal as promptly as practicable any such Order that may be entered and shall have otherwise complied with its obligations set forth herein.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect; and

(d) Escrow Agreement. Each of the Parent and Buyer shall have executed and delivered a copy of the Escrow Agreement.

(e) Legal Opinion. The Parent and the Buyer shall have delivered to the Sellers the legal opinion of Greenberg Traurig, P.A., the form of which is attached to this Agreement as Exhibit G; and

(f) Additional Agreements. Buyer shall have executed and delivered a copy of the Construction Management Agreement.

9.2 Frustration of Closing Conditions. Neither the Companies nor Sellers may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such party to act in good faith or to use such efforts to cause the Closing to occur as required by Section 7.5.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) Each of (i) the representations and warranties of Sellers contained in Article IV, any certificate delivered pursuant to Section 8.1(a) on behalf of Sellers, or any deemed certification pursuant Section 2.8 (the “Seller Representations”), (ii) the representations and warranties of the Companies contained in Article V, any certificate delivered pursuant to Section 8.1(b) on behalf of the Companies, or any deemed certification pursuant Section 2.8 (the “Company Representations”) and (iii) the representations and warranties of Parent and Buyer contained in Article VI, any certificate delivered pursuant to Section 9.1(a) on behalf of Parent or Buyer (the “Buyer Representations”) shall survive the Closing and shall expire at 11:59 p.m. Eastern Time on the first anniversary of the Closing Date (the “Escrow Period”) other than (x) the representations set forth in Sections 4.2 (Due Authorization; Enforceability), 4.3 (Title to the Transferred Interests), 4.7 (Brokers), 5.2 (Due Authorization; Enforceability), 5.4(a) and (b) (Capitalization), 5.5(b) (Subsidiaries), 5.12 (Tax Matters) (other than 5.12(j)), 5.17 (Brokers), 6.2 (Due Authorization; Enforceability), 6.4 (Capitalization), 6.11 (Validity of Shares; Listing) and 6.12 (Reports and Financial Statements) which shall survive for the applicable statute of limitations plus 30 days and (y) the representations set forth in Section 5.12(j) (Tax Matters – Real Property Taxes and Personal Property Taxes) which shall survive until two years and six months after the Closing Date.

(b) Each of the covenants and agreements of the parties set forth in this Agreement that are to be performed on or prior to the Closing Date shall survive the Closing Date until the date that is one year following the Closing Date; provided, that the covenants and agreements contained herein requiring performance after the Closing Date shall survive in accordance with their terms. The right of any Buyer Indemnitee to receive indemnification pursuant to Section 10.2(a) or Section 10.2(b) and the right of any Seller Indemnitee to receive indemnification pursuant to Section 10.2(c) shall terminate upon the termination of the applicable survival period provided above (as applicable, the “Cut-Off Date”); provided, that if any Claims Notice (as defined below) is given in good faith in accordance with the terms of Section 10.4 before the applicable Cut-Off Date, the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.

10.2 Indemnification by Sellers; Indemnification by the Companies; Indemnification by Buyer. Subject to the limitations set forth herein:

(a)

(i) Prior to the expiration of the Escrow Period and solely from the Indemnification Escrow Account (in the case of Escrow Shares to be released in payment of Losses, the value of each such Escrow Share shall be deemed to be the SBA Average Closing Price), after the Closing Date, the Sellers agree to jointly and severally indemnify Buyer, Parent, their respective Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, “Buyer Indemnitees”) and hold Buyer Indemnitees harmless from any and all Losses actually suffered or incurred by Buyer Indemnitees, without duplication,

(1) arising out of or resulting from a breach of any Seller Representation or Company Representation contained in this Agreement, other than a breach of the representations set forth in Sections 4.2, 4.3, 4.7, 5.2, 5.4(a) and (b), 5.5(b), 5.7(d), 5.12, 5.17 and 5.22;

(2) arising out of or resulting from the breach of any covenant or agreement of the Sellers or the Companies (to be performed by the Companies on or prior to the Closing) contained in this Agreement (excluding Sections 7.5(c) and 7.18),

(3) arising out of or resulting from a breach of the representations or warranty of the Sellers or the Company contained in (x) Sections 4.2, 4.3, 4.7, 5.2, 5.4(a) and (b), 5.5(b), 5.7(d), 5.12 and 5.17, or (y) Section 5.22;

(4) arising out of any liability for the Taxes of the Companies and each of the Company Subsidiaries for any period ending on or before the Closing Date (other than any Restructuring Taxes that have been paid in accordance with Section 7.12(a));

(5) arising out of or resulting from the breach of the covenant and agreements of the Sellers and the Companies (to be performed by the Companies on or prior to the Closing) set forth in Section 7.5(c) contained in this Agreement;

(6) arising out of or related to the Excluded Assets, Excluded Liabilities, the Retained Management Assets or the Existing Indebtedness;

(7) arising out of (x) any action by a superior fee mortgagee to foreclose on, or exercise a power of sale with respect to, a Fee Mortgage Site, if such fee mortgagee attempts, in connection with such foreclosure or exercise, to disturb the possession by a Company or a Company Subsidiary of such Fee Mortgage Site; (y) any action to disturb the possession by a Company or Company Subsidiary of a Tower Site or a DAS Site taken by the holder of a superior Lien on the fee interest in such Tower Site or DAS Site (including a judgment lienor or mechanics lienor but not including any taxing authority), which Lien was recorded with the appropriate Governmental Authority prior to the entering into of the Ground Lease or DAS Access Agreement for such Tower Site or DAS Site; or (z) any action to disturb the possession by a Company or Company Subsidiary of a Tower Site or DAS Site taken by the holder of a superior Lien on the fee interest in such Tower Site or DAS Site (including a judgment lienor or mechanics lienor but not including any taxing authority, and

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST

regardless of when such Lien attached), or by a subsequent owner of or other holder of a superior interest in such Tower Site or DAS Site, if such superior Lien or evidence of such ownership or other superior interest was recorded with the appropriate Governmental Authority prior to the recordation, if any, of the applicable Ground Lessee or DAS Access Agreement or a memorandum thereof (or if such Ground Lease or DAS Agreement or a memorandum thereof was not recorded at all with such Governmental Authority), but only, in the case of this clause (z), if such holder or owner has the right so to disturb such possession because of the failure to record such Ground Lease, DAS Access Agreement or memorandum prior to the recordation of such superior Lien or such evidence). If a Ground Lease or DAS Access Agreement, or a memorandum thereof, has been submitted for recording to the appropriate Governmental Authority, then for purposes of this clause (vi) such Ground Lease, DAS Access Agreement or memorandum shall be deemed to have been recorded;

(8) arising from the 1% interest held by the third party in Mobilitie Nicaragua to the extent that the transfer contemplated by Section 7.5(e) did not occur prior to the Closing;

(9) on account of amounts for which Mobilitie LLC is liable under the Construction Management Agreement other than (x) the obligation to pay the Construction Liabilities, (y) obligations relating to the Outstanding Permits (as defined in the Construction Management Agreement) and (y) the VTE Construction Liabilities (as defined in the Construction Management Agreement); and

(10) on account of the Construction Liabilities, the Outstanding Permits, or the VTE Construction Liabilities.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, for purposes of determining “Losses” subject to indemnification pursuant to this Section 10.2(a), Losses resulting from any indemnification pursuant to Section 10.2(a)(i)(3)(y) shall be equal to the product of (A) the excess of the Total Tower Cash Flow set forth on Section 5.22 of the Company Disclosure Schedule over the actual Tower Cash Flow multiplied by (B) [****] (the “Valuation Multiplier”) (it being understood that such Losses shall initially be calculated without the application of any multiple, consideration of diminution in value, or similar concepts). Notwithstanding anything to the contrary set forth in this Agreement, the Buyer Indemnitees shall not be entitled to indemnification for any Loss pursuant to Sections 10.2(a)(i)(1), (2) or (3)(x) to the extent that the breach or matter giving rise to such Loss would also reduce any component of Total Tower Cash Flow and would be factored in the calculation of total Tower Cash Flow for purposes of Section 5.22. By way of illustration, and not limitation, the Buyer Indemnitees shall not be entitled to indemnification for any breach of a representation relating to the amount of rent payable under a Tenant Lease set forth in Section 5.10(b)(ii) of the Company Disclosure Schedule if there is also a breach of the Total Tower Cash Flow representations set forth in Section 5.22 of the Company Disclosure Schedule.

(b) After the Escrow Period:

(i) Each of the MP Sellers, jointly and severally, shall indemnify and hold Buyer Indemnitees harmless from any and all Losses actually suffered or incurred by Buyer Indemnitees, (1) arising out of or resulting from the breach of any representation or warranty of the Companies contained in Sections 5.2, 5.4(a) and (b), 5.5(b) and 5.12, (2) arising out of Section 10.2(a)(i)(4) which shall survive in the same manner as the representations in Section 5.12, or (3) arising out of or related to the Excluded Assets, Excluded Liabilities, the Retained Management Assets or the Existing Indebtedness; provided, that the MP Sellers shall only be liable under this clause (i) for its aggregate pro rata share of any such Losses based on the percentages set forth on Section C of the Company Disclosure Schedule;

(ii) Each of the Oaktree Sellers, jointly and severally, shall indemnify and hold Buyer Indemnitees harmless from any and all Losses actually suffered or incurred by Buyer Indemnitees, (1) arising out of or resulting from the breach of any representation or warranty of the Companies contained in Sections 5.2, 5.4(a) and (b), 5.5(b) and 5.12, (2) arising out of Section 10.2(a)(i)(4) which shall survive in the same manner as the representations in Section 5.12, or (3) arising out of or related to the Excluded Assets, Excluded Liabilities, the Retained Management Assets or the Existing Indebtedness; provided, that the Oaktree Sellers shall only be liable under this clause (ii) for their aggregate pro rata share of any such Losses based on the percentages set forth on Section C of the Company Disclosure Schedule; and

(iii) (A) the Oaktree Sellers shall, jointly and severally, indemnify and hold Buyer Indemnitees harmless from any and all Losses actually suffered or incurred by Buyer Indemnitees arising out of or resulting from a breach of any representation or warranty of any Oaktree Seller contained in Sections 4.2, 4.3 and 4.7; (B) the Jabara Sellers shall, jointly and severally, indemnify and hold Buyer Indemnitees harmless from any and all Losses actually suffered or incurred by Buyer Indemnitees arising out of or resulting from a breach of any representation or warranty of any Jabara Seller contained in Sections 4.2, 4.3 and 4.7 and (C) the Askelson Seller shall indemnify and hold Buyer Indemnitees harmless from any and all Losses actually suffered or incurred by Buyer Indemnitees arising out of or resulting from a breach of any representation or warranty of any Askelson Seller contained in Sections 4.2, 4.3 and 4.7; it being understood that none of the Sellers set forth in clauses (A), (B) or (C) shall be liable for any breach by any Seller set forth in another clause;

provided, however, that (i) the aggregate maximum liability of the MP Sellers, in the aggregate, pursuant to this Section 10.2 shall not exceed the portion of the Purchase Price received by the MP Sellers in the aggregate and (ii) the aggregate maximum liability of the Oaktree Sellers, in the aggregate, pursuant to this Section 10.2 shall not exceed the portion of the Purchase Price received by the Oaktree Sellers in the aggregate.

(c) Subject to the limitations set forth herein, from and after the Closing Date, Buyer shall indemnify and hold harmless Sellers, their respective Affiliates and their respective officers, directors, employees, shareholders, partners and members (each, a “Seller Indemnitee,” and together with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any and all Losses arising out of or resulting from (i) any breach of the Buyer Representations or (ii) any breach of any covenant or agreement made or to be performed by Parent or Buyer in this Agreement.

(d) The parties hereto acknowledge that the Buyer and Parent may transfer all or substantially all of the DAS Assets to a single third party (the “DAS Purchaser”) and (x) this Article X shall survive any such transfer to a DAS Purchaser, including any indemnification obligations of the Sellers with respect to the DAS Assets, and (y) (A) whether a breach or alleged breach of any representation or warranty or covenant relating to the DAS Assets has occurred will be determined and (B) any indemnification or other remedies subsequently sought by the Buyer Indemnitees will be calculated under this Agreement in each case (i) as if the Buyer had continued to own and operate the DAS Assets and (ii) without regard to any Losses that the Buyer may owe to the DAS Purchaser.

10.3 Limitations on Indemnification.

(a)

(i) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Buyer Indemnitees under (x) Sections 10.2(a)(i)(1), (2), (7) and (9) until the aggregate amount of Losses that would otherwise be payable under Sections 10.2(a)(i)(1), (2), (7) and (9) exceeds (i) 2.0% of the Base Purchase Price, and (y) Section 10.2(a)(i)(3)(y) until the aggregate amount of Losses that would otherwise be payable under Section 10.2(a)(i)(3)(y) exceeds 1.5% of the Base Purchase Price (each of clauses (x) and (y), as applicable, a “Basket Amount”), whereupon the Buyer Indemnitee shall be entitled to receive only amounts for Losses in excess of the applicable Basket Amount. Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Buyer Indemnitees under Section 10.2(a)(i)(3) or (4) for (x) Losses arising from Real Estate and Personal Property Taxes of the Companies or the Company Subsidiaries that were not assessed as of the Closing Date but for which the relevant Governmental Authority is seeking retroactive payment until the aggregate amount of Losses that would otherwise be payable exceeds $250,000, or (y) with respect to Real Estate Taxes or Personal Property Taxes to the extent such Taxes were paid pursuant to Section 2.7 (or taken into account in adjusting the Final Purchase Price).

(ii) Buyer Indemnitees shall be entitled to recover the full amount of all Losses incurred by the Buyer Indemnitees in connection with, relating to, or arising from any obligations arising out of or related to any Excluded Assets or Excluded Liabilities or the Retained Management Assets; provided, however, that Losses arising during the Escrow Period shall initially be recoverable from the Indemnification Escrow Account and Losses arising subsequent to the Escrow Period shall be recoverable from the MP Sellers and the Oaktree Sellers in accordance with the provisions of Sections 10.2(b)(i) and (ii) above.

(iii) Notwithstanding anything in this Agreement to the contrary, except with respect to any Losses arising out of or related to any Excluded Assets or Excluded Liabilities or the Retained Management Assets, which Losses shall be subject to the limitations described in the preceding sentence, the cumulative indemnification obligations of the Sellers under this Article X shall in no event in the aggregate exceed the amount of the Indemnification Escrow Amount (as it shall be reduced from time to time to reflect payments, if any, made from time to time from the Indemnification Escrow Amount in accordance with the terms and conditions of this Article X and the Escrow Agreement).

(b) Other than the Valuation Multiplier, which is solely applicable to indemnification under Section 10.2(a)(i)(3) (y), under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential, indirect, punitive or other similar damages, including lost profits, lost revenues, diminution in value, business interruptions, or loss of business opportunity or reputation.

(c) Other than the Valuation Multiplier, which is solely applicable to indemnification under Section 10.2(a)(i)(3) (y), no multiplier or similar concept shall be applied for purposes of calculating Losses. To the extent that Buyer or Parent is seeking indemnification under this Article X, each of them shall use their respective commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder (including by using such efforts to seek reimbursement by the applicable Tenant pursuant to the applicable Tenant Lease or to pursue a claim under any insurance policy issued in favor of a Company or a Company Subsidiary that was in effect prior to the Closing Date or by pursuing any other third party indemnification obligations that may be available). For the avoidance of doubt, neither the Buyer nor the Parent will be obligated to pursue any claim under insurance policies owned by the Buyer or Parent.

(d) For purposes of this Article X, with respect to each representation or warranty set forth in this Agreement, other than those representations and warranties set forth (i) in the last sentence of Section 5.1, (ii) Section 5.7(b), (iii) Section 5.8, (iv) Section 5.10(n) (and the related definition of “Material Contract”), (v) the second sentence of Section 7.7(b), (vi) Section 6.12(a) and (b), and (vii) the last sentence of Section 6.12(d), (A) the determination of whether a breach of such representation or warranty has occurred and (B) the calculation of Losses upon the determination that a breach has occurred, shall be determined without regard to any limitation or qualification as to materiality, “Company Material Adverse Effect” or “Parent Material Adverse Effect” in such representation or warranty.

(e) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing or (ii) for any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date.

10.4 Indemnification Claim Process.

(a) All claims for indemnification by either a Seller Indemnitee or Buyer Indemnitee under this Article X shall be asserted and resolved in accordance with this Section 10.4 and Section 10.5.

(b) If a Buyer Indemnitee intends to seek indemnification pursuant to this Article X, the Buyer Indemnitee shall promptly, but in no event more than 30 calendar days following such Buyer Indemnitee’s knowledge of such claim, notify Sellers in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided, however, that the failure to provide such notice shall not release the Sellers from any of their obligations under this Article X except to the extent the Sellers are materially prejudiced by such failure.

(c) If a Seller Indemnitee intends to seek indemnification pursuant to this Article X, the Seller Indemnitee shall promptly, but in no event more than 30 calendar days following such Seller Indemnitee’s knowledge of such claim, deliver a Claims Notice to Buyer; provided, however, that the failure to provide such notice shall not release Buyer from any of their obligations under this Article X except to the extent Buyer is materially prejudiced by such failure.

(d) Sellers (in the case of the Buyer Indemnitees) or Buyer (in the case of the Seller Indemnitees) (as applicable, the “Indemnitor”) shall have the right, at its option, to assume the defense or prosecution of any Third Party Claim and any litigation resulting therefrom with counsel of its choice at the expense of such Indemnitor; provided that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, or (iii) the interests of the Indemnitor and the Indemnitee with respect to such claim are in conflict with one another and, as a result, the Indemnitor could not adequately represent the interests of the Indemnitee in such claim. If the Indemnitor assumes the defense of such claim: (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (B) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor; and (C) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor shall not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned; provided that the Indemnitor’s consent to settlement shall not waive any dispute as to whether the Losses are indemnifiable pursuant to this Article X.

(e) If the Indemnitor does not assume the defense of such Third Party Claim, the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; and (ii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned provided that the Indemnitor’s consent to settlement shall not waive any dispute as to whether the Losses are indemnifiable pursuant to this Article X.

10.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder, which Claims Notice shall include all relevant information with respect to such Third Party Claim then in the possession of the Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article X except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

10.6 Exclusive Remedy; Escrow Account.

(a) Notwithstanding anything to the contrary herein, except in the case of fraud (other than negligent misrepresentation), other than set forth in the last sentence of Sections 7.5(d) (in which case Buyer and Parent shall be entitled to seek specific performance with respect to the Sellers’ obligations to assign the utility pole reservations), 7.7(h) (in which case the remedies for breach of the provisions of Section 7.7(f) and (g) shall be as specified therein) or 7.16(d) (in which case the remedies for breach of the provisions of Section 7.16 shall be as specified in Section 7.16(d)), the provisions of this Article X shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any Seller Representations, Company Representations, Buyer Representations or covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby. The parties agree that no party hereto shall have any other remedies or cause of action (whether in contract or in tort, in law or in equity) for any covenants or agreements set forth in this Agreement, or for any statements, communications, disclosures, failures to disclosure, representations or warranties (whether written or oral), whether or not set forth in this Agreement. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. All representations and warranties set forth in this Agreement are contractual in nature and subject to this Section 10.6. The parties hereto acknowledge and agree that (i) there is not, and there has not been, any form of confidential, special or fiduciary relationship between the Parent and Buyer, on the one hand, and the Sellers and the Companies, on the other hand, and (ii) accordingly, notwithstanding anything in this Agreement to the contrary, no party hereto shall have any remedy or cause of action for equitable fraud.

(b) If any Losses for which the Indemnitor is responsible are recoverable from a third party, upon indemnification of the Indemnitee by the Indemnitor for such Losses, the Indemnitee shall assign any rights that it may have to recover such amounts to the Indemnitor and the Indemnitor shall be fully subrogated to the Indemnitee’s rights against such third party.

(c) At any time and from time to time following the Closing, Sellers may elect, by written notice to Buyer and the Escrow Agent, to sell or otherwise dispose of all or a portion of the Escrow Shares in accordance with the Escrow Agreement, subject to the limitations on resale of the Stock Consideration set forth in Section 2.10, with the net proceeds from any such sale remaining in escrow pursuant to the Escrow Agreement. If at any time the Indemnification Escrow Account is comprised of both cash and Escrow Shares, then the Sellers may elect to deliver either Escrow Shares (valued at the SBA Average Closing Price), cash or any combination of Escrow Shares and cash, in order to satisfy any Losses pursuant to this Article X.

10.7 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties as an adjustment to the Final Purchase Price (paid by the applicable Seller) for all federal, state, local and foreign Tax purposes, and the parties shall file their Tax Returns accordingly.

10.8 Subrogation. In the event of payment by or on behalf of any Indemnitor to any Indemnitee (including pursuant to this Article X) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.

ARTICLE XI

TERMINATION OF AGREEMENT

11.1 Termination. This Agreement may not be terminated prior to the Closing, except as follows:

(a) by mutual agreement of Buyer and Sellers;

(b) at the election of Buyer or any Seller upon prior written notice, if any one or more of the conditions set forth in Article VIII or Article IX respectively (other than those that by their nature are to be satisfied at the Closing) has not been fulfilled as of the close of business June 17, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination substantially results in the failure of such condition to be fulfilled;

(c) at the election of Buyer or any Seller upon prior written notice, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final Order permanently enjoining or otherwise prohibiting the consummation of the Contemplated Transactions and such final Order is or shall have become non-appealable;

(d) at the election of Buyer upon prior written notice to Sellers (so long as Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto so as to cause any of the conditions set forth in Section 9.1(a) not to be satisfied) if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto so as to cause any of the conditions set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied, and such breach has not been cured within 30 calendar days after notice thereof or is not reasonably capable of being cured prior to the Outside Date;

(e) at the election of any Seller upon prior written notice to Buyer (so long as Sellers or the Companies are not in material breach of their representations, warranties, covenants or agreements contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto so as to cause any of the conditions set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied) if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto so as to cause any of the conditions set forth in Section 9.1(a) not to be satisfied, and such breach has not been cured within 30 calendar days after notice thereof or is not reasonably capable of being cured prior to the Outside Date; or

(f) by the Sellers at any time during the three (3) business day period after the Determination Date, if the SBA Average Closing Price on the Determination Date is less than 75% of the SBA Average Price, subject to the following provisions of this Section 11.1(f). If the Sellers elect to terminate pursuant to this Section 11.1(f), they shall promptly provide written notice to Parent (executed by each Seller) of such election whereupon the Closing shall automatically be extended for three (3) Business Days from the date of such notice. During the three (3) Business Days commencing with the receipt of such notice, Parent shall have the option, but not the obligation, to increase the Base Cash Consideration by an amount equal to: (i) the excess of (x) 75% multiplied by the SBA Average Price over (y) the SBA Average Closing

Price, multiplied by (ii) the number of shares comprising the Stock Consideration. If Parent elects to increase the Base Cash Consideration, it shall promptly, but in any case within the three-day period after receipt of such notice, notify each Seller of its intent to increase the Base Cash Consideration, whereupon such election shall be binding on Parent and Buyer, the Sellers’ right to terminate this Agreement pursuant to this Section 11.1(f) shall be terminated and this Agreement shall remain in effect in accordance with its terms (except for the adjustment to the Base Cash Consideration). If the Sellers have elected to terminate this Agreement pursuant this Section 11.1(f) and Buyer has not elected to increase the Base Cash Consideration, then this Agreement shall be null and void, subject to Section 11.2.

11.2 Survival After Termination. Any termination of this Agreement under Section 11.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto, subject, if applicable, to the cure period under Section 11.1(d), Section 11.1(e) or Section 11.1(f). If this Agreement terminates pursuant to Section 11.1 and the Contemplated Transactions are not consummated:

(a) this Agreement shall become null and void and have no further force or effect, except that (i) the third sentence of Section 7.6(b) and the provisions of Section 7.2, Section 7.3, Section 7.4, this Section 11.2 and Article XII shall survive any termination of this Agreement; and (ii) nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement by such party and each party shall be entitled to pursue any and all rights and remedies therefor to which such party may be entitled (and in the event of any such breach, the damages of the other party, if any, shall not be limited to reimbursement of expenses or out-of-pocket costs);

(b) Buyer shall promptly return to Sellers and the Companies all books and records and all other information furnished by Sellers, the Companies, their respective agents, employees or Representatives (including all copies, if any) and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or person; and

(c) such termination shall not affect the obligations of the parties contained in the Confidentiality Agreement (including any obligations to return all books and records and other information furnished by Sellers, the Companies, their respective agents, employees or Representatives), all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE XII

MISCELLANEOUS

12.1 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the Contemplated Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the Contemplated Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified or registered mail, and that service made pursuant to clause (a) or (b) above shall to the fullest extent permitted by applicable law have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 12.1(b), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 12.1(b) AND THIS SECTION 12.1(c).

12.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, (b) if delivered by facsimile, upon confirmation of receipt or if delivered by email, at the time such email is transmitted and the appropriate confirmation is received, (c) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (d) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 12.2 by the party to receive such notice:

(a)	if to Buyer, to:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Facsimile:    (561) 997-0343

Attention:    Jeffrey A. Stoops

with a copy to:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Facsimile:    (561) 995-7672

Attention:    Thomas P. Hunt, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

Facsimile:    (954) 765-1477

Attention:    Kara L. MacCullough, Esq.

(b)	if to the Companies, to:

the Persons set forth in clauses (c), (d) and (e) below

(c)	if to the Jabara Sellers, to:

Mobilitie, LLC

660 Newport Center Drive, Suite 200

Newport Beach, CA 92660

Attention:    Gary Jabara

Facsimile:   (949) 266-8950

with a copy to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Robert Fore

Facsimile: (650) 853-1038

e-mail: rfore@goodwinprocter.com

(d)	if to the Oaktree Sellers, to:

c/o Oaktree Capital Management, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention: Scott Graves

Facsimile: (213) 830-8810

with copies to:

c/o Oaktree Capital Management, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention: Kenneth Liang

Facsimile: (213) 830-8522

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Kenneth M. Schneider

                 Mitchell L. Berg

Facsimile: (212) 757-3990

(e)	if to the Askelson Seller, to:

Mark Askelson

188 23rd Street

Costa Mesa, CA 92627

Facsimile: (949) 209-1899

with a copy to:

Snell & Wilmer

600 Anton Blvd, Suite 1400

Costa Mesa, California 92626

Attention: Mark Ziebell

Facsimile: 714-427-779

12.3 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), together with the Confidentiality Agreement and any other documents executed by the parties pursuant to this Agreement, contain the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, with respect thereto. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

12.4 Independent Investigation. Each of the Sellers acknowledge that in addition to the SEC Filings, Parent has provided the Sellers additional financial information regarding the Parent’s financial condition and results of operations for the year-ended December 31, 2011.

12.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said state shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. §2708. The parties hereby further agree that New York state or United States Federal courts sitting in New York in the borough of Manhattan shall have exclusive jurisdiction over any action brought against any debt financing source in connection with the transactions contemplated under this Agreement.

12.7 Release. Other than as provided in Article X of this Agreement, effective as of the Closing, the Companies on behalf of themselves, and each of their respective successors, assigns, current and future Subsidiaries and current and future members and their direct or indirect owners (including Buyer) (collectively, the “Releasors”) unconditionally and forever release, discharge and waive any and all claims of any nature whatsoever, whether legal, equitable or otherwise, which the Releasors ever had, now have or hereafter can, shall or may have against Sellers, their respective Affiliates and Representatives (the “Released Parties”) arising at any time on or before the Closing. This release of claims extends to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter. The foregoing is a release of all claims of any nature whatsoever by the Releasors against the Released Parties and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity, whether known or unknown, including those caused by, arising from or related to any Releasor’s relationship with the Released Parties (collectively, the “Released Claims”). The Releasors hereby acknowledge that the Releasors may be unaware of or may discover facts in addition to or different from those which the Releasors now know or believe to be true related to or concerning the Released Claims of the Released Parties, and that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties related to the Released Claims. The Releasors hereby explicitly waive all rights with respect to the foregoing release under the provisions of Section 1542 of the California Civil Code (as now worded and as hereafter amended) which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Releasors agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing release. The Releasors hereby expressly waive any and all rights which they may have under any other provision of state or federal law providing the same or similar effect. The Releasors hereby acknowledge that the Releasors have entered into this Release voluntarily, understands its implications and acted with the assistance of counsel in reviewing and considering its terms. The Releasors hereby acknowledge that the Releasors have entered into this release voluntarily, understands its implications and acted with the assistance of counsel in reviewing and considering its terms.

12.8 Remedies. Except as expressly set forth in this Agreement, including Section 10.6, (a) any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and (b) the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. If the Closing does not occur, (i) in no event shall any debt financing source or any of its current, former or future Affiliates and representatives have any liability to any Company, Company Subsidiary or Seller or any of their respective Affiliates nor (ii) shall any Company, Company Subsidiary or Seller or any of their respective Affiliates make any claim against any debt financing source or any of its Affiliates or representatives for monetary damages or other remedy or relief, in each case, in connection with the transactions contemplated under this Agreement.

12.9 Specific Performance. The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, if any party breaches this Agreement, including its obligation to consummate any of the Contemplated Transactions, the non-breaching party or parties shall be entitled to equitable relief, including in the form of an injunction or injunctions or orders for specific performance, without the proof of actual damages, in addition to all other remedies available to the parties at law or in equity as a remedy for any such breach. Each party agrees to (a) cooperate fully in any attempt by the other party or parties in obtaining any such equitable remedy, and (b) waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as set forth in Section 7.12(b), this Agreement is not assignable by any party without the prior written consent of the other parties; provided, that, without the prior written consent of Sellers or the Companies, Buyer may assign its rights under this Agreement to a wholly-owned Subsidiary of Buyer without release of Buyer’s obligations hereunder.

12.11 Interpretation. The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

12.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

12.13 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any Representative or investor of any party hereto.

12.14 No Third Party Beneficiaries. Except as set forth in Section 12.7 no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto; provided, however, that (i) the sources of Parent’s debt financing for the Contemplated Transactions shall be considered third party beneficiaries with respect to Section 12.1(b), Section 12.6 and Section 12.8, and (ii) the DAS Purchaser shall be considered a third party beneficiary with respect to Section 7.16.

12.15 Action by the Sellers. Except for the rights to terminate this Agreement pursuant to Section 11.1(b), (c), or (e) and exercise any remedies upon breach by any party of this Agreement, which actions may be taken by any Seller, any provision of this Agreement that permits or requires consent or notice from or to, or any other action on the part of, Sellers (including any rights as an Indemnitor pursuant to Article X) shall only be effective if provided or taken by each Seller in writing.

12.16 Parent Guarantee.

(a) Parent hereby unconditionally and irrevocably guarantees to each of the Sellers, as primary obligor and not merely as surety, the performance of, and compliance with, all obligations, covenants, warranties and undertakings of Buyer contained in this Agreement (i) which are to be completed prior to or at the Closing, and (ii) with respect to Buyer’s obligations under Section 2.7(b) (the “Guaranty”). To the extent that Buyer fails to pay or perform any of its obligations under this Agreement when due, Parent shall promptly pay to the Sellers the amount due with respect to such Sellers or otherwise perform such obligation without any demand or notice whatsoever. Parent hereby waives promptness, diligence, demand, protest and notice as to the obligations and covenants guaranteed hereby and acceptance of this Guaranty, the right to require the Sellers to exhaust remedies against any other Person and waives any other circumstance which might otherwise constitute a defense available to, or a discharge of, Parent as a guarantor. Parent hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Sellers. Parent agrees to pay the costs and expenses in connection with the enforcement of this Guaranty. This Guaranty shall constitute a guarantee of payment and not of collection.

(b) The obligations of Parent hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement; (ii) any furnishing or acceptance of security or any exchange or release of any security; (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Buyer or any change in the structure of Buyer; (iv) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to Buyer; or (v) any other occurrence whatsoever, except performance in full of all obligations of Buyer in accordance with the terms and conditions of this Agreement.

(c) This Guaranty shall: (i) be binding upon Parent, its successors and assigns; (ii) inure to the benefit of, and be enforceable by, each Seller and its successors and assigns; and (iii) remain in full force and effect until the performance in full of all obligations of Buyer and Parents set forth in clauses (i) and (ii) of Section 12.16(a).

12.17 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

MONARCH TOWERS ACQUISITION, LLC

By:	/s/ Thomas P. Hunt
Name: Thomas P. Hunt
Title: Senior Vice President and General Counsel

PARENT:

SBA COMMUNICATIONS CORPORATION

By:	/s/ Thomas P. Hunt
Name: Thomas P. Hunt
Title: Senior Vice President and General Counsel

[Signature Page to Purchase and Sale Agreement]

COMPANIES:

MOBILITIE INVESTMENTS, LLC

By:	Mobilitie Holdings, L.L.C.,
its Managing Member

By:	Oaktree Capital Management, L.P.,
its Manager

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

By:	/s/ Manish Desai
Name: Manish Desai
Title: Senior Vice President

MOBILITIE INVESTMENTS II, LLC

By:	Mobilitie Holdings II, L.L.C.,
its Managing Member

By:	Oaktree Capital Management, L.P.,
its Manager

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

By:	/s/ Scott Graves
Name: Scott Graves
Title: Managing Director

[Signature Page to Purchase and Sale Agreement]

COMPANIES:

MPGJ-I, LLC

By:	Mobilitie Investments, LLC,
its Sole Member

By:	Mobilitie Holdings, L.L.C.,
its Managing Member

By:	Oaktree Capital Management, L.P.,
its Manager

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

By:	/s/ Manish Desai
Name: Manish Desai
Title: Senior Vice President

MPGJ-II, LLC

By:	Mobilitie Investments II, LLC,
its Sole Member

By:	Mobilitie Holdings II, L.L.C.,
its Managing Member

By:	Oaktree Capital Management, L.P.,
its Manager

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

By:	/s/ Scott Graves
Name: Scott Graves
Title: Managing Director

[Signature Page to Purchase and Sale Agreement]

COMPANIES:

MPMA-I, LLC

By:	Mobilitie Investments, LLC,
its Sole Member

By:	Mobilitie Holdings, L.L.C.,
its Managing Member

By:	Oaktree Capital Management, L.P.,
its Manager

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

By:	/s/ Manish Desai
Name: Manish Desai
Title: Senior Vice President

[Signature Page to Purchase and Sale Agreement]

SELLERS:

MOBILITIE HOLDINGS, L.L.C.

By:	Oaktree Capital Management, L.P.,
its manager

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

By:	/s/ Manish Desai
Name: Manish Desai
Title: Senior Vice President

MOBILITIE HOLDINGS II, L.L.C.

By:	Oaktree Capital Management, L.P., its manager

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

By:	/s/ Scott Graves
Name: Scott Graves
Title: Managing Director

[Signature Page to Purchase and Sale Agreement]

COMPANIES:

MOBILITIE INVESTMENTS, LLC

By:	Mobilitie Holdings, L.L.C., its Managing Member

By:	Oaktree Capital Management, L.P., its Manager

By:	/s/ Derek Smith
Name: Derek Smith Title: Managing Director

By:	/s/ Manish Desai
Name: Manish Desai Title: Senior Vice President

MOBILITIE INVESTMENTS II, LLC

By:	Mobilitie Holdings II, L.L.C., its Managing Member

By:	Oaktree Capital Management, L.P., its Manager

By:	/s/ Derek Smith
Name: Derek Smith Title: Managing Director

By:	/s/ Scott Graves
Name: Scott Graves Title: Managing Director

[Signature Page to Purchase and Sale Agreement]

SELLERS:

ORLIN PROPERTIES, LLC

By:	/s/ Mark D. Askelson
Name: Mark D. Askelson
Title: Sole Member

[Signature Page to Purchase and Sale Agreement]

SELLERS:

MOBILITIE PARTNERS, LLC

By:	/s/ Gary Jabara
Name: Gary Jabara
Title: Managing Member

MOBILITIE PARTNERS II, LLC

By:	/s/ Gary Jabara
Name: Gary Jabara
Title: Managing Member

MOBILITIE, LLC

By:	/s/ Gary Jabara
Name: Gary Jabara
Title: Manager

[Signature Page to Purchase and Sale Agreement]

EXHIBIT B

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [—], 2012 by and among Monarch Towers Acquisition, LLC, a Florida limited liability company (“Buyer”), SBA Communications Corporation, a Florida corporation (“Parent”), and MOBILITIE HOLDINGS, L.L.C., a Delaware limited liability company (“Seller I”), MOBILITIE HOLDINGS II, L.L.C., a Delaware limited liability company (“Seller II”), NEW MOBILITIE INVESTMENTS, LLC., a Delaware limited liability company (“Seller III”), NEW MOBILITIE INVESTMENTS II, LLC., a Delaware limited liability company (“Seller IV”) and ORLIN PROPERTIES, LLC., a Delaware limited liability company (“Seller V” and collectively with Seller I, Seller II, Seller III and Seller IV, “Sellers”),1 and U.S. Bank National Association, a national banking association (the “Escrow Agent”). For the convenience of the parties hereto other than the Escrow Agent, any capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement (as defined below). The Escrow Agent shall be bound only by this Agreement and shall not be responsible for nor look to any other agreement nor any definitions contained therein except for those set forth in this Agreement.

RECITALS

WHEREAS, pursuant to the terms and conditions set forth in the Purchase and Sale Agreement, dated as of February [—], 2012 (the “Purchase Agreement”), by and among Buyer, Parent, Mobilitie Investments, LLC, a Delaware limited liability company (“Mobilitie I”), Mobilitie Investments II, LLC, a Delaware limited liability company (“Mobilitie II”), MPGJ-I, LLC, a Delaware limited liability company (“MPGJ I”), MPMA-I, LLC, a Delaware limited liability company (“MPMA I”), MPGJ-II, LLC, a Delaware limited liability company (“MPGJ II,” and together with Mobilitie I, Mobilitie II, MPGJ I and MPMA I, each a “Company” and collectively, the “Companies”), and the sellers party thereto, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the membership interests of Mobilitie I, Mobilitie II, MPGJ I, MPGJ II and MPMA I (the “Transferred Interests”), as applicable; and

WHEREAS, the Purchase Agreement provides that the Escrow Amounts (as defined below) will be held in escrow by the Escrow Agent to provide the source of payment for certain payment obligations of Sellers that may exist pursuant to Section 2.6 and Section 10.2(a) of the Purchase Agreement.

NOW THEREFORE, the parties hereto desire to establish the terms and conditions pursuant to which such escrow accounts shall be established and maintained.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Escrow Accounts.

(a) On the Closing Date, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, by wire transfer of immediately-available funds, to the bank account set forth in Exhibit A hereto (the “Purchase Price Escrow Account”), an amount in cash equal to [three million dollars ($3,000,000)] (together with investment income earned thereon pursuant to the terms hereof, the “Purchase Price Escrow Amount”). The Purchase Price Escrow Amount shall be held by Escrow Agent pursuant to the terms hereof as the source of payment in respect of Sellers’ obligations, if any, for any adjustments to Purchase Price due to Buyer pursuant to Section 2.6(g) of the Purchase Agreement. The Escrow Agent agrees to accept delivery of the Purchase Price Escrow Amount and to hold the Purchase Price Escrow Amount in the Purchase Price Escrow Account, subject to the terms and conditions of this Agreement.

(b) On the Closing Date, Parent shall deposit, or cause to be deposited, with the Escrow Agent, to the securities account set forth in Exhibit B hereto (the “Indemnification Escrow Account” and together with the Purchase Price Escrow Account, the “Escrow Accounts”) [—] shares of Parent Common Stock (the “Escrow Shares”) (which shall have an aggregate deemed value (the “Initial Escrow Amount”) at such time equal to $[—]) based on the SBA Average Closing Price), as the same shall be subject to reduction on the six-month anniversary of the Closing pursuant to this Agreement (together with any additional Escrow Shares deposited pursuant to Section 10(a) of this Agreement or, to the extent any cash is deposited pursuant to Section 5 of this Agreement, any investment income earned thereon pursuant to the terms hereof the “Indemnification Escrow Amount” and together with the Purchase Price Escrow Amount, the “Escrow Amounts”). The Escrow Shares and any cash deposited pursuant to Section 5 of this Agreement shall be held by Escrow Agent pursuant to the terms hereof as the sole source of payment in respect of Sellers’ indemnification obligations, if any, set forth in Section 10.2(a) of the Purchase Agreement. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in the Indemnification Escrow Account, subject to the terms and conditions of this Agreement. Except as otherwise expressly specified, for all purposes of this Agreement each Escrow Share shall be deemed to have a value equal to the SBA Average Closing Price (as adjusted for stock splits (including reverse stock splits), combinations of shares, reclassifications of outstanding shares, recapitalizations or similar transactions).

(c) The Escrow Amounts will be segregated from other assets of the Escrow Agent. The Escrow Agent agrees to hold and administer the Escrow Amounts subject to the terms of this Agreement.

2. Release of Escrow Amounts with Respect to Purchase Price Adjustment.

(a) In the event that the Final Purchase Price is equal to or greater than the Closing Purchase Price, then Sellers and Buyer shall promptly (but in any event within three (3) Business Days) jointly give written notice to the Escrow Agent (the “Company Adjustment Notice”) with instruction that the Escrow Agent release from the Purchase Price Escrow Account to Sellers, pro rata in accordance with the percentages set forth in Exhibit C (which percentages may be adjusted by a joint written instruction executed by each Seller), by wire transfer of immediately available funds to accounts designated by Sellers, all of the Purchase Price Escrow Amount. Attached hereto as Exhibit D are the names, titles and specimen signature of each of the persons who are authorized to execute written notices and directions to the Escrow Agent on behalf of Sellers and Buyer, respectively.

(b) In the event that the Final Purchase Price is less than the Closing Purchase Price (such shortfall, the “Buyer Adjustment Amount”), then Sellers and Buyer shall promptly (but in any event within three (3) Business Days) jointly give written notice to the Escrow Agent (the “Buyer Adjustment Notice”) with instruction that the Escrow Agent release from the Purchase Price Escrow Account the Buyer Adjustment Amount by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing, and the balance of the Purchase Price Escrow Account to Sellers, pro rata in accordance with the percentages set forth in Exhibit C (which percentages may be adjusted by a joint written instruction executed by each Seller), by wire transfer of immediately available funds to one or more accounts designated by Sellers in writing. Notwithstanding anything in this Agreement to the contrary, to the extent that the Buyer Adjustment Amount exceeds the Purchase Price Escrow Amount, then Buyer shall be entitled to be reimbursed from the Indemnification Escrow Amount (in the case of Escrow Shares, based on the SBA Average Closing Price without regard to the Basket Amount) by including joint written instructions in the Buyer Adjustment Notice setting forth the applicable number of Escrow Shares to release to Buyer from the Indemnification Escrow Amount. Attached hereto as Exhibit D are the names, titles and specimen signature of each of the persons who are authorized to execute written notices and directions to the Escrow Agent on behalf of Sellers and Buyer, respectively.

3. Release of Escrow Shares with Respect to Indemnification Claims.

(a) Delivery of Claim Notice. If any Buyer Indemnitee has incurred or suffered any Losses under Section 10.2(a) of the Purchase Agreement for which such Buyer Indemnitee is entitled to indemnification thereunder, Buyer shall, on behalf of such Buyer Indemnitee and on or prior to the expiration of the Escrow Period, give written notice of such claim (a “Claim Notice”) to Sellers and the Escrow Agent. Each Claim Notice shall state in reasonable detail (i) the basis for such claim, (ii) the amount of Losses incurred or suffered by such Buyer Indemnitee or, if not determinable, a reasonable, good faith estimate thereof (the “Claimed Amount”), (iii) the amount of Escrow Shares and cash, if applicable, required to satisfy such Losses, and (iv) delivery instructions for any distribution of Escrow Shares and cash, if applicable. No Buyer Indemnitee may make any new claim for Losses against the Indemnification Escrow Account after the expiration of the Escrow Period.

(b) Response Notice; Uncontested Claims. Within thirty (30) days of the date a Claim Notice is received (the “Response Date”) in accordance with Section 3(a), Sellers shall provide to Buyer and to the Escrow Agent a written response (the “Response Notice”) in which Sellers shall either: (i) agree that a specified amount of the Escrow Shares and/or cash equal in value to the Claimed Amount (the “Agreed Amount”) may be released from the Indemnification Escrow Account to Buyer Indemnitee, (ii) agree that a specified amount of Escrow Shares and/or cash equal to part, but not all, of the Claimed Amount may be released from the Indemnification Escrow Account to Buyer Indemnitee, or (iii) contest that any of the Escrow Shares and cash, if applicable, may be released from the Indemnification Escrow Account to Buyer Indemnitee. Sellers may contest the release of Escrow Shares and/or cash based upon (i) a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Buyer Indemnitee is entitled to indemnification under Section 10.2(a) of the Purchase Agreement, or (ii) any incorrect valuation or calculation of the amount of Escrow Shares and/or cash to be released. If no Response Notice is delivered by Sellers to the Escrow Agent by the Response Date, Sellers shall be deemed to have agreed that the amount of the Escrow Shares and/or cash are equal in value to the entire Claimed Amount and may be released from the Indemnification Escrow Account to Buyer in satisfaction of such claim(s).

(c) Uncontested Claim. If Sellers agree in the Response Notice, or are deemed to have agreed pursuant to the last sentence of Section 3(b) above, that the applicable number of the Escrow Shares and cash, if applicable, may be released from the Indemnification Escrow Account to Buyer, the Escrow Agent shall, no later than three (3) Business Days after receipt or deemed receipt of the Response Notice, transfer, deliver, and assign to such Buyer (i) such number of Escrow Shares, cash or combination of Escrow Shares and cash (as determined by the Sellers), an applicable amount of cash, if any, included in the Indemnification Escrow Account) as provided in the Claim Notice or (ii) such number of Escrow Shares, cash or combination of Escrow Shares and cash (as determined by the Sellers) as provided in the Response Notice, as applicable.

(d) Partially Contested Claims. If Sellers in the Response Notice agree that the Escrow Shares and cash, if applicable, equal to part, but not all, of the Claimed Amount may be released from the Indemnification Escrow Account to such Buyer Indemnitee, the Escrow Agent shall, no later than three (3) Business Days after receipt of the Response Notice, transfer, deliver, and assign to such Buyer Indemnitee such number of the Escrow Shares, cash or combination of Escrow Shares and cash (as determined by the Sellers) equal to the Agreed Amount and subject to reduction pursuant to Section 3(e).

(e) Contested Claims. If Sellers in the Response Notice contest all or any part of any claim in a Claims Notice (a “Contested Claim”), the Escrow Agent shall not take any action regarding the release of Escrow Shares and cash, if any, to Buyer except as hereafter specified or with respect to any uncontested portions of any claim in a Claims Notice, which uncontested portions may be released in accordance with Section 3(d) above. Until the Escrow Agent receives (x) delivery of a copy of a settlement agreement or any other written instructions executed by Buyer and Sellers instructing the Escrow Agent as to the resolution of such Contested Claim and the disbursement of the Escrow Shares, cash or combination of Escrow Shares and cash (as determined by the Sellers) in respect of such Contested Claim (the “Settlement Agreement”) or (y) delivery of a copy of the final non-appealable award of a court of competent jurisdiction resolving the Contested Claim (accompanied by a certificate from the presenting party to the effect that the order is final and non-appealable and that a copy of such order has been delivered to the other parties hereto), (the “Final Adjudication”), the Escrow Agent shall continue to hold in the Indemnification Escrow Account the Escrow Shares and/or cash, as applicable, required to be retained in accordance with this Agreement.

(f) Cash in Lieu of Escrow Shares. Notwithstanding anything herein to the contrary, at any time that Escrow Shares are to be released and delivered to Buyer pursuant to Section 3 hereof, Sellers may direct that, to the extent available in the Indemnification Escrow Account, such amounts be satisfied, in whole or in part, with and paid in a like amount of cash.

4. Release of Escrow Shares after Six Months.

On the date that is one hundred and eighty (180) days after the date hereof, Sellers and Buyer shall jointly give written notice to the Escrow Agent (the “Six-Month Release Notice”) with instruction that the Escrow Agent release from the Indemnification Escrow Account and deliver to Sellers, pro rata in accordance with the percentages set forth in Exhibit C (which percentages may be adjusted by a joint written instruction executed by each Seller) that number of Escrow Shares and, to the extent there are not sufficient Escrow Shares in the Indemnification Escrow Account, cash, if any, such that the amount and value of all Escrow Shares and cash remaining in the Indemnification Escrow Account thereafter equals sixty-six and 2/3 percent (66.67%) of the Indemnification Escrow Amount plus an amount equal to the amount of (i) all then pending Contested Claims and (ii) all Agreed Amounts that have not been satisfied and paid as of such date (the “Reduced Escrow Amount”). After Receipt of the Six-Month Release Notice, the Escrow Agent shall promptly transfer, deliver, assign and release to Sellers, pro rata in accordance with the percentages set forth in Exhibit C (which percentages may be adjusted by a joint written instruction executed by each Seller), such number of Escrow Shares, cash or combination of Escrow Shares and cash (as determined by the Sellers) as provided in the Six-Month Release Notice.

5. Election to Sell Escrow Shares by Sellers.

The parties acknowledge that Sellers, in their sole discretion, may determine to effect a sale of all or any portion of the Escrow Shares at any time, free and clear of any encumbrances by virtue of this Agreement, subject to the terms and conditions of the Purchase Agreement and this Agreement. In the event that Sellers provide written notice to the Escrow Agent and Buyer that it intends to effect such a sale of Escrow Shares, Buyer and Parent agree to reasonably cooperate with Sellers and the Escrow Agent, and to take such further actions as are reasonably requested by Sellers in order to effect the sale of the Escrow Shares directly from the Indemnification Escrow Account by the Escrow Agent, on behalf of the Sellers, subject to the restrictions set forth in Section 2.11 of the Purchase Agreement. Sellers shall have the sole right and obligation to negotiate the price and terms pursuant to which the Escrow Shares shall be sold. To the extent that Sellers effect the sale of all, but not less than all, of the Escrow Shares in a single block trade within five (5) business days after the date of this Agreement, and at least one of the Parent Approved Underwriters was offered the opportunity to participate in such sale, for each Escrow Share so sold, Buyer and Sellers shall jointly give written notice to the Escrow Agent with instruction that the Escrow Agent deposit the proceeds of such sale (net of any underwriting discounts and commissions) into the Indemnification Escrow Account. With respect to any other sale of Escrow Shares, for each Escrow Share so sold, (x) the Escrow Agent shall release and pay to Sellers an amount in cash equal to the excess of the per share net proceeds from such sale over the SBA Average Closing Price and deposit any remaining sales proceeds into the Indemnification Escrow Account and, if applicable, (y) Sellers agree to deposit into the Indemnification Escrow Account an amount in cash per Escrow Share sold equal to the excess of the SBA Average Closing Price over the per share net proceeds from such sale.

6. Investment of Escrow Amount.

Until such time as the entire Escrow Accounts being held by the Escrow Agent have been released, the Escrow Agent shall, as soon as reasonably possible, invest and reinvest any cash that may be included in the Escrow Accounts from time to time in: (i) United States Treasury Bills with maturities not exceeding 26 weeks, (ii) short-term obligations in registered form (other than U.S. Treasury Bills) issued or guaranteed as to interest and principal by the government of the United States or any agency or instrumentality thereof, (iii) short-term non-agency mortgage-backed securities in registered form rated AAA (or the equivalent investment grade) by Standard & Poor’s Corporation or Aaa (or the equivalent investment grade) by Moody’s Investor Service, Inc., or (iv) short-term (less than 90 days) certificates of deposit issued by United States banks or trust companies having a combined capital and surplus of not less than $100,000,000. The Escrow Agent is herein directed and instructed to initially invest and reinvest Escrow Funds in the investments indicated in Exhibits A and B. The Escrow Agent may make any and all investments permitted by this Section 6 through its own bond or investment department. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute all or any portion of Escrow Accounts in accordance with this Agreement. During the term of this Agreement, the Escrow Agent shall provide, without any additional cost, monthly statements to Buyer and Sellers reflecting balances, earnings and interest and any transactions with respect to the Purchase Price Escrow Account or Indemnification Escrow Account and including transaction details with respect to any such transactions.

7. Taxes.

(a) Payment of Taxes by Buyer. Buyer shall be deemed the owners of the Escrow Shares and/or cash in the Escrow Accounts, as applicable, and shall be responsible for the preparation, filing and payment of all tax returns and taxes due associated with such Escrow Shares and/or cash (“Taxes”). It shall be the sole responsibility of Buyer to report all income, if any, that is earned on, or derived from, any cash included in the Escrow Amounts that is allocable to Buyer, in the taxable year or years in which such income is properly includible and pay any Taxes attributable thereto. The Escrow Agent, in order to assist Buyer in the preparation of tax forms and the payment of Taxes, shall take such steps and provide such forms to Buyer as directed by Buyer to make all such filings and payments accurate and timely. Further, the Escrow Agent is authorized to make such withholdings as it deems necessary and proper from any distribution of the Escrow Shares and/or cash in the Escrow Accounts, as applicable, to comply with its own obligations under the United States Internal Revenue Code.

(b) Payment of Taxes by Sellers. Notwithstanding anything to the contrary in this Agreement, Sellers shall be responsible for the payment of any and all Taxes attributable to the ownership of any cash and/or Escrow Shares included in the Escrow Amounts that is released to Sellers in accordance with this Agreement.

8. Certain Additional Agreements.

Buyer, Parent and Sellers do such things and take such actions, and will execute and deliver to the Escrow Agent such instructions and certificates hereunder, as may be reasonably required to give effect to the provisions of this Agreement, including, but not limited to, the execution and delivery of appropriate stock powers and written letters of direction to Parent’s transfer agent and registrar in respect of the cancellation, issuance and delivery of new stock certificates and such other matters as may be necessary to effect the provisions hereof.

9. Escrow Agent.

(a) The Escrow Agent shall have no duties or responsibilities, including, without limitation, any duty to review or interpret the Purchase Agreement. Except for this Agreement, the Escrow Agent is not a party to, or bound by, any agreement that may be required under, evidenced by, or arise out of the Purchase Agreement.

(b) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Accounts, which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by a joint direction of Buyer and Sellers or by order of a court of competent jurisdiction. The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other document reasonably believed in good faith by the Escrow Agent to be signed by the proper party or parties.

(c) The Escrow Agent shall not be liable for any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct, and the Escrow Agent shall have no duties to anyone except those signing this Agreement (and their respective heirs, successors and permitted assigns).

(d) The Escrow Agent may consult legal counsel in the event of any dispute or question as to the construction of this Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of such counsel.

(e) In the event of any disagreement between the undersigned or any of them, and/or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Shares or the cash in the Escrow Accounts, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so doing the Escrow Agent shall not be or become liable for damages or interest to the undersigned or any of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands. The Escrow Agent shall be entitled to continue so to refrain and refuse so to act until all differences shall have been resolved by agreement and the Escrow Agent shall have been notified thereof in writing signed by Buyer and Sellers or by order of a court of competent jurisdiction. In the event of such disagreement which continues for sixty (60) days or more, the Escrow Agent or any other party in its discretion may file a suit in interpleader or other appropriate action for the purpose of having the respective rights of the claimants adjudicated, if the Escrow Agent determines such action to be appropriate under the circumstances, and may deposit with the court all documents and property held hereunder. Buyer, on the one hand, and Sellers, on the other hand, agree to pay all out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorney’s fees, it being understood that the parties will use reasonable efforts to cause such costs and expenses to be included and apportioned between Buyer and Sellers in the judgment in any such action (and absent such apportionment, Buyer, on the one hand, and Sellers, on the other hand shall bear equal shares of such costs and expenses).

(f) The Escrow Agent is hereby indemnified by Buyer and Sellers from all losses, costs and expenses that may be incurred by it as a result of its involvement in any arbitration or litigation arising from the performance of its duties hereunder, provided that such losses, costs and expenses shall not have resulted from the bad faith, willful misconduct or gross negligence of the Escrow Agent. Such indemnification shall be borne in equal proportions by Buyer, on the one hand, and Sellers, on the other hand, and shall survive termination of this Agreement until extinguished by any applicable statute of limitations.

(g) The Escrow Agent does not own or have any interest in the Escrow Accounts or the Escrow Shares and cash, if applicable, but is serving as escrow holder only, having only possession thereof and agreeing to hold and distribute the Escrow Shares and cash, if applicable, in accordance with the terms and conditions of this Agreement. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(h) The Escrow Agent (and any successor escrow agent) may resign by furnishing written notice of its resignation to Buyer and Sellers, and Buyer and Sellers may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. No resignation or removal of the Escrow Agent shall become effective until the appointment of a successor Escrow Agent hereunder and the acceptance by such successor of the duties of the Escrow Agent hereunder. Notwithstanding the foregoing, if no replacement Escrow Agent is appointed in accordance with this Section 9(h) within thirty (30) days after the Escrow Agent gives written notice to Buyer and Sellers of its resignation or is otherwise removed, the Escrow Agent may petition a court of competent jurisdiction at the expense of Buyer and Sellers (which shall each be responsible for fifty percent (50%) of such expenses) for the appointment of a successor Escrow Agent and any such resulting appointment shall be binding upon Buyer and Sellers. Such resignation or removal, as the case may be, shall be effective upon the appointment of a successor Escrow Agent, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amounts and to deliver the same to a successor Escrow Agent as shall be appointed by Buyer and Sellers, as evidenced by a joint written notice delivered to the Escrow Agent, or in accordance with the order of a court of competent jurisdiction.

(i) The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent under the terms and conditions of this Agreement and acknowledges receipt of the Escrow Shares and cash. Buyer and Sellers shall split the payment for Escrow Agent’s services hereunder the Escrow Agent’s compensation set forth in Schedule E hereto. Buyer and Sellers further agree to reimburse the Escrow Agent for all reasonable and documented out of pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable and documented fees and out of pocket expenses and disbursements of its counsel).

10. Dividends and Voting

(a) Dividends, Interest, Etc. Any securities distributable in respect of or in exchange for any of the Escrow Shares, whether by way of stock splits or otherwise (excluding stock dividends), shall be delivered to the Escrow Agent, who shall hold such securities in the Indemnification Escrow Account. Such securities shall be issued in the name of the Sellers, and shall be considered Escrow Shares. Any stock dividends, cash dividends or other property shall be distributed to Sellers.

(b) Voting of Shares. On any matter brought before Sellers for a vote, Sellers shall deliver written notice to the Escrow Agent (“Voting Notice”) setting forth the manner in which the Escrow Agent shall vote the Escrow Shares. Sellers shall deliver the Voting Notice to the Escrow Agent at least five (5) days prior to the date of the taking of any vote (the “Voting Notice Date”). The Escrow Agent shall vote the Escrow Shares in proportions as indicated by Sellers. The Escrow Agent shall have no obligation to vote any of the Escrow Shares if no Voting Notice is received prior to the Voting Notice Date or if such notice does not clearly set forth the manner in which the Escrow Agent shall vote the Escrow Shares.

11. Termination and Release of Escrow Shares.

This Agreement shall terminate upon the later of (i) the expiration of the Escrow Period or (ii) the delivery of all amounts then remaining in the Purchase Price Escrow Account and the Indemnification Escrow Account by the Escrow Agent in accordance with this Agreement. Within three (3) Business Days after the expiration of the Escrow Period, the Escrow Agent shall distribute to Sellers, pro rata in accordance with the percentages set forth in Exhibit C (which percentages may be adjusted by a joint written instruction executed by each Seller), on behalf of Buyer, all of the Escrow Shares and cash then remaining in the Indemnification Escrow Account, including any shares received with respect to the Escrow Shares prior to the termination date pursuant to stock splits or otherwise. Notwithstanding the foregoing, if any Claim Notice has been given prior to the expiration of the Escrow Period and such claim has not yet been resolved, the Escrow Agent shall retain in the Indemnification Escrow Account after the expiration of the Escrow Period the number of Escrow Shares and/or cash, if applicable, equal in the aggregate to the Claimed Amount in a Claims Notice or Contested Claim, as the case may be, in each case without regard to any potential insurance payments related thereto (as well as any amounts the Escrow Agent reasonably determines are necessary to satisfy the fees and expenses contemplated by Section 9), which has not then been resolved.

12. Nature of Interest in Escrow Amounts; Improper Withdrawal of Funds.

It is the intent of Buyer and Sellers that (i) Buyer’s interest in the Escrow Amounts and (ii) Sellers’ interest in the Escrow Amounts is, in each case, merely a contingent right to payment, and that neither a voluntary nor involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of Buyer or Sellers, as the case may be (a “Bankruptcy Event”), shall increase either Buyer’s or the Sellers’ respective interest in the Escrow Amounts or affect, modify, convert or otherwise change the contingent nature of its respective right to payment of the Escrow Amounts in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Escrow Agent distributes or otherwise releases any Escrow Amounts to a party or any of its successors or assigns (including, without limitation, upon the occurrence of a Bankruptcy Event) in breach of the terms of this Agreement or the Purchase Agreement, then such party covenants and agrees (i) to hold any such funds in trust for the exclusive benefit of the other party in an account separate and apart from such party’s other assets, (ii) not to comingle such funds with such party’s other assets and (iii) to promptly (and in no event later than one (1) Business Day) return such funds to the Escrow Agent for deposit into the Escrow Accounts.

13. Entire Agreement.

This Agreement, together with the Purchase Agreement (except with respect to the Escrow Agent), constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous negotiations, correspondence, understandings, agreements or representations and warranties, by or among the parties, written or oral, with respect to the subject matter hereof. No amendment, modification, alteration or waiver of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. In case of any discrepancy or conflict between this Agreement and the Purchase Agreement with respect to the subject matter hereof, this Agreement shall govern.

14. Succession and Assignment; No Third Party Beneficiaries.

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

15. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

16. Headings.

The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said state shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. §2708. Each of the parties hereto hereby agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified or registered mail in the manner provided in Section 21 of this Agreement, and that service made pursuant to clause (a) or (b) above shall to the fullest extent permitted by applicable law have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b) Each of the parties hereto: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

18. Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

19. Specific Performance.

Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

20. Construction; Definitions.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

21. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 20:

(a)	if to Buyer, to:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Facsimile: (561) 997-0343

Attention: Jeffrey A. Stoops

with a copy to:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Facsimile: (561) 995-7672

Attention: Thomas P. Hunt, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

Facsimile: (954) 765-1477

Attention: Kara L. MacCullough, Esq.

(b)	if to Seller III or Seller IV, to:

Mobilitie, LLC

660 Newport Center Drive, Suite 200

Newport Beach, CA 92660

Attention: Gary Jabara

Facsimile: (949) 266-8950

with a copy to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Robert Fore

Facsimile: (650) 853-1038

e-mail: rfore@goodwinprocter.com

(c)	if to Seller I or Seller II, to:

c/o Oaktree Capital Management, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention: Scott Graves

Facsimile: (213) 830-8810

with copies to:

c/o Oaktree Capital Management, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention: Kenneth Liang

Facsimile: (213) 830-8522

Paul, Weiss, Rifkind, Wharton & Garrison

LLP 1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Kenneth M. Schneider

      Mitchell L. Berg

Facsimile: (212) 757-3990

(d)	if to Seller V, to:

Mark Askelson

188 23rd Street

Costa Mesa, CA 92627

Facsimile: (949) 209-1899

with a copy to:

Snell & Wilmer

600 Anton Blvd, Suite 1400

Costa Mesa, California 92626

Attention: Mark Ziebell

Facsimile: (714) 427-7792

(e)	if to Escrow Agent, to:

U.S. Bank National Association, as Escrow Agent

200 South Biscayne Blvd., Suite 1870

Miami, Florida 33131

Attention: Mike Daly

with a copy to:

[                    ]

22. Mutual Drafting.

This Agreement is the result of the joint efforts of the parties hereto, and each provision hereof has been subject to mutual consultation, negotiation and agreement of such parties, after consultation with their respective counsel, and such parties have agreed to use the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard for the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

23. Waiver of Jury Trial.

EACH BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

24. Attorneys’ Fees.

In the event of any dispute between the parties relating to the validity, construction or enforcement of this Agreement, or of the rights or obligations of the parties hereunder, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for the prevailing party’s reasonable expenses in enforcing the terms hereof, including without limitation, attorney’s fees and court costs.

25. Successor Escrow Agent.

If the Escrow Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting surviving or transferee corporation without any further act shall be the successor Escrow Agent, provided that such corporation be eligible under this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

MONARCH TOWERS ACQUISITION, LLC

By:
Name:
Title:

PARENT:

SBA COMMUNICATIONS CORPORATION

By:
Name:
Title:

[Signature Page to Escrow Agreement]

SELLERS:

MOBILITIE HOLDINGS, L.L.C.

By:	Oaktree Capital Management, L.P., its manager

By:
Name:
Title:

By:
Name:
Title:

MOBILITIE HOLDINGS II, L.L.C.

By:	Oaktree Capital Management, L.P., its manager

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Escrow Agreement]

SELLERS:

NEW MOBILITIE INVESTMENTS, LLC

By:
Name:
Title:

NEW MOBILITIE INVESTMENTS II, LLC

By:
Name:
Title:

ORLIN PROPERTIES, LLC

By:
Name:
Title:

[Signature Page to Escrow Agreement]

ESCROW AGENT:

US BANKCORP, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A

Wire Transfer Instructions with respect to the

Purchase Price Escrow Account

Wire Instructions:

US Bank, National Association

ABA # [—]

Account Name: [—]

Attn: [—]

A/C # [—]

Ref: [—]

Investment of Funds:

EXHIBIT B

Instructions with respect to the

Indemnification Escrow Account

Instructions:

US Bank, National Association

Account Name: [—]

A/C # [—]

Ref: [—]

Investment of Funds:

EXHIBIT C

ADJUSTMENT ALLOCATION

Adjustment Allocation

Seller	Percentage of Obligations
Mobilitie Holdings, L.L.C.	[	]%
New Mobilitie Investments I, LLC	[	]%
Mobilitie Holdings II, L.L.C.	[	]%
New Mobilitie Investments II, LLC	[	]%
ORLIN PROPERTIES, LLC	[	]%

Total:	100%

EXHIBIT D

CERTIFICATE AS TO AUTHORIZED SIGNATURES

[PROVIDE FORM CERTIFICATE]

SCHEDULE E

FEES

[PROVIDE SCHEDULE OF FEES]